As filed with the Securities and Exchange Commission on March 24, 2006

Registration No. 333-131331

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-1

REGISTRATION STATEMENT

Under The Securities Act of 1933

ASAT Holdings Limited

(Exact name of Registrant as specified in its charter)

Cayman Islands	3674	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Robert J. Gange

14th Floor, 138 Texaco Road

Tsuen Wan, New Territories

Hong Kong

(011) (852) 2408-7811

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Fore, Esq.

Kathleen D. Rothman, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)
Units, consisting of one Series A Redeemable Convertible Preferred Share, par value $0.01 per share, and one Warrant to purchase 50 Ordinary Shares (1)	66,543		$50	$3,327,150	$356.01
Series A Redeemable Convertible Preferred Shares comprising part of the Units	66,543		N/A (2)	N/A	$0
Warrants comprising part of the Units	66,543		N/A (3)	N/A	$0 (4)
Ordinary Shares issuable upon conversion of the Series A Preferred Shares comprising part of the Units	36,968,333		$0	$0	$0
Ordinary Shares issuable upon exercise of the Warrants comprising part of the Units	3,327,150		$0.01	$3,327,150	$356.01
Subscription Rights to Purchase Units	66,543	(5)	N/A (6)	N/A	$0
Total Registration Fee					$712.02

(1)	This Registration Statement also relates to rights to purchase Units (the “Subscription Rights”).
(2)	The shares of Series A Preferred Shares comprising a part of each Unit are being issued without any separate consideration.
(3)	The Warrants comprising a part of each Unit are being issued without any separate consideration.
(4)	The Warrants comprising a part of each Unit are being registered in the same Registration Statement as the Ordinary Shares underlying such Warrants and, therefore, no separate registration fee is required pursuant to Rule 457(i).
(5)	Evidencing the rights to subscribe for 66,543 Units. This figure represents the maximum number of Units issuable upon the exercise of the Subscription Rights.
(6)	The Subscription Rights are being issued without consideration.
(7)	Registration fee the previously paid in connection with the initial filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated                     , 2006

66,543 Rights to Purchase 66,543 Units

ASAT HOLDINGS LIMITED

EACH UNIT CONSISTING OF ONE SERIES A REDEEMABLE CONVERTIBLE PREFERRED SHARE AND ONE WARRANT TO PURCHASE 50 ORDINARY SHARES

We are distributing at no charge to certain holders of our ordinary shares transferable, to specified transferees, subscription rights to purchase up to an aggregate of 66,543 units, each unit consisting of one share of our Series A Redeemable Convertible Preferred Shares, or our Series A Preferred Shares, and one warrant to purchase 50 ordinary shares. For every 1,850 ordinary shares you own, you will be entitled to one subscription right. If you are a holder of our American Depositary Shares (“ADSs”), for every 370 ADSs you own, you will effectively have the right to purchase one unit. Each Series A Preferred Share is presently convertible into ordinary shares at a conversion price of $0.09 per ordinary share (equivalent to $0.45 per ADS). The effective issue price of the Series A Preferred Shares is $50.00 per share and the cash exercise price of the warrants is $0.01 per ordinary share (equivalent to $0.05 per ADS).

This rights offering is being made primarily for the purpose of allowing the holders of our ordinary shares an opportunity to further invest in ASAT and restore a portion, although not all, of their proportionate interest in our capital stock at the same price per share of Series A Preferred Shares and the same exercise price per ordinary share with respect to the warrants as was recently established with three of our principal shareholder groups in a private financing initially entered into in July 2005 and that closed in October 2005.

The principal shareholder groups that participated in our private financing, who collectively own approximately 81.85% of our outstanding ordinary shares, have agreed in connection with the private financing that they will not receive any subscription rights. All of our remaining ordinary shareholders will receive the subscription rights and if they exercise their rights to purchase units (assuming all shareholders hold at least 1,850 ordinary shares or an integral multiple thereof), an aggregate of 66,543 units will be sold and the total purchase price of units in this rights offering will be $3,327,150. You will not be entitled to receive any subscription rights unless you are a shareholder of record as of 5:00 p.m., New York City time, on                     , 2006, which we refer to as the record date, and you were not one of the principal shareholder groups that participated in our private financing in July 2005.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on                     , 2006, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering. Subscription rights that are not exercised by the expiration date of the rights offering will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the expiration date.

Our subscription rights, the warrants, Series A Preferred Shares and ordinary shares are not and will not be listed on any national securities exchange or the Nasdaq Stock Market. However, our ordinary shares, when issued upon conversion of the Series A Preferred Shares and exercise of the warrants, may be deposited with The Bank of New York, as depositary, and exchanged for ADSs, with each ADS representing five ordinary shares. Our ADSs are traded on the Nasdaq Capital Market under the symbol “ASTT.” The last reported sale price of our ADSs on March 23, 2006 was $0.99 per ADS.

This is not an underwritten offering and there will be no underwriter’s discounts or commissions. The subscription price and net proceeds (before expenses) to us is $50.00 per unit, and the aggregate subscription price and aggregate net proceeds (before expenses) to us will be no more than $3,327,150.

An investment in units involves risks. You should consider carefully the risk factors beginning on page 12 in this prospectus before exercising your subscription rights.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2006.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are making offers only to persons in jurisdictions where such offers are permitted and this prospectus is not an offer to sell securities to, nor is it seeking an offer to buy securities from, any person in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (which includes exhibits) that we have filed with the Securities and Exchange Commission on Form F-1 covering the subscription rights, the units, the Series A Preferred Shares and the warrants comprising the units offered by us in connection with the distribution of the subscription rights to our holders of ordinary shares, and the ordinary shares underlying the Series A Preferred Shares and the warrants. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the Securities and Exchange Commission’s rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed at the Securities and Exchange Commission’s web site located at http://www.sec.gov, or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

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GENERAL INFORMATION

In this prospectus, the terms “we,” “us,” “our,” “our company,” “Company” and “ASAT” refer, as the context requires, either individually or collectively, to ASAT Holdings Limited (“ASAT Holdings”) and also to ASAT Limited (“ASAT HK”), ASAT, Inc. (“ASAT US”), ASAT (Finance) LLC (“ASAT (Finance)”), Timerson Limited (“Timerson”), ASAT (Cayman) Limited (“ASAT Cayman”), ASAT Korea Limited (“ASAT Korea”), ASAT GmbH (“ASAT Germany”), ASAT Semiconductor (Dongguan) Limited (“ASAT China”), ASAT (S) Pte. Ltd. (“ASAT Singapore”), New ASAT (Finance) Limited (“New ASAT (Finance)”), Newhaven Holdings Limited (“Newhaven”), RBR Trading Holding (Curacao) N.V. (“RBR Antilles”) and R.B.R. Trading Holding B.V. (“RBR Netherlands”) which are each, direct or indirect, wholly owned subsidiaries of ASAT Holdings. Since ASAT S.A. has been under court administration since November 20, 2001, we no longer consolidate its financial results with our financial statements.

We publish our financial statements in United States dollars, which are referred to as “Dollars” and “$.” All dollar amounts in this prospectus are expressed in United States dollars, except where we state otherwise.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q.	What is the rights offering?

A.	The rights offering is a distribution, at no charge, to certain holders of our ordinary shares of transferable, to specified transferees, subscription rights. We are distributing one right for each 1,850 ordinary shares owned by a holder as of 5:00 p.m., New York City time, on , 2006, the record date, for a total of 66,543 subscription rights.

Q.	Will all of ASAT Holdings’ ordinary shareholders be able to participate in the rights offering?

A.	No. The principal shareholder groups that participated in our private financing in July 2005, who collectively own approximately 81.85% of our outstanding ordinary shares, agreed in connection with the private financing that they will not receive any subscription rights. All of our remaining ordinary shareholders will receive the subscription rights.

Q.	What is a subscription right?

A.	Each full subscription right is a right to purchase one unit, with each full unit consisting of one share of our Series A Redeemable Convertible Preferred Shares, or our Series A Preferred Shares, and one warrant to purchase 50 of our ordinary shares within five years at an exercise price of $0.01 per ordinary share. We will not issue fractional units, or any cash in lieu of fractional units. If the number of ordinary shares you hold of record on the record date would result in your receipt of fractional subscription rights, the number of subscription rights you would receive will be rounded down to the nearest number of rights.

Q.	May I participate in the rights offering if I hold ADSs because I have deposited my ordinary shares with the depositary?

A.	Yes. You will still receive the subscription rights if you hold your ordinary shares in the form of ADSs. As each ADS represents five ordinary shares, you will effectively be able to purchase one unit for every 370 ADSs that you own.

Q.	If I own less than 1,850 ordinary shares or 370 ADSs will I be able to participate in the rights offering?

A.	No, you will not be able to participate in the rights offering. We are not distributing fractional units or cash in lieu of fractional units. As of December 13, 2005, we had 2,951 beneficial holders of our ADSs (excluding ASAT Holdings as we will not participate in the rights offering), 721 of which would not be able to participate in the rights offering as they owned less than 370 ADSs. As of October 31, 2005, we had 10 beneficial owners of our ordinary shares (excluding the principal shareholder groups that participated in the private financing), all of which would be able to participate in the rights offering. The Bank of New York is listed as the beneficial owner of ordinary shares deposited into our ADS program.

Q.	What is the purchase price for each unit?

A.	The purchase price per unit is $50.00.

Q.	How long will the rights offering last?

A.	You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on , 2006, your subscription rights will expire. We may, in our discretion, extend the rights offering until some later time. If we were to so extend, we do not expect we would extend the time for exercising the subscription rights beyond December 31, 2006. There is no maximum duration for this rights offering.

Q.	Why are you engaging in a rights offering?

A.

On July 31, 2005, we entered into agreements for a private financing of $30 million with JPMP Master Fund Manager, L.P. related funds (collectively, the “JPMP Funds”) and QPL International Holdings Limited (“QPL”), two of our principal shareholder groups, in the form of a $15 million preferred share financing and a $15 million purchase money loan facility. Olympus-ASAT II, L.L.C., or Olympus, became a party to the preferred share purchase agreement in October 2005. The preferred share financing provided for the issuance and sale of 300,000 Series A Preferred Shares for a total price of $15 million and the issuance of five-year warrants for a total of 20 million ordinary shares exercisable at a price of $0.01 per share, of which warrants to exercisable for a total of 5 million ordinary shares were issued as an arrangement fee. Throughout this prospectus, we refer to this preferred share financing as the “private financing” and may refer to the JPMP Funds, QPL and Olympus as the “private investors.”

Our primary purpose for the rights offering is to allow the holders of our ordinary shares an opportunity to further invest in ASAT and restore a portion, although not all, of their proportionate interest in our capital stock at the same price per share of Series A Preferred Shares and the same exercise price per ordinary share with respect to the warrants that was established under the private financing with the JPMP Funds, QPL and Olympus. A secondary purpose for the rights offering is to raise funds. You will be able to restore only a portion of your proportionate interest through participating in the rights offering because the rights offering does not extend to the warrants to purchase an aggregate of 5,000,000 of our ordinary shares issued as an arrangement fee in the private financing or warrants to purchase an aggregate of 20,668,170 of our ordinary shares issued pursuant to the purchase money loan agreement. As a result, our shareholders as a group would not be able to restore approximately 0.67% of their aggregate ownership interest.

Q.	How were the subscription price for the units and the exercise price for the warrants comprising a part of each unit established?

A.	Because our intent was (and remains) to give holders of our ordinary shares the opportunity to invest in our company at the same price as our private investors, the terms of the units and the price at which the units are being offered in the rights offering are identical to the terms and offering price of the Series A Preferred Shares and the warrants sold in the private financing, except that our holders of ordinary shares will not receive any portion of the arrangement fees that were received by the private investors. We entered into a Securities Purchase Agreement with the private investors setting forth the terms of their purchase of Series A Preferred Shares and warrants to purchase ordinary shares at the end of July 2005, and amended and restated that agreement in October 2005. Our Board of Directors, with the assistance of our financial advisors, determined the price for the Series A Preferred Shares and the exercise price of the warrants that now comprise a part of each unit at the time we entered into the Securities Purchase Agreement for the private financing based on the information available to us at that time. In developing our financing plan, including the offering price of the Series A Preferred Shares and the warrants offered in the private financing to the private investors, our Board of Directors considered a number of factors, including the historic and then current market price of the ordinary shares, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our ordinary shares and the level of risk to our investors. The transactions contemplated by the Securities Purchase Agreement have been unanimously approved by the disinterested directors of the Board and were approved by a majority vote of our shareholders (including interested shareholders) at an extraordinary general meeting of our shareholders held on November 17, 2005.

Q.	How does the number of shares and warrants I may purchase by exercising my subscription rights differ from the shares and warrants received by the private investors in the private financing?

A.

As described above, the terms of the units and the price at which the units are being offered in the rights offering are identical to the terms and offering price of the Series A Preferred Shares and warrants sold in the private financing, other than with respect to the arrangement fees. JPMP and QPL received additional warrants to purchase an aggregate of 5,000,000 ordinary shares in the private financing as arrangement fees which will not be reflected in the rights offering. Therefore, QPL received warrants to purchase approximately 33% more ordinary shares and JPMP received warrants to purchase approximately 45% more ordinary shares than a shareholder would by participating in this rights offering. The reason for the difference in percentages as between QPL and JPMP is that JPMP assigned its right to purchase 38,500 Series A Preferred Shares in the private financing to Olympus, but did not assign a proportionate interest in the arrangement fee.

Q.	How do I exercise my subscription rights?

A.	You may exercise your rights by properly completing and signing your subscription rights certificate. You must hold at least one ordinary share or ADS on the closing date of the rights offering. You must deliver your subscription rights certificate with full payment of the subscription price to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.” You may pay the subscription price in a number of different ways. See “The Rights Offering—Method of Payment.” In order for you to timely exercise your rights, the subscription agent must actually receive good funds in payment of the subscription price before the expiration date. An uncertified personal check may take five business days or more to clear. Accordingly, if you pay the subscription price by uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before the expiration date.

Q.	If I exercise my subscription rights, how do I exercise the warrants and convert the Series A Preferred Shares I received upon the exercise of my subscription rights?

A.	Warrants may be exercised by surrendering the warrant certificate, along with payment for the shares being purchased upon exercise, at the principal office of the warrant agent. You may convert your Series A Preferred Shares by surrendering such shares along with a notice of conversion to the transfer agent for the Series A Preferred Shares.

Q.	What should I do if I want to participate in the rights offering but my shares or ADSs are held in the name of my broker, custodian bank or other nominee?

A.	If you hold our ordinary shares or ADSs through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q.	What should I do if I want to participate in the rights offering but my shares have been deposited with The Bank of New York and exchanged for ADSs?

A.	If your shares have been deposited with The Bank of New York, as depositary, and exchanged for ADSs, we will ask the depositary to notify you of the rights offering. If you wish to exercise your rights, you will need to have the depositary act for you. To indicate your decision, you should complete and return to the depositary the form entitled “Beneficial Owner Election Form.” You should receive this form from the depositary with the other rights offering materials. You should contact the depositary if you believe you are entitled to participate in the rights offering but you have not received this form.

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Q.	If I am a holder with a foreign address or a holder with an APO or FPO address, will I be able to exercise my subscription rights?

A.	Generally no. We will not mail rights certificates to you if you are a holder whose address is outside the United States. We are not doing so because your ability to exercise rights may be prohibited by the laws of the country in which you live. We are not distributing rights to any person in any jurisdiction where it is unlawful to do so, nor are we accepting any offers to purchase any units from any person in any jurisdiction in which it is unlawful to do so. Holders with addresses outside the United States who provide evidence satisfactory to us (in our sole discretion, and which may include an opinion of local counsel satisfactory to us) that distribution and exercise of the rights is lawful in that jurisdiction may participate in the rights offering. Provided that the evidence is satisfactory to us, the subscription agent will mail a rights certificate to such non-U.S. holder. In such case, however, all applicable deadlines will apply to such non-U.S. holder, and neither we nor the subscription agent will be responsible for any failure of a holder to have satisfied for any reason all requirements to exercise his or her rights on or prior to the expiration date of the rights offering.

As of December 13, 2005, approximately 2,844,893 of our ADSs were held by holders with addresses outside the Unites States (excluding ASAT Holdings as we will not participate in the rights offering).

Q.	Will I be charged a sales commission or a fee by ASAT Holdings if I exercise my subscription rights?

A.	No. We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee. If you sell your subscription rights, you will be responsible for any commissions, taxes or brokers fees arising from any such sale. Additionally, if you are a holder of ADSs and exercise your rights by acting through the depositary, you will be responsible for any fees charged by the depositary. The depositary for our ADSs currently charges $5.00 per 100 ADSs (or $0.05 per ADS) for deposit into the ADS program. For each unit purchased in the rights offering, assuming no adjustments in conversion or exercise price and without giving effect to any dividend payments, you would receive an aggregate of approximately 605 ordinary shares if you converted the Series A Preferred Share and exercised your warrant in full. Since an ADS represents 5 ordinary shares, you would be required to pay $6.05 to deposit these shares into the ADS program.

Q.	What is the Board of Directors’ recommendation regarding the rights offering?

A.	Our Board of Directors is not making any recommendation as to whether you should exercise or sell your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and after considering all of the information in this prospectus, including the “Risk Factors” section of this prospectus. One member of our Board of Directors, who has waived his right to participate in the rights offering, may be deemed to have voting or investment power over approximately 42.6% of our outstanding ordinary shares. We are not aware of the beneficial ownership of any of our officers or the other members of our Board of Directors in excess of 1% of our outstanding ordinary shares and none of our officers or members of our Board of Directors will be able to purchase units in the rights offering.

Q.	Is exercising my subscription rights risky?

A.	Yes. The exercise of your rights involves risks. Exercising your subscription rights means buying our Series A Preferred Shares and warrants, and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 12 before deciding to exercise or sell your subscription rights.

Q.	May I transfer or sell my subscription rights if I do not want to purchase any units?

A.	Yes, to specified transferees. The subscription rights will be evidenced by transferable subscription rights certificates. The subscription rights may be transferred only to holders of our ordinary shares or ADSs on the record date and are transferable until the close of business on the last trading day preceding the expiration date of this rights offering. Holders are reminded that you must hold at least one ordinary share or ADS on the closing date of the rights offering to exercise your subscription rights. However, the subscription agent will facilitate subdivisions or transfers of the actual subscription rights certificates until only 5:00 p.m., New York City time, on , 2006, three business days prior to the expiration date. In addition, we will not take any steps to facilitate trading and do not expect a market to develop in the trading of the subscription rights. Furthermore, we do not expect any transfers of subscription rights to be quoted on any inter-dealer quotation system or other national securities exchange. Finally, the JPMP Funds, QPL (and its affiliates who hold ordinary shares) and Olympus have agreed, pursuant to the Securities Purchase Agreement entered in connection with the private financing, that the rights shall not be transferable to any of those entities. As such, the parties to which you may transfer your rights is limited. Therefore, we cannot assure you that you will be able to sell any of your subscription rights. See “The Rights Offering—Methods for Transferring and Selling Subscription Rights.”

Q.	How may I sell my rights?

A.	You may sell your subscription rights by contacting your broker or the institution through which you hold your ordinary shares. If you are a holder of ADSs, you may sell your subscription rights by contacting the depositary and following their procedure for selling the subscription rights. You may sell your rights only to a holder of our ordinary shares or ADSs on the record date. Holders are reminded that you must hold at least one ordinary share or ADS on the closing date of the rights offering to exercise your subscription rights.

Q.	Am I required to subscribe in the rights offering?

A.	No.

Q.	What happens if I choose not to exercise my subscription rights?

A.	If you do not exercise your subscription rights, the rights offering will not affect the number of ordinary shares you now own. However, if you choose not to exercise your subscription rights and other shareholders do, the percentage of our voting stock that you own after the offering on a diluted basis will decrease, and your voting and other rights will be diluted to the extent that other shareholders exercising their rights in this offering or that participated in the private financing receive the Series A Preferred Shares and subsequently either convert their Series A Preferred Shares into ordinary shares or exercise their warrants comprising a part of the private financing or the units. Rights not exercised prior to the expiration of the rights offering will expire.

Q.	How many Series A Preferred Shares and warrants will be outstanding after the rights offering?

A.

Assuming that the rights offering is fully subscribed, 366,543 Series A Preferred Shares and warrants to purchase 56,964,100 ordinary shares (equivalent to 11,392,820 ADSs) will be outstanding immediately after the rights offering, including the Series A Preferred Shares and warrants issued in connection with the private financing and the purchase money loan facility and currently outstanding warrants. In the event that all of these Series A Preferred Shares are converted into ordinary shares and all of the warrants issued in connection with the private financing, the purchase money loan facility and the rights offering are exercised, there would be an additional 231,962,150 ordinary shares (equivalent to 46,392,430 ADSs) outstanding after such conversions and exercises. The number is subject to any increases that may occur after the date of this prospectus as a result of adjustments to the conversion or exercise price, the issuance of additional Series A

Preferred Shares or ordinary shares in payment of dividends on the Series A Preferred Shares and the issuance of additional warrants if we draw upon the purchase money loan agreement. See “Dilution” for a description of the dilutive effects of the rights offering.

Q.	What happens if the rights offering is not fully subscribed?

A.	Any rights not exercised before 5:00 p.m., New York City time, on , 2006, will expire, unless, in our discretion, we extend the rights offering until some later time. We will not further distribute unexercised rights. We will sell units to those holders who have exercised their rights.

We may consummate this offering even if we do not receive subscriptions for any specific number of units. We are not obligated, prior to the completion of the rights offering, to inform you how many units have been subscribed for, and we do not expect to announce publicly the results of the rights offering until after its completion.

Q.	After I exercise my rights, can I change my mind and cancel my purchase?

A.	Generally, no. Once you send in your rights certificate and payment you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase units at a price of $50.00 per unit. You will be permitted to revoke the exercise of your subscription rights in the limited circumstance where we have made a significant change (other than the extension of the expiration date) to the terms of the rights offering. See “The Rights Offering—No Revocation.”

Q.	What are the U.S. federal income tax consequences of exercising my subscription rights as a holder of ordinary shares?

A.	You will generally not recognize gain or loss upon exercising your subscription rights. Your tax basis in the Series A Preferred Shares and warrants received upon exercise of your subscription rights will generally equal the total purchase price that you pay upon exercise, which must be allocated between the Series A Preferred Shares and warrants based on their fair market values. Tax matters are very complicated, and you could be subject to adverse tax consequences as a result of holding or disposing of our Series A Preferred Shares and warrants. Accordingly, you are strongly urged to consult your own tax advisors regarding the tax consequences to you of exercising your subscription rights and owning and disposing of our Series A Preferred Shares and warrants. For a more complete description of the material federal income tax consequences relating to the purchase, ownership and disposition of the Series A Preferred Shares and warrants you receive upon the exercise of your subscription rights, you should review the information under the caption “Tax Considerations” beginning on page 68.

Q:	What are the Series A Preferred Shares? How do they differ from the ordinary shares?

A:

Our Series A Preferred Shares are an equity security of ASAT Holdings that are entitled to various rights, preferences, and privileges that are senior to those of our ordinary shares. These senior rights include a liquidation preference and anti-dilution protection in the event of certain equity issuances at prices less than the conversion price at which the Series A Preferred Shares were issued. The effective issue price of each Series A Preferred Share is $50.00. Each Series A Preferred Share is convertible at the option of the holder into ordinary shares at a conversion price equal to $0.09 per ordinary share (equivalent to $0.45 per ADS), or 555.556 ordinary shares per Series A Preferred Share, subject to customary adjustments for shares splits, dividends, re-combinations and similar transactions. The Series A Preferred Shares are also subject to a potential reset of the conversion price on October 31, 2006 to 80% of the average trading price of the ADSs during the preceding three months, subject to a floor of $0.065 per ordinary share ($0.325 per ADS). The Series A Preferred Shares accrue dividends at the rate of 13% per annum, payable semi-annually in arrears.

Such dividends will be payable at our option, in cash, subject to certain limitations, or in additional Series A Preferred Shares or ordinary shares.

The transferability of the Series A Preferred Shares is limited by our Restated Articles of Association which provide that no holder of Series A Preferred Shares may assign or transfer any Series A Preferred Shares or any rights, interests or obligations thereunder without the prior written approval of a majority of the Series A Preferred Shares then outstanding, subject to certain exceptions. See “Risk Factors—Risks Related to the Rights Offering and Our Securities—Your ability to sell Series A Preferred Shares purchased in the Rights Offering is severely limited by our Restated Articles of Association.”

For a more complete description of the rights, preferences, and privileges of the Series A Preferred Shares, you should review the information under the caption “Description of Securities to be Registered—Capital Stock—Series A Preferred Shares,” beginning on page 63.

Q.	How will the issuance of Series A Preferred Shares affect my voting interests as an ordinary shareholder?

A.	Although the Series A Preferred Shares have no voting rights except as required by applicable law, the issuance of Series A Preferred Shares will reduce the aggregate voting interests of ordinary shareholders relative to their voting interests prior to the issuance if such shares are converted into ordinary shares. As a result, the voting interests represented by ordinary shares outstanding prior to the private financing will be reduced if all of the previously outstanding Series A Preferred Shares were converted into ordinary shares and the warrants issued in connection therewith were exercised. Further dilution in this percentage voting interest will result from the sale of shares of Series A Preferred Shares in this offering if those shares are converted into ordinary shares, from the payment of dividends on the Series A Preferred Shares in additional Series A Preferred Shares or ordinary shares, from the warrants issued in this offering if exercised for ordinary shares and from the warrants issued or issuable under the purchase money loan agreement. In the event we were required to raise additional capital in a financing transaction at a ordinary share equivalent price less than $0.09, the holders of Series A Preferred Shares would be entitled to anti-dilution protections that could potentially further reduce the relative voting interests of ordinary shareholders by decreasing the conversion price of the Series A Preferred Shares (and, correspondingly, increasing the conversion rate).

Q.	Will the issuance of the Series A Preferred Shares affect my ordinary shares in any other ways?

A.	In connection with major corporate transactions involving ASAT Holdings, the terms of the Series A Preferred Shares could result in an ordinary shareholder’s receiving less value for his or her shares than a holder of Series A Preferred Shares representing the same number of ordinary shares on an as converted basis. In particular, in connection with any liquidation, dissolution or winding up of ASAT Holdings, holders of Series A Preferred Shares will be entitled to receive, before any proceeds may be distributed to holders of ordinary shares, an amount equal to 100% of the original purchase price of the Series A Preferred Shares, plus all accrued and unpaid dividends.

After payment of this senior liquidation preference, any remaining assets that are available for distribution to shareholders will be distributed pro rata among holders of Series A Preferred Shares and ordinary shares, with holders of Series A Preferred Shares receiving an additional amount in excess of their liquidation preference based on the number of ordinary shares into which the Series A Preferred Shares may then be converted. Acquisitions of ASAT Holdings by other companies through mergers, consolidations, or purchases of all or substantially all of our assets would be treated as a liquidation for purposes of these provisions.

Q.	What are the important terms of the warrants?

A.	Each warrant gives the holder thereof the right to purchase 50 ordinary shares, subject to adjustment, at an exercise price of $0.01 per ordinary share (equivalent to $0.05 per ADS) within five years of the date of its issuance.

Q.	When will I receive my new Series A Preferred Shares and warrants?

A.	If you purchase units through this rights offering, you will receive your Series A Preferred Shares and warrants comprising the units as soon as practicable after the expiration of the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may elect to purchase by exercise of your subscription privilege in order to comply with state securities laws.

If you are a holder of ADSs and purchase units through the rights offering, you should contact the depositary to determine when you will receive your Series A Preferred Shares and warrants.

Q.	In what form will the Series A Preferred Shares and warrants be issued to me?

A.	Both the Series A Preferred Shares and warrants will initially be issued in the form in which you hold your ordinary shares or ADSs. In other words, if you hold your ordinary shares, including ADSs, in global form, you will receive your Series A Preferred Shares and warrants in global form. If you hold your ordinary shares in physical form, you will receive physical certificates for the Series A Preferred Shares and warrants.

Q.	Will the new Series A Preferred Shares or warrants initially be listed on an exchange?

A.	No. The shares of Series A Preferred Shares and warrants will not be listed on any securities exchange. Additionally, the ordinary shares into which the Series A Preferred Shares may be converted and for which the warrants may be exercised are not listed on any securities exchange. Shares of our ADSs are tradable on the Nasdaq Capital Market under the symbol “ASTT.” On March 23, 2006, the last reported sales price of our ADSs was $0.99 per ADS.

Q.	Are there any conditions to the rights offering?

A.	We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our Board of Directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive this and choose to proceed with this rights offering even if these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction.

Q.	Can ASAT cancel this rights offering?

A.	Yes. We may cancel this rights offering, in whole or in part, in our sole discretion at any time prior to the time this rights offering expires for any reason. If we cancel this rights offering, any money received from subscribing shareholders will be refunded promptly, without interest. While we may cancel this rights offering, there is an affirmative covenant in the Securities Purchase Agreement related to the private financing that we will undertake this rights offering. If we decided to cancel this rights offering, we would be in violation of that covenant unless we received the consent or waiver of the purchasers under the Securities Purchase Agreement.

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Q.	If the rights offering is not completed, will my subscription payment be refunded to me?

A.	Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. There is no minimum requirement to complete the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.

Q.	What should I do if I have other questions?

A.	If you have questions or need assistance, please contact U.S. Bank National Association, the subscription agent, at (651) 495-3512. For a more complete description of the rights offering, see “The Rights Offering,” beginning on page 51.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus or in the filings with the Securities and Exchange Commission which we incorporate by reference in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, our filings with the Securities and Exchange Commission incorporated by reference in this prospectus and the financial statements incorporated by reference in this prospectus.

Our Business

We are a global provider of semiconductor package design, assembly and test services, and a leading developer of advanced packages, for designers and manufacturers of semiconductor components, or chips. Semiconductor packages protect the enclosed semiconductor chip, are critical to the chip’s performance and functionality and facilitate the integration of the semiconductor chip into the end product. We offer a wide range of semiconductor packages for a broad spectrum of products, ranging from automobiles to computers to communications equipment. In the chipscale package category, we have been recognized for our leadership position in advanced technology. Our sales offices and representatives are located in the United States, Germany, Hong Kong, Japan, Singapore and South Korea, allowing us to work directly with customers and their facilities to provide effective package design and customer service. Through this network we are able to provide highly focused design and production services with rapid time-to-market design and production solutions. During our fiscal year ended April 30, 2005, we shipped products to over 100 customers, and many of our top customers are among the world’s largest semiconductor companies. Our top three customers (in alphabetical order) by net sales for the fiscal year ended April 30, 2005 were Analog Devices, Inc., Broadcom Corporation and SigmaTel, Inc.

We have historically conducted our assembly and test operations at our facilities in Hong Kong. In 2002, our new management team, with the approval of our Board of Directors, made a strategic decision to move substantially all of our Hong Kong manufacturing operations to Dongguan, a city located in southern China.

Industry Background

The semiconductor production process is a complex procedure that requires sophisticated engineering and manufacturing expertise and can be broadly divided into three stages: wafer fabrication, assembly and packaging of chips into finished semiconductor devices, and testing of these finished semiconductor devices. Historically, vertically integrated semiconductor companies primarily manufactured semiconductors and performed assembly and testing in their own facilities. Semiconductor companies are facing ever-increasing demands for miniaturization, integration of functions, higher lead counts for more connections and improved thermal and electrical performance from semiconductor packaging. As a result, semiconductor assembly and test are now viewed as enabling technologies requiring sophisticated expertise and technological innovation. Thus, the manufacturing of semiconductors required, and continues to require, significant investment in assembly and test equipment and facilities. In addition, the demand from end-users for sophisticated products continues to lead to shorter product lifecycles, placing pressure on semiconductor companies to reduce their time-to-market for new products and requiring them to quickly implement new assembly and test solutions in order to deliver these new products to the market. As a result of these factors, the assembly and test requirements for semiconductors have become more expensive and difficult. Over the past decade, we believe integrated semiconductor companies have increasingly outsourced the assembly and test of semiconductors to third parties in order to focus their capital on their core businesses and lower the costs of assembly and test.

Our Products and Services

We work closely with customers to design and provide advanced assembly and test solutions for each new product generation. We offer assembly services for a broad range of semiconductor packaging including chipscale (small) and non-chipscale (large) packages. Our products consist of three broad categories, chipscale packages, or CSP, Non-CSP Laminate Packages and Non-CSP Leadframe Packages.

•	Chipscale Packages. Our chipscale packages include our Fine Pitch Ball Grid Array package, or fpBGA, our Thin Array Plastic Packaging, or TAPP, and our Leadless Plastic Chip Carrier, or LPCC, which is our patented version of the industry standard “quad flat pack, no lead device” known widely as the QFN package. These packages have advanced thermal and electrical characteristics which are necessary to maximize the performance of high frequency semiconductor chips. These chips are typically used in sophisticated end-products such as wireless telephones, personal digital assistants, video cameras, digital cameras and pagers. We have been recognized for our leadership in advanced technology in the chipscale category, most notably for our LPCC and TAPP product families, and are recognized as an early developer of the QFN package with U.S. patents covering this technology. Today, our LPCC product is our fastest growing package family both in terms of units and in assembly revenue.

•	Non-CSP Laminate Packages. Our Non-CSP laminate packages include our Plastic Ball Grid Array, or PBGA, our patented Tape Ball Grid Array, or TBGA, and our Flip Chip Packages. These packages are characterized by a semiconductor chip mounted on an organic, often plastic resin substrate encapsulated in a protective package. These products are used in a wide array of high performance applications, including hand held consumer products, enterprise networks, wireless products, high-speed telecommunications switching stations and routers, computer printer and servers, internet applications, desktop and notebook personal computers and global positioning systems.

•	Non-CSP Leadframe Packages. Our Non-CSP leadframe packages include our patented Enhanced Dissipation QUAD, or EDQUAD. These packages are characterized by a semiconductor chip mounted on a metallic leadframe which together are encapsulated in a plastic mold compound. These products are used in almost every electronics application, including automobiles, household appliances, desktop and notebook computers and telecommunications products.

In addition to our assembly and packaging services, we provide a wide array of test services for digital logic, analog and mixed signal products and have recently expanded our radio-frequency, or RF, test capabilities. We provide test services of semiconductor chips upon initial delivery from the manufacturer as well as when they are packaged and ready for integration into the end product. We have engineers and test personnel located globally who work closely with customers at their facilities to develop test programs and provide test services.

Move of Manufacturing Operations to Southern China

We have historically conducted all of our assembly and test operations in Hong Kong. In 2002, we made a strategic decision to move substantially all of our Hong Kong manufacturing operations to Dongguan, China. We anticipate benefiting from the reduced cost of manufacturing in China, primarily from lower manufacturing and labor costs, and from a stable and highly motivated workforce. Because we ship the completed packages to the customers of our customers, we also expect to benefit from the close proximity between our new facilities in Dongguan and many of the customers of our customers, while remaining in close proximity to our administrative and engineering offices, which will continue to be in Hong Kong. We believe that the facilities in Dongguan will serve as a gateway into the rapidly growing China market.

This move is being completed in two phases. In August 2003, construction and finish of our modern 180,000 square foot facility was completed, which we refer to as our Phase I facility. We have completed our internal qualification and customer qualification runs for the LPCC, TAPP and fpBGA product lines at this new facility and are continuing to increase unit production at this facility. As of the date of this prospectus, we have transferred approximately 48% of our existing installed assembly and test capacity to China. In the July 2004 quarter, the construction of a 300,000 square foot factory building, which we refer to as our Phase II facility, immediately adjacent to our Phase I facility, commenced. The Phase II facility is expected to house substantially all of the balance of our Hong Kong manufacturing operations, plus provide space for the future expansion of our assembly and test operations. The interior finish and fixtures of the Phase II facility are complete and we are moving equipment to this facility.

Our Strategy

Our overall strategy is to grow market share, focus on margins, lower costs and achieve profitability on a sustained basis. The principal elements of the strategy include:

•	Continue to Introduce Advanced Package Families to Serve Our Customers. We intend to maintain a leadership position in the introduction of high-growth advanced packaging technologies to meet our customers’ increasing needs for packages with smaller package dimensions, lower cost, increased reliability and electrical function. We focus our research and development efforts on developing new package designs and new assembly processes, as well as improving the performance of our existing packages and processes, and have a proven track record of introducing innovative packages to the market. We believe that our TAPP product, which was adopted as a JEDEC standard for the next generation QFN package, best exemplifies this technology leadership. JEDEC Solid State Technology Association (once known as the Joint Electron Device Engineering Council) is the semiconductor engineering standardization body of the Electronic Industries Alliance, a trade association that represents all areas of the electronics industry.

•	Diversify Customer Base and End Markets. We seek to continue to broaden and diversify our customer base by focusing on increasing sales in the industries outside the communications market in order to complement our communications revenues. Historically, communications revenues generated approximately 75% to 80% of our revenues prior to 2000 and approximately 55% to 65% of our revenues in more recent years. We plan on accomplishing this diversification by seeking new customers in the automotive/industrial, consumer and personal computers/computing sectors of the semiconductor industry, particularly those with advanced packaging needs across multiple market sectors, and by leveraging existing customer relationships to sell to a broader array of market sectors.

•	Maintain Core and Value Added Services. We are a service business and offer an array of basic and value added services. Our core competencies as a service business are semiconductor package design, assembly and test. Because we believe that the quality of our services offerings differentiates us from our peers, we seek to maintain a customer-oriented business culture and view ourselves as a service company. Each of these services is managed in a way that allows us to deliver our services to our customers at a lower cost and lower risk than if they performed those services internally. Our globally dispersed customer service personnel are our direct link to the production control and purchasing organizations of our customers. These relationships are critical to our maintaining manufacturing volumes in our factory.

•	Continue to Reduce Cost Structure. We believe our move to China should result in significantly reduced costs, primarily from lower manufacturing and labor costs. Furthermore, we continue to improve our technology in order to lower processing and materials costs and monitor our capital expenditures. In addition, we believe our information technology initiatives should enable us to automate processes, further reduce costs and react more effectively to market changes.

Corporate Information

ASAT Holdings was incorporated in the Cayman Islands on October 20, 1999, as an exempted company with limited liability under the Companies Law (2000 Revision) of the Cayman Islands. The principal executive office for ASAT Holdings is located at 14th Floor, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong. ASAT Holdings’ registered office in the Cayman Islands is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Our telephone number in Hong Kong is (852) 2408-7811 and the telephone number for our registered office in the Cayman Islands is (1-345) 949-8066. Our Internet address is www.asat.com. The information contained in or linked to our website is not, and is not intended to be, a part of this prospectus.

Material Changes

On June 23, 2005, we entered into a supply agreement with QPL Limited (“QPLL”) and Talent Focus Industries Limited (“Talent Focus”). Both QPLL and Talent Focus are wholly-owned subsidiaries of QPL International Holdings Limited (“QPL”). The supply agreement principally governs the supply and delivery of leadframes, heat sinks and other related products to us based on our orders during the term of the supply agreement. The supply agreement also governs the treatment of the inventory supply arrangements under the supply agreement between the parties, as well as the extended payment term granted to us by QPLL and Talent Focus. Under the supply agreement, QPLL and Talent Focus agreed to extend the number of account payable days to 90 days from the date of issuance of an invoice.

On July 31, 2005, we entered into agreements for a private financing of $30 million with the JPMP Funds and QPL, two of our principal shareholder groups, in the form of a $15 million preferred share financing and a $15 million purchase money loan facility. The preferred share financing provided for the issuance and sale of 300,000 Series A Preferred Shares for a total price of $15 million and the issuance of five-year warrants for a total of 20 million ordinary shares exercisable at a price of $0.01 per share, of which five-year warrants for a total of 5 million ordinary shares were issued as an arrangement fee. The securities purchase agreement for the Series A Preferred Share financing was amended and restated on October 27, 2005 to, among other things, add Olympus as a party. The preferred share financing closed on October 27, 2005.

The purchase money loan facility provides for up to $15 million of loans which, in the event that our cash position falls below $10 million, can be borrowed in two tranches, in the amount of up to $10 million and up to $5 million, respectively, during a 15 month drawdown period starting from the date of the agreement, subject to our compliance with certain conditions. Each tranche has a maturity of two years from the time of borrowing and bears interest at the rate of 15% per annum. At the time the private financing was fully funded, we issued five-year warrants for a total of 5 million ordinary shares exercisable at a price of $0.01 per share as an arrangement fee for the loan agreement. In addition, upon borrowing the first tranche, we will issue five-year warrants for a total of 15,668,170 ordinary shares exercisable at a price of $0.01 per share, as well as pay a commitment fee of $850,000, on a pro rata basis to the lenders that fund the first tranche. On January 25, 2006, we borrowed the first $10.0 million tranche of funding under the purchase money loan facility and issued the warrants and paid the fee described in the preceding sentence.

In August 2005, our board of directors terminated the employment of our then Chief Executive Officer Harry Rozakis, and appointed Robert J. Gange, our former Chief Financial Officer, as our President and Chief Executive Officer and Arthur Tsui as our Chief Financial Officer.

Effective August 21, 2005, Maura Wong, a board member since June 2000, resigned from our board of directors coincident with her retirement from JPMorgan Partners Asia (“JPMP Asia”). Eugene Suh, a partner with JPMP Asia, was elected to our board of directors to fill the vacancy left by Ms. Wong.

On October 13, 2005, our board of directors adopted new charters for the audit committee, compensation committee and nominating and governance committee of the board of directors. These charters are available on our website at http://www.asat.com/investor/governance.

On October 27, 2005, we entered into an Amended and Restated Supply Agreement with QPLL and Talent Focus amending and restating our June 23, 2005 agreement and governing the supply and delivery of leadframes, heat sinks and other related products to us based on our orders during the term of the supply agreement and the treatment of the inventory supply arrangements under the supply agreement between the parties. In connection with the financing agreements of two of our principal shareholder groups, we, QPLL and Talent Focus entered into this Amended and Restated Supply Agreement to provide that the payment terms shall be no more than (a) 30 days for invoices issued prior to November 16, 2005 and (b) for invoices issued after November 15, 2005 but prior to October 27, 2006, the longer of (i) 60 days or (ii) the average of such actual payable days achieved, consistent with past practice between us and our subsidiaries on the one hand and our material vendors on the other hand (as they are defined in the agreement), but in no event longer than 90 days; provided that all invoices issued on or before October 14, 2005 were deemed immediately due and payable as of the date of the agreement. The supply agreement is effective until October 27, 2006, and thereafter shall automatically be renewed for additional 12 month terms, unless the agreement is terminated by us upon written notice not less than six calendar months prior to the expiration date or otherwise in accordance with the provisions of the agreement.

On November 10, 2005, the shareholders agreement to which we and our major shareholders are a party was amended and restated. The primary purpose of the amendment was to reflect that Orchid Asia II, L.P., a fund related to Orchid Hong Kong Investment Holdings, and related investors were no longer a party to the shareholders agreement.

Effective November 11, 2005, Dr. Glen G. Possley was elected to our board of directors. Dr. Possley has 36 years of experience in operations management, product and process development and engineering. From January 1998 to the present, Dr. Possley served as a managing general partner at Glen-Ore Associates, a consulting company focused on the semiconductor business. From January 1998 to January 2000, he was a partner at International Technology Ventures and N-Able Group. Dr. Possley serves as the director and member of the audit committee for Novellus Systems. Inc., and as a director, chairman of the corporate governance and nominating committee and as a member of audit committee and compensation committee for Catalyst Semiconductor Inc. He received a B.S. in Mathematics from Western Illinois University and a Ph.D. in Physical Chemistry from the University of Kentucky.

On May 25, 2005, we received a compliance notice from the Nasdaq Stock Market, Inc. stating that, for a period of 30 consecutive trading days, our ADSs had closed below the minimum bid price of $1.00 per share as required under the Nasdaq Market place Rule 4450(a)(5) for continued listing on the Nasdaq National Market. In accordance with Nasdaq’s Market place Rules, we had until November 21, 2005 to regain compliance with the Nasdaq National Market’s continued listing requirements and, as we failed to meet those requirements, we transferred the listing of our ADSs to the Nasdaq Capital Market effective November 30, 2005.

On March 15, 2006, we paid the semiannual dividend on our outstanding Series A Preferred Shares. We paid the dividend in our ordinary shares, issuing 11.15 of our ordinary shares per Series A Preferred Share and 3,345,054 ordinary shares in the aggregate.

THE RIGHTS OFFERING

The rights offering	We are distributing subscription rights to certain holders of our ordinary shares, at no charge, at the rate of one right for every 1,850 ordinary shares owned by a holder as of , 2006.

Participating holders	All of our ordinary shareholders, except for the JPMP Funds, QPL (and its affiliates who hold ordinary shares) and Olympus.

Subscription privilege

Each right entitles you to purchase one unit, with each full unit consisting of one Series A Preferred Share and one five-year warrant to purchase 50 ordinary shares at an exercise price of $0.01 per ordinary share. We are not distributing fractional units or any cash in lieu of fractional units. You must hold at least one ordinary share or one ADS on the closing date of the rights offering in order to exercise your subscription right.

Subscription Price	$50.00 per unit.

Record Date	, 2006

Expiration date

5:00 p.m., New York City time, on                     , 2006, unless otherwise extended by us to a later date. If we were to so extend, we do not expect we would extend the time for exercising the subscription rights beyond December 31, 2006.

Procedure for exercising rights

You may exercise your subscription right by properly completing the subscription rights certificate and forwarding it to the subscription agent with payment of the subscription price, including payment for all the Series A Preferred Shares and warrants you wish to purchase with the subscription right. The subscription agent must actually receive the rights certificate and payment at or prior to the expiration time. If you send rights certificates by mail, you are urged to use insured, registered mail. If you are a holder of ADSs, you should contact the depositary to determine the method by which you may exercise your rights.

Subscription agent	U.S. Bank National Association.

Use of proceeds	We will use the proceeds of this rights offering for general corporate purposes.

Reasons for the rights offering

We are offering the rights to allow our ordinary shareholders to maintain the approximate percentage ownership interest they held in ASAT immediately prior to the closing of the private placement of Series A Preferred Shares and warrants to the private investors.

No board recommendation

Our board of directors makes no recommendation to ordinary shareholders regarding the exercise of rights under this offering. Shareholders who exercise subscription rights risk the complete loss of their investment. We refer you to the section entitled “Risk Factors.”

Transferability of rights

The subscription rights are transferable only to holders of our ordinary shares or ADSs on the record date and until the close of business on the last trading day preceding the expiration date of this rights offering. However, the subscription agent will only facilitate subdivisions or transfers of the actual subscription rights certificates until 5:00 p.m., New York City time, on                     , 2006, three business days prior to the expiration date. Also, the JPMP Funds, QPL (and its affiliates who hold ordinary shares) and Olympus have agreed, pursuant to the Securities Purchase Agreement entered in connection with the private financing, that the rights may not be transferred to any of those entities.

No revocation	If you exercise any rights, you are not allowed to revoke or change your exercise or request a refund of monies paid.

Nominee accounts

If you wish to exercise your rights and purchase units in the rights offering and your ordinary shares or ADSs are held by a broker, bank, trust company, or other nominee, you should promptly contact those record holders and request that they exercise the rights on your behalf.

You are responsible for the payment of any fees that brokers or other persons holding your ordinary shares may charge in connection with the exercise of your rights and the purchase of the Series A Preferred Shares and warrants.

If you are a holder of ADSs wishing to exercise your rights and purchase units in the rights offering, you should promptly contact the depositary for the ADSs and request that they exercise the rights on your behalf.

You are responsible for the payment of any fees that the depositary may charge in connection with the exercise of your rights and the purchase of the Series A Preferred Shares and warrants.

Shares outstanding after the rights offering

Assuming the exercise of all rights issued in this rights offering, we would have outstanding 366,543 Series A Preferred Shares and warrants to purchase 56,964,100 ordinary shares upon completion of the rights offering, including the Series A Preferred Shares and warrants issued in connection with the private financing and our purchase money loan agreement and currently outstanding warrants, but excluding warrants issuable upon the initial draw under the purchase money loan agreement. Assuming no further issuances of ordinary shares after the record date, we would have 910,941,465 shares of outstanding voting stock if the rights offering were fully subscribed, treating all outstanding Series A Preferred Shares on an “as converted” basis and assuming all of such warrants had been exercised.

Certain U.S. federal income tax considerations

You will generally not recognize gain or loss upon exercising your subscription rights. Your tax basis in the Series A Preferred Shares and warrants received upon exercise of your subscription rights will generally equal the total purchase price that you pay upon exercise, which must be allocated between the Series A Preferred Shares and warrants based on their fair market values. For a more complete description of the material federal income tax consequences relating to the purchase, ownership and disposition of the Series A Preferred Shares and warrants you receive upon the exercise of your subscription rights, you should review the information under the caption “Tax Considerations.”

We urge you to consult your own tax adviser concerning the tax consequences of this rights offering as a result of your own tax situation.

Security delivery

We will deliver your Series A Preferred Shares and warrants purchased upon exercise of your rights as soon as practicable after the closing of the rights offering. We expect the Series A Preferred Shares and warrants to be initially issued in the form in which you hold your ordinary shares or ADSs. In other words, if you hold your ordinary shares, including ADSs, in global form, you will receive your Series A Preferred Shares in global form and they will be eligible for clearance and settlement through the Depository Trust Company. Physical certificates for the Series A Preferred Shares and warrants will be issued if you hold your ordinary shares in physical form. If you receive physical certificates, we caution you to place these certificates in a secure location. In order to obtain a replacement certificate if your certificate is lost, stolen, or destroyed for any reason, you will be required to indemnify ASAT Holdings and to post a bond, the cost of which will be based on the value of the shares represented by the lost certificate.

Withdrawal, amendment and extension

We may withdraw, amend, or extend the rights offering at any time prior to the expiration date. If we withdraw the rights offering, we will return all funds received in the rights offering, without interest, to those persons who exercised their rights and subscribed for Series A Preferred Shares and warrants.

Terms of the Series A Preferred Shares

Dividends

The Series A Preferred Shares will accrue dividends at the rate of 13% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2006. We will pay such dividends, at our option, either in cash, unless payment in cash is prohibited by law or by the terms of the our debt instruments, or in additional Series A Preferred Shares or ordinary shares. The indenture for our 9.25% senior notes due 2011 and our purchase money loan agreement currently prohibit payment of the dividends on the Series A Preferred Shares in cash and are likely to do so for the foreseeable future. See “Description of Certain Indebtedness.” Our purchase money loan agreement contains the same prohibition on restricted payments, including dividends, contained in the indenture for our 9.25% senior notes due 2011.

Issue Price	The effective issue price of each Series A Preferred Share is $50.00.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of us, the holders of Series A Preferred Shares will be entitled to receive, prior to and in preference to the distribution of any of our assets to holders of ordinary shares, an amount equal to 100% of the issue price of the Series A Preferred Shares, plus all accrued and unpaid dividends. Upon the completion of the distribution to the holders of Series A Preferred Shares, our remaining assets available for distribution to our shareholders will be distributed among the holders of our Series A Preferred Shares and our ordinary shares pro rata based on the number of ordinary shares held by each on an as-converted basis. Mergers, acquisitions and certain similar transactions will be deemed to be a liquidation, dissolution or winding up of us for these purposes.

Conversion Price

Each Series A Preferred Share will be convertible at your option into ordinary shares at a conversion price equal to $0.09 per ordinary share (equivalent to $0.45 per ADS). The conversion price is subject to adjustment as described under the section “Description of Securities to be Registered—Capital Stock—Series A Preferred Shares—Conversion Price.”

Voting Rights	The Series A Preferred Shares have no voting rights, except as mandatorily required by applicable law.

Terms of the Warrants

Amount	The warrant that is a part of each unit will allow you to purchase 50 ordinary shares.

Exercise Price	The exercise price for the warrants is $0.01 per ordinary share (equivalent to $0.05 per ADS).

Duration	You may exercise your warrant for a period of five years from the date of issuance.

Risk Factors

You should read the section entitled “Risk Factors” beginning on page 12 before you sell or exercise your rights.

Summary Consolidated Financial Data

The following table presents summary consolidated financial data of ASAT Holdings for the five years ended April 30, 2001, 2002, 2003, 2004 and 2005 and the six months ended October 31, 2004 and 2005. The summary consolidated financial data for the years ended April 30, 2003, 2004 and 2005 were derived from our audited consolidated financial statements for such periods that are incorporated by reference in this prospectus. The summary consolidated financial data as of October 31, 2005 and for the six months ended October 31, 2004 and 2005 have been derived from our unaudited condensed consolidated financial statements for such periods, which are incorporated by reference in this prospectus. The as adjusted balance sheet data as of October 31, 2005 gives effect to the completion of the private financing and to this offering as if they had occurred on that date and assuming that this offering has been fully subscribed.

	Fiscal Year Ended April 30,					Six Months Ended October 31,
	2001	2002	2003	2004	2005	2004	2005
			(Dollars in thousands, except for per share and per ADS data)
						(unaudited)
Statement of Operations Data:
Net sales	$340,236	$102,408	$150,090	$214,674	$194,411	$103,076	$84,547
Cost of sales	244,484	132,533	140,366	174,275	182,319	94,022	79,659

Gross profit (loss)	95,752	(30,125)	9,724	40,399	12,092	9,054	4,888

Total operating expenses	46,188	67,917	112,034	32,030	57,411	16,410	17,195

Income (Loss) from operations	49,564	(98,042)	(102,310)	8,369	(45,319)	(7,356)	(12,307)
Other income (expense), net (1)	6,451	(1,499)	1,709	689	688	232	579
Charges on early extinguishment of debt	(13,126)	—	—	—	—	—	—
Charges on early redemption of 12.5% senior notes (2)	—	—	—	(10,346)	—	—	—
Interest expense	(18,119)	(14,246)	(13,652)	(15,425)	(15,046)	(7,403)	(7,701)

Income (Loss) before income taxes	24,770	(113,787)	(114,253)	(16,713)	(59,677)	(14,527)	(19,429)
Income tax (expense) benefit	(5,350)	10,960	15,174	(4)	(748)	(5)	(10)

Net income (loss)	$19,420	$(102,827)	$(99,079)	$(16,717)	$(60,425)	$(14,532)	$(19,439)

Net income (loss) per share (basic and diluted) (3)	$0.03	$(0.15)	$(0.15)	$(0.02)	$(0.09)	$(0.02)	$(0.03)

Net income (loss) per ADS (basic and diluted) (3)	$0.15	$(0.77)	$(0.74)	$(0.12)	$(0.45)	$(0.11)	$(0.14)

Weighted average number of shares outstanding (3)	654,962,375	669,218,720	668,947,000	671,721,610	677,953,380	677,706,325	678,705,215
Weighted average number of ADSs outstanding (3)	130,992,475	133,843,744	133,789,400	134,344,322	135,590,676	135,541,265	135,741,043

	As of October 31, 2005
	Actual	As Adjusted (4)
	(In thousands of dollars) (Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$23,611	$26,468
Working capital	13,006	15,863
Total assets	188,085	190,942
Total debt (5)	155,381	155,381
Total shareholders’ deficit	(32,175)	(29,521)

(1)	Other income, net, consists mainly of interest income, rental income, gain (loss) on disposal of property, plant and equipment, unapplied payment from customers, bad debt recovered and write-back of long outstanding payable balances. See Note 13 of the notes to our audited consolidated financial statements incorporated by reference in this prospectus.
(2)	Reflects charges incurred in connection with the early redemption of our remaining 12.5% senior notes due 2006, which included $6.3 million for the early redemption premium and $4.0 million for the non-cash write-off of deferred financing costs and debt discount in fiscal year 2004.
(3)	We do not present net income (loss) per share on an ADS basis in our annual audited financial statements. Per ADS data is calculated by dividing the weighted average number of ordinary shares outstanding during the fiscal year by five. Each ADS represents five ordinary shares. The computation of net income (loss) per ADS (basic and diluted) is calculated as the net income (loss) for the period divided by the weighted average number of ADSs outstanding during the year. The computation of net income (loss) per ADS (basic and diluted) for the years ended April 30, 2001, 2002, 2003, 2004 and 2005 is based on a weighted average number of ADS during the year in the amount of 130,992,475, 133,843,744, 133,789,400, 134,344,322 and 135,590,676, respectively. The computation of net income (loss) per ADS (basic and diluted) for the six months ended October 31, 2004 and October 31, 2005 is based on a weighted average number of ADSs outstanding during the period in the amount of 135,541,265 and 135,741,043, respectively.
(4)	On an as adjusted basis to give effect to this offering as if this offering has been fully subscribed.
(5)	At October 31, 2005, debt consisted of our 9.25% senior notes due 2011 and capital lease obligations.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated.

	Year Ended April 30,					Six Months Ended October 31, 2005
	2005	2004	2003	2002	2001
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	—	—	—	—	2.16	—

For the purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings is the sum of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount, debt issuance costs and that portion of operating lease rental expense that is representative of the interest factor.

(1)	Due to the Company’s losses for the six months ended October 31, 2005 and in the fiscal years ended April 30, 2005, 2004, 2003 and 2002, the ratio coverage was less than 1:1. The Company would have needed to generate additional earnings of $59,677 thousand, $16,713 thousand, $114,253 thousand, $113,787 thousand, $19,429 thousand for the fiscal years ended April 30, 2005, 2004, 2003 and 2002 and for the six months ended October 31, 2005, respectively, to achieve a coverage of 1:1.

The Company did not incur or pay any preferred stock dividends in the above presented periods.

In addition to the Series A Preferred Shares being offered in the rights offering, prior to the consummation of the rights offering, we issued 300,000 shares of Series A Preferred Shares. All of our Series A Preferred Shares will carry a semi-annual cumulative preferred dividends equal to 13% per annum of the issue price payable in arrears on March 15 and September 15 of each year commencing March 15, 2006.

RISK FACTORS

You should carefully consider the following risk factors before you decide to invest in the units. You should also consider the other information in this prospectus.

Risks Relating to our Business

We have been operating at a net loss for each fiscal year since the fiscal year ended April 30, 2002, and have had negative operating cash flow in fiscal 2002 and 2003.

We have been operating at a net loss for each fiscal year since the fiscal year ended April 30, 2002. Our net loss for the fiscal year ended April 30, 2002 was $102.8 million. Our net loss for the fiscal year ended April 30, 2003 was $99.1 million. Our net loss for the fiscal year ended April 30, 2004 was $16.7 million. Our net loss for the fiscal year ended April 30, 2005 was $60.4 million. Our net loss for the six months ended October 31, 2004 and October 31, 2005 was $14.5 million and $19.4 million, respectively. We also had negative operating cash flow in fiscal 2002 and 2003 and for the six months ended October 31, 2005 of $28.9 million, $2.3 million and $392 thousand, respectively. We cannot assure you that we will return to profitability in the near future.

Due to insufficient cash generated from operations, we have funded our operations primarily through the sale of equity and debt securities, borrowings, equipment lease financings and other financing arrangements. While we have been implementing cost reduction programs since the end of the January 2002 quarter, we continue to have significant fixed expenses, and we expect to continue to incur considerable expenses associated with the completion of the move of our manufacturing operations to China, as well as incurring other manufacturing, sales and marketing, product development and administrative expenses. We are also obligated to make significant interest payments on our 9.25% senior notes due 2011 of approximately $6.9 million on August 1 and February 1 of each year. When we entered the sale-leaseback arrangements with the purchaser-lessor in November 2004, the purchaser-lessor entered into a separate term loan facility agreement for up to $5.0 million with a bank in Hong Kong (the “Lender”). Upon demand by the Lender, we fully and unconditionally guaranteed the purchaser-lessor’s obligations to the Lender. In late December 2005, we were notified by the Lender under the term loan facility agreement of its unwillingness to grant further extension beyond January 15, 2006 for us to meet a net worth requirement. We could be required by the purchaser-lessor and or the Lender to repay the capital lease. We expect this payment to be approximately $3.4 million. As a result of this negative cash flow and our ongoing expenditure requirements, even with the preferred share financing arrangement from our two principal shareholder groups and the purchase money loan financing commitment, we may be required to seek new or alternative financing to fund our operations in the future. Our ability to raise any future additional or alternative financing will be limited by our financial situation, including our high level of leverage and negative net worth, and may be limited by market conditions, our controlling shareholders, who may oppose transactions that reduce their control or dilute their ownership positions, the covenants in our 9.25% senior notes due 2011 and our purchase money loan agreement, as well as requirements to obtain approval of certain types of financings from our shareholders. It may be difficult for us to raise additional capital if and when it is required. If we are unable to raise future additional or alternate financing when needed any of the following may occur:

•	Our customer relationships and orders with our customers could deteriorate;

•	Suppliers would be less willing to supply us product or extend credit on acceptable terms, if at all;

•	Employee attrition could increase; and

•	Lenders could be unwilling to provide or refinance our debt.

If adequate capital is not available to us as required, or if it is not available on favorable terms, our business and financial condition would be affected and we may not be able to meet our obligations as they come due. In addition, if adequate capital is not available to us, we will need to sell assets or seek to undertake a restructuring of our obligations with our creditors, and we cannot give assurances that we would be able to accomplish either of these measures on commercially reasonable terms, if at all.

The financing commitments under our purchase money loan agreement are subject to a number of conditions that we may not be able to satisfy, and therefore we may not be able to obtain all or any portion of the funds purported to be available under these commitments.

In July 2005, we obtained commitments from JPMP for them and their affiliates to provide us with up to $15 million in purchase money loan financing. In October 2005, we issued warrants to a member of the JPMP shareholder group in connection with the purchase money loan facility, and in connection with the funding of the first $10.0 million tranche under the purchase money loan agreement, we issued warrants to the lenders under the facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three Months and Six Months Ended October 31, 2005 and 2004 Operating and Financial Review and Prospects—Liquidity and Capital Resources—Material Financing Arrangements” in our Report on Form 6-K for the fiscal quarter ended October 31, 2005 for a detailed description of this purchase money loan facility. However, our ability to obtain the second tranche of funding under the purchase money loan facility is subject to a number of important conditions. The satisfaction of certain of these conditions is outside our control. The conditions outside of our control include (i) that there shall not have occurred or become known to the requisite lenders any material adverse change or new material adverse condition since the date of the purchase money loan agreement in or affecting the business, operations, assets, property, condition (financial or otherwise), results of operations or prospects of us and our subsidiaries and (ii) that there shall not have occurred a material disruption of, or material adverse change in the financial, banking or capital market conditions or the computer electronics industry that, in the judgment of the requisite lenders, individually or in the aggregate could reasonably be expected to have a material adverse effect (as defined in the purchase money loan agreement). If we are unable to meet any of these conditions or any other condition set forth in the commitment documentation, we will not be able to receive any funds under the purchase money loan facility. If we are unable to obtain any funds under the purchase money loan facility, we will need to seek alternative capital from other financing arrangements, sell assets, or seek to undertake a restructuring of our obligations with our creditors, and we cannot give assurances that we will be able to accomplish any of these measures on commercially reasonable terms, if at all.

We are controlled by two principal groups of shareholders, and their interests may conflict with your interest.

Several private equity funds separately managed by or affiliated with JPMP Master Fund Manager, L.P. (formerly Chase Capital Partners), Olympus Capital Holdings Asia and Orchid Hong Kong Investment Holdings, respectively, referred to as the “investor group” in this prospectus, collectively owned approximately 42.0% of the outstanding ordinary shares of ASAT Holdings as of October 31, 2005. The investor group has signed a co-investment agreement generally to vote in unison on certain matters. QPL and its controlling shareholder collectively owned approximately 42.4% of the ordinary shares of ASAT Holdings as of October 31, 2005. In addition, the investor group can acquire additional shares of ASAT Holdings from QPL in satisfaction of indemnification claims against QPL and under a credit support arrangement with creditors of QPL. The investor group and QPL together control ASAT Holdings’ board of directors, management and policies. The investor group and QPL are not obligated to provide any financing under their current shareholders agreement. The investor group and QPL are not obligated to exercise their rights as shareholders in the interests of ASAT Holdings and may engage in activities that conflict with such interests. We have not established, and may be unable to establish, any procedures for resolving actual or perceived conflicts of interest between our principal shareholders and our other investors. Furthermore, disagreements between the investor group and QPL which cannot be resolved could adversely affect the management of our company. QPL and the investor group, other than Orchid Hong Kong Investment Holdings, are subject to a shareholders agreement and vote together on certain matters, including on the election of directors.

We will require a significant amount of cash to fund operating and capital expenditures, including the completion of the move of our manufacturing operation to Dongguan China, and to service our debt.

Our ability to fund operating and capital expenditures and to service debt will depend significantly on our ability to generate cash from operations. For the fiscal year ended April 30, 2004, the earnings to fixed charges deficiency was $16.7 million, for the fiscal year ended April 30, 2005, the earnings to fixed charges deficiency was $59.7 million and for the six months ended October 31, 2004 and October 31, 2005 the earnings to fixed charges deficiency was $14.5 million and $19.4 million, respectively. For the purpose of this calculation, “earnings” consisted of income (loss) before income taxes and fixed charges, and “fixed charges” consisted of interest expense, including amortization of debt discount and debt issuance costs, and the interest portion within rental expenses which is estimated as one-third of the rental expenses relating to operating leases. We will need to continue generating cash flow in excess of current levels to fund operating and capital expenditures, particularly the completion of the move of our manufacturing operations to China, and to service debt, including our 9.25% senior notes due 2011 and the capital lease obligations. However, we cannot assure you that we will be able to generate cash flow or obtain funds from our purchase money loan facility to fund our planned operations and capital expenditures. In order to obtain funds pursuant to the purchase money loan facility we will be required to meet specified conditions. If we are unable to meet these conditions, we will not obtain the financing under the purchase money loan facility. In addition, our ability to generate cash from operations is subject to general economic, financial, competitive, industry, legal and other factors and conditions, many of which are outside our control. In particular, our operations are subject to cyclical downturns and price and demand volatility in the semiconductor industry. If we cannot generate sufficient cash to service our debt or obtain financing, we may have to, among other things, reduce capital expenditures associated with the completion of the move of our manufacturing operations to China and other capital and research and development expenditures, sell assets, restructure our debt, or obtain alternate financing, which may not be available on acceptable terms or at all. We might not be able to take these actions or they may not be successful. Our ability to take many of these steps may be subject to approval by future creditors, our shareholders and the holders of the 9.25% senior notes due 2011.

Our business is and will continue to be substantially affected by the highly cyclical nature of the semiconductor industry, which cyclicality is beyond our control.

Our business is substantially affected by market conditions in the semiconductor industry, which is highly cyclical. The industry has been subject to significant downturns characterized by reduced product demand, increased competition and declines in average selling prices and margins. Semiconductor industry conditions are often affected by manufacturing over-capacity and declining demand and reduced pricing in end-user markets.

Beginning in the fourth quarter of calendar year 2000, the semiconductor industry experienced a severe downturn. Accordingly, our customers cut back production orders, reflecting inventory corrections and lower demand experienced in their end-user markets. This downturn had a very pronounced and adverse effect on our sales and financial performance. In particular, we suffered the adverse implications of declining average selling prices, or ASPs, for assembled units. In part, this decline in ASPs reflected a shift in product mix to lower cost devices. However, a significant part of this decline in ASPs resulted from external pricing pressures throughout the downturn. In the event of future ASPs declines, we will need to continue to expand our production capacity and throughput to maintain or increase our revenues.

While the semiconductor industry experienced a modest recovery in the second quarter of calendar year 2002 and the overall demand for semiconductors increased significantly during the period from the second quarter of calendar year 2003 through the first quarter of calendar year 2004, in the July 2004 quarter the semiconductor industry experienced another downturn and our net sales on a quarterly basis have decreased sequentially from that quarter through the July 2005 quarter. If this or any other future downturn in the semiconductor industry proves to be similar to the 2000 downturn, our business, financial condition and results of operations would be adversely affected and further erode our cash position and, we may be required to seek new financing, which may not be obtainable on acceptable terms or at all. We may also be required to reduce our capital expenditures, which in turn could hinder our ability to implement our business plan, including the move of a substantial portion of our manufacturing facilities to Dongguan, China, and to maintain our competitiveness. Because of the downturn in the industry and the uncertainty of the recent gradual recovery, we continue to re-evaluate our product mix and the direction of our business. This re-evaluation as a result of the downturn led to significant write-downs of property, plant and equipment of $81.8 million for the year ended April 30, 2003 and $19.9 million for the year ended April 30, 2005. We may need to make additional write-downs in the future.

Our principal market is in the communications sector, which is subject to fluctuating demand and continuous downward pressure on selling prices.

A significant percentage of our net sales is derived from customers who use assembly or test services for semiconductor devices used in the communications sector. Sales to the communications sector comprised 61% and 54% of total net sales for fiscal 2004 and fiscal 2005, respectively, and comprised 54% and 49% of total net sales for the three months ended October 31, 2004 and October 31, 2005, respectively. This sector has been subject to extreme fluctuations in demand and, as a result, in the past we have experienced a prolonged industry- wide slowdown in demand in the communications sector. Historically, the average selling price of communication products has continued to decrease, and the resulting pricing pressure on services provided by us has led to reductions in our net sales and decreasing margins. For the past three years, we have embarked upon a strategy to diversify our customer base and reduce dependency on the communications sector. Some of the other market sectors into which we seek to diversify our customer base include the consumer, personal computers/ computing and automotive/industrial sectors. However decreasing average selling prices could also affect products in these sectors. Moreover, the execution of our strategy continues to take time and may ultimately not be successfully implemented, especially if other independent assembly and test companies were to focus on the same market sectors that we have targeted. If we are unable to successfully implement our diversification strategy, our financial condition and results of operations could be materially adversely affected.

Our ability to rapidly develop and successfully bring to market advanced technologies and services is important to maintaining our competitive position and profitability.

The semiconductor industry is characterized by rapid technological developments and our research and development efforts may not yield commercially viable packages or test services to keep up with these technological changes. Any inability to meet our customers’ schedules for new product introductions could affect our revenue, prospects for growth and future customer relationships. Our customers seek advanced and quick time-to-market assembly and test capabilities for their increasingly complex end-user applications. Failure to advance our designs and process technologies successfully and in a timely manner could have a material adverse effect on our competitiveness and our profitability. Technological advances typically lead to rapid and significant decreases in prices for older products. Extended reliance on older products would reduce our gross margins and profitability, as prices decline in the face of newer, higher performance products.

We could be required to incur significant capital expenditures for manufacturing technology and equipment to remain competitive.

Semiconductor manufacturing has historically required, and in the future is likely to continue to require, a constant upgrading of process technology to remain competitive, as new and enhanced semiconductor processes are developed which permit the manufacture of smaller, more efficient and more powerful semiconductor devices. Our assembly and test facilities have required and will continue to require significant investments in manufacturing technology and equipment in the future. We have made substantial capital expenditures and installed significant production capacity to support new technologies and increase production volume. We expect an increase in capital expenditures in connection with Phase II of our move to Dongguan, China. As of October 31, 2005, we had commitments for capital expenditures of approximately $4.6 million. We currently intend to fund these capital expenditures with the existing cash resources and positive cash flow generated from the savings, if any, expected to be realized from reductions in cost structure associated with the completion of the move of our manufacturing operations to Dongguan, China and from our purchase money loan financing commitment. However, our ability to draw on the purchase money loan facility is subject to a number of conditions, and we cannot assure you that we will have sufficient capital resources to make further necessary investments in manufacturing technology and equipment. In addition, due to the long lead-time involved in the pre-deployment development and product qualification activities that must precede a new product release, we may be called upon to make substantial investments in both package design efforts and in new manufacturing equipment well in advance of our being able to record appreciable revenues derived from those new products. Further, during each stage of the long qualification process required by customers for our products, which can take up to six months to complete, there is a substantial risk that we will have to abandon a potential assembly or test service which is no longer marketable or technologically feasible or competitive and in which we have invested significant resources. Even if we are able to qualify new packages, a significant amount of time will have elapsed between our investment in new packages and the receipt of any related revenues.

Because our industry is highly competitive and many of our competitors have greater operating and financial resources, we may not be able to secure new customers or maintain our customer base.

The semiconductor packaging and test industry is highly competitive, with more than 40 independent providers of semiconductor assembly services worldwide. We believe our principal competitors include Advanced Semiconductor Engineering, Inc., Amkor Technology, Inc., Carsem (M) Sdn. Bhd. (a division of the Hong Leong Group), Siliconware Precision Industries Co., Ltd. and STATS ChipPAC Ltd. Many of our competitors have greater operating capacity and financial resources than we do and have proven research and development and marketing capabilities. If demand for semiconductor assembly and test services were to continue to increase, our competitors would be at an advantage to us to capture this increased demand by utilizing their greater financial resources to more rapidly increase capacity. Many of our competitors also have established relationships with many large semiconductor companies that are current or potential customers of us. Further, lengthy qualification periods and a familiarity between potential customers and their current assembly service providers may limit our ability to secure new customers.

We also compete indirectly with the in-house assembly and test service resources of many of our largest customers, the integrated device manufacturers, or IDMs. These IDM customers may decide to shift some or all of the assembly and test services to internally sourced capacity.

Due to this highly competitive environment, we may experience difficulties in securing business from new customers, additional business from our existing customers or even maintaining our current level of business with our existing customers. In addition, if the trend for semiconductor companies to outsource their packaging needs does not continue, we may not be able to maintain our customer base and our business and results of operations would be materially adversely affected.

If any of our competitors grow through acquisitions and we are unable to similarly grow, we may have difficulties competing against those competitors in terms of volume production, price competitiveness and array of services.

Some of our competitors with greater financial resources have been able to grow through acquisitions. There have been instances where one of our competitors has acquired the entire back-end assembly operations of an IDM. For example, Amkor acquired a substantial portion of the IBM assembly and test operations in China and Singapore. Another example of merger and acquisition activity among our competitors is the acquisition of ChipPAC, Inc. by ST Assembly Test Services Ltd. As a result of such growth through acquisitions, these competitors will have increased capacity and may be better positioned to increase their market share by decreasing prices. Additionally, as a result of such acquisitions, these competitors may be able to provide a broader array of services. If we are unable to grow our business through acquisitions, we may have difficulties competing successfully against these competitors. In addition, the indenture that governs our 9.25% senior notes due 2011 requires us to comply with certain covenants that limit our ability to enter into mergers or consolidations.

We face risks associated with potential acquisitions, investments, strategic partnerships or other ventures, including whether we can identify opportunities, complete the transactions and integrate the other parties into our business.

We believe that the semiconductor packaging industry may undergo consolidation, both with regard to consolidation among independent assembly services providers and with respect to the outsourcing of in-house assembly capacity of semiconductor IDMs. We believe it may become increasingly important to acquire or make investments in complementary business, facilities, technologies, services or products, or enter into strategic partnerships with parties who can provide access to those assets, if appropriate opportunities arise. From time to time we have had discussions with companies regarding our acquiring, investing in or partnering with their businesses, products, services or technologies, and we regularly engage in such discussions in the ordinary course of our business. We may not be able to identify suitable acquisition, investment, strategic or other partnership candidates, which may place us at a disadvantage if our competitors are able to grow their market share through acquisitions, investments or strategic partnerships. If we do identify suitable candidates, we may not be able to complete those transactions on commercially acceptable terms or at all. If we acquire another company, we could have difficulty in integrating that company’s personnel, products, operations and technology. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and reduce the expected benefits of the acquisition.

Our assembly and test processes are complex and prone to error, which may create defects and adversely affect production yields.

Assembly services are prone to human error and equipment malfunction. Defective packages may also result from:

•	improper programming of customer specified manufacturing instructions;

•	contaminants in the manufacturing environment;

•	equipment deviations from process specifications;

•	the use of defective raw materials; or

•	defective vendor provided leadframes or component parts.

These factors have periodically contributed to lower production yields and may continue to do so, particularly in connection with any expansion of capacity or change in processing steps. In addition, our production yields on new packaging technologies could be lower during the period necessary for us to develop the requisite expertise and experience with these processes. Any failure by us to maintain high quality standards, acceptable production yields, if significant and sustained, could result in delays in shipments, increased costs or cancellation of orders, which could have a material adverse effect on our business, financial condition and results of operations.

In order to meet customer demands for package design, assembly and test services, we may be required to add new test equipment, which can be very capital intensive and may not result in expected revenues and/or margins.

We provide our customers with package design, assembly and test services. Many of our customers seek to do business with independent assemblers who can provide a full range of assembly and test services, particularly testing of mixed-signal semiconductors which perform both analog and digital functions. In order to satisfy such customers’ demands, we may be called upon to acquire additional test equipment capacity, which could require us to increase our capital expenditures on test equipment. Additionally, the use of mixed-signal test equipment involves complex software programming and the use of sophisticated and expensive equipment operated by a highly skilled workforce. However, customers requesting these types of test services are typically not willing to commit to the utilization of such additional capacity beyond their short-term forecasts. If these customers do not place their expected orders or we experience a general decrease in demand for our test services, we could have excess capacity and low utilization rates for our test equipment, which could increase our costs and negatively affect our expected revenues and/or margins. In addition, any failure by us to provide package design, assembly and test services could result in the loss of customers or sales of our services, which could have a material adverse effect on our business, financial condition and results of operations.

If we receive other than an unqualified opinion on the adequacy of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 or we identify other issues in our internal controls, or if we are unable to deliver accurate and timely financial information, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the market price of our ADSs.

Section 404 of the Sarbanes-Oxley Act of 2002 requires a public company to include a report of management on the company’s internal control over financial reporting in their annual reports on Form 20-F that contains an assessment by management of the effectiveness of the company’s internal control over financial reporting. The independent registered public accounting firm auditing the company’s financial statements must also attest to and opine on management’s assessment of the effectiveness of the company’s internal control over financial reporting. We are currently implementing a number of measures intended to meet the foregoing objectives with respect to internal controls, delivery of financial information, and compliance with Section 404, and we will need to make significant improvements in our internal controls on an ongoing basis to accomplish these objectives. We will also need to complete documentation and test and monitor necessary controls prior to the end of our current fiscal year in order to meet our Section 404 requirements.

We cannot assure you that our ongoing review will not identify additional control deficiencies or that we will be able to implement improvements to our internal controls in a timely manner. In addition, as a result of these reviews or otherwise, we cannot assure you that we will not need to make adjustments to any current period operating results or to operating results that have been previously publicly announced or otherwise experience an adverse affect on our operating results, financial condition or business. Moreover, if our independent auditors interpret the Section 404 requirements and the related rules and regulations differently from us or if our independent auditors are not satisfied with our internal control over financial reporting or with the level at which it is documented, tested or monitored, they may issued a qualified opinion. Any of the foregoing could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our ADSs to decline.

Our profitability has in past periods been affected by low capacity utilization rates, which are significantly influenced by factors outside of our control.

As a result of the capital intensive nature of our business, our operations are characterized by high fixed costs. Consequently, insufficient utilization of installed capacity can negatively affect our profitability. For example, in fiscal year 2003, our capacity utilization rates ranged from averages of approximately 42% to 67% per month for our assembly operations as a result of the weak demand for our assembly and test services resulting from the prolonged downturn in the semiconductor industry. In addition, as a result of the most recent industry downturn, which occurred in late 2004, our capacity utilization rates averaged approximately 68% in fiscal year 2005 and approximately 73% for the three months ended October 31, 2005. If we experience low capacity utilization in future periods, our financial condition and results of operations could be adversely affected.

Our customers generally do not place purchase orders far in advance, which makes it difficult for us to predict our future sales, adjust our production costs and efficiently allocate our capacity on a timely basis and could therefore have an adverse effect on our business and operating results.

Although our customers provide us with forecasts of their expected orders, our customers generally do not place purchase orders far in advance of the required shipping dates. In addition, due to the cyclical nature of the semiconductor industry, our customers’ purchase orders have varied significantly from period to period. As a result, we do not typically operate with any significant backlog, which makes it difficult for us to forecast our sales in future periods. Also, since our costs of sales and operating expenses have high fixed cost components, including depreciation and employee costs, we may be unable to adjust our cost structure in a timely manner to compensate for shortfalls in sales. Our current and anticipated customers may not place orders with us in accordance with our expectations or at all. As a result, it may be difficult to plan our capacity, which requires significant lead time to ramp-up and cannot be altered easily. If our capacity does not match our customer demand, we will either be burdened with expensive and unutilized overcapacity or unable to support our customers’ requirements, both of which would have an adverse effect on our business and results of operations.

We generate a significant amount of revenue from a limited number of customers. The loss of, or reduced purchases by, one or more of our larger customers may have an adverse effect on our results of operations.

For the three months ended October 31, 2005, our top five largest customers by net sales accounted for approximately 60.4% of net sales and our top ten largest customers by net sales accounted for approximately 73.2% of net sales. Our largest customer for the three months ended October 31, 2005 by net sales accounted for approximately 31.5% of net sales. For the three months ended October 31, 2004, our top five largest customers by net sales accounted for approximately 53.9% of net sales and our top ten largest customers by net sales accounted for approximately 69.3% of net sales. Our largest customer for that same three months by net sales accounted for approximately 18.0% of net sales. If any key customer were to significantly reduce its purchases from us, our results of operations would likely be adversely affected.

While sales to major customers may vary from period to period, a major customer that permanently discontinues or significantly reduces its purchases from us could be difficult to replace.

In line with industry practice, new customers usually require us to pass a lengthy and rigorous qualification process that can take up to six months and be a significant cost to the customer. As a result, customers are reluctant to qualify new assembly and test service providers and it may be difficult for us to attract new major customers and/or break into new markets. In addition, if we fail to qualify packages with potential customers or customers with which we have recently become qualified do not use our services, then our customer base could become more concentrated with an even more limited number of customers accounting for a significant portion of our net sales. Furthermore, we believe that once a semiconductor company has selected a particular assembly and test company’s services, the semiconductor company generally relies on that vendor’s packages for specific applications and, to the extent possible, subsequent generations of that vendor’s packages. Accordingly, it may be difficult to achieve significant sales from a customer once it selects another vendor’s assembly and test services.

Because a significant portion of our production is in Asia, we are vulnerable to weaknesses in the economies of Asian countries.

Most of our important suppliers of raw materials, leadframes and the semiconductor chips delivered to us for assembly and test are located in Asia. Substantially all our customers are United States or European multinational companies and nearly 100% of our invoices are billed in U.S. Dollars. We estimate that approximately 65.8% of our net sales during the three months ended October 31, 2005 and 40.6% of our net sales during the three months ended October 31, 2004 represented packages shipped to distribution centers and destinations within Asia (including Hong Kong). These factors raise a number of financial, operational and business risks, including:

•	exposure to regional economic and political developments;

•	changes in local intellectual property laws and commercial laws;

•	the imposition of local currency controls;

•	adverse changes in local tax law, customs duties and procedures;

•	transportation difficulties; and

•	unfavorable changes to import/export regulations and procedures.

These factors could adversely affect both our operations and the operations of our suppliers and customers. Future economic downturns in Asia or elsewhere would likely be detrimental to our business, financial condition and results of operations.

In moving our assembly and test facilities from Hong Kong to Dongguan, China, we may experience unanticipated costs, delays or business interruptions, which could adversely affect our financial condition and results of operations.

In August 2002, we entered into a 15-year lease agreement and a 6-year management agreement with the Dongguan Changan County Changshi Development Company, or “Changshi”, our development partner in the Zhenan Technology and Industrial Park, Changan County, Dongguan City in Dongguan, China. In August 2003, construction and finish of the interior and fixtures of our modern Phase I 180,000 square foot facility was completed by Changshi to our specifications. Upon completion we started moving assembly equipment to this newly built Phase I facility. We have completed our internal qualification and customer qualification runs for the LPCC, TAPP and fpBGA product lines at this new facility. We achieved volume production in our Phase I facility during the last quarter of fiscal year 2005. For the three months ended October 31, 2005, we achieved another milestone for the Company in our move to Dongguan, China as net sales from our Phase I facility increased 45% sequentially to $16.1 million as compared to $11.1 million for the three months ended July 31, 2005. Revenue generated in the three months ended October 31, 2005 from our Phase I facility increased to about 38% of total revenue in the same period.

In May 2004, we entered into another lease agreement with Changshi to build a 300,000 square foot Phase II facility immediately adjacent to our Phase I facility. Construction of the Phase II facility is now complete, and finish of the interior and fixtures of the Phase II facility was also completed and inspected in August 2005. The Phase II facility lease also includes the participation of the Changshi subsidiary, Dongguan Changan ASAT Semiconductor Assembly and Test Factory, that holds the subject land use rights. Under the terms of the lease agreement, we lease the completed Phase II facility from Changshi for a period of 15 years. The lease commenced in August 2005.

In August 2004, we entered into an agreement to engage a third party vendor, Dongguan Wellmean Decoration Engineering Company Limited, or Wellmean, to complete the interior finish and fixtures in the Phase II facility. The contracted work was completed by the vendor in July 2005 and the Company accepted the contracted work in August 2005. The Phase II facility is expected to house substantially all of the balance of our Hong Kong manufacturing operations plus provide space for the future expansion of our assembly and test operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three Months and Six Months Ended October 31, 2005 and 2004 Operating and Financial Review and Prospects—Overview” in our Report on Form 6-K for the fiscal quarter ended October 31, 2005.

We may experience unexpected costs or delays in moving our assembly and test equipment to the Phase II facility, which could have a material adverse impact on our financial condition and results of operations. While our assembly and test equipment is in transit and being installed in our facilities in China, we will be unable to use this equipment to generate sales. In addition, we may not be able to achieve such results by such dates if our move is delayed for any reason, if we encounter other unexpected delays or if our customers fail to agree to qualify their products for assembly and/or test in this new facility. Any interruption in manufacturing or delays in shifting capacity to our China plant would have a material adverse impact on our financial condition and results of operations.

Our ability to operate our Chinese manufacturing operations is dependent upon our working relationship with our partner in China.

Our development partner in China, Changshi, is an entity established by the Dongguan government to develop and manage several newly designated industrial parks in Changshi prefecture Chang An town, Dongguan City, Guangdong Province. We believe that the interests of Changshi currently are aligned with our interests and its performance during the construction and completion of the interior finish and fixtures of the Phase I facility met or exceeded our expectations with respect to the quality and timeliness of the construction of the Phase I facility. However, Changshi may not continue to perform at these levels or at all during its assistance to us in the operation of the Phase I facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three Months and Six Months Ended October 31, 2005 and 2004 Operating and Financial Review and Prospects—Overview” contained in our Report on Form 6-K for the fiscal quarter ended October 31, 2005. Moreover, we could experience difficulties in our relationship with Changshi, and the decisions made by Changshi may not be consistent with our interests, which in either case could be disruptive to our operations. Changshi is the owner of the Phase I land-use right, buildings and interior finish and fixtures and facilitized equipment and Phase II land-use right and buildings and holds the approvals from the Chinese government necessary to conduct our assembly and test operations our Phase I facility. A dispute with Changshi could cause Changshi to be unwilling to perform its contractual obligations as lessor for our Dongguan Facilities. In such circumstances, Changshi could prevent us from operating the facilities, which, following transfer of substantially all of our manufacturing operations to Dongguan, will mean that we would be unable to conduct our business. Although we have the contractual right under our respective leases with Changshi to purchase the Dongguan facilities from Changshi at stipulated times, there can be no assurance that we will have sufficient funds or access to financing in order to purchase the facilities. Any disruption in our business due to a dispute with Changshi may have a material adverse effect on our results of operations. In addition, if Changshi were to breach one or more of their agreements with us, we would be called upon to initiate binding arbitration in Beijing before the China International Economic and Trade Arbitration Commission. The outcome of any such arbitration would be controlled by Chinese law and could be time consuming and unfavorable to us.

Changshi hires our Dongguan employees and we expect these employees to unionize. If we encounter future labor problems, we may fail to deliver our products in a timely manner, which could adversely affect our revenues and profitability.

Pursuant to the terms of the management services agreement with Changshi, Changshi began hiring engineering, managerial and direct labor employees for staffing Phase I of the Dongguan facility and these workers will be employees of Changshi. However, these workers will have been selected by us and will be under our direct supervision and control. The employment agreements for the Dongguan workers, which include workplace rules, salaries and benefits, have been drafted and approved by us and we believe that they are fully compliant with the employment laws of China. None of these employees or our other employees are currently represented by a union. However, we expect the workers in our Dongguan factory to unionize, although we are not sure what percentage of this workforce will be affected. It is possible that the union will be subject to collective bargaining and wage agreements. These agreements could increase our labor costs in China and have an adverse impact on our operating results. In addition, once unionized, this workforce may undertake labor protests and work stoppages, which could also have an adverse impact on our operating results. We cannot assure you that any potential issues with the expected labor union or other employees will be resolved favorably for us in the future, that we will be successful in negotiating any potential wage and collective bargaining agreements, that we will not experience significant work stoppages in the future or that we will not record significant charges related to those work stoppages.

Operating a new facility in China can be fraught with uncertainty and there can be no assurances that this China facility will bring its intended benefits to us.

Many legal, operational and financial risks may prevent us from realizing our intended benefits in China in connection with the completion of the move of our manufacturing operations to Dongguan, China. These risks include:

•	economic, political and social uncertainties in China;

•	changes in, and the arbitrary enforcement of, commercial laws, currency controls, import tariffs and duties, customs regulations, and taxation laws in China;

•	local infrastructure problems, such as electrical power interruptions, in an area that has only recently undergone a very rapid industrial development;

•	quality problems arising from the start up of new manufacturing processes by operators who lack experience with our sophisticated manufacturing equipment;

•	transportation difficulties that may be encountered in receiving supplies and/or in shipping finished products by land or by air;

•	an unwillingness or hesitancy on the part of customers to qualify their products in the new facilities;

•	an inability to attract and retain sufficient and qualified engineering and management talent and resources;

•	measures which may be introduced to control inflation or deflation;

•	changes in the rate or method of taxation;

•	continuing fluctuations in the value of the Chinese Renminbi currency;

•	modifications to fiscal, banking or monetary policies to reduce the rate of future growth in China; and

•	imposition of additional restrictions on currency conversion and remittances abroad.

While China’s economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy in China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by governmental control over capital investments or changes in tax regulations applicable to us.

The economy in China has been transitioning from a planned economy to a more market-oriented economy. Despite recent transitions to a market-oriented economy, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through allocation of resources, controlling payment of foreign currency denominated obligations, setting monetary and banking policy and providing preferential treatment of particular industries or companies.

The Chinese legal system is based on written statutes. These statutes remain largely untested and prior court decisions interpreting them may be noted for reference but have limited value as precedents. Since 1979, the Chinese government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve significant uncertainty. In addition, as the Chinese legal system develops, changes in such laws and regulations, their interpretation or their enforcement may lead to additional restrictions on our business.

The Chinese government and provincial and local governments have provided, and continue to provide, various incentives to Chinese domestic companies in the semiconductor industry, which may include our recently formed Chinese subsidiary, in order to encourage development of the industry. Such incentives include tax rebates, reduced tax rates, favorable lending policies and other measures. Any of these incentives could be reduced or eliminated by governmental authorities at any time. Any such reduction or elimination of incentives which may be provided to us could adversely affect our business and operating results.

Our corporate structure may restrict our ability to receive dividends from, and transfer funds to, our Chinese operating subsidiary, which could restrict our ability to make payments on our 9.25% senior notes due 2011 or act in response to changing market conditions.

While we are a Cayman Islands holding company, we plan in the future to conduct a substantial portion of our assembly and test operations through a newly formed Chinese subsidiary. The ability of this subsidiary to pay dividend and other payments to us may be restricted by factors that include changes in applicable foreign exchange and other laws and regulations. In particular, under China law, a Chinese subsidiary may pay dividends only after at least 10% of its net profit has been set aside as reserve funds, unless such reserves have reached at least 50% of its registered capital. The profit available for distribution from our Chinese subsidiary is determined in accordance with generally accepted accounting principles in China. This calculation may differ from one performed in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Our Chinese subsidiary was founded in late December 2004 in connection with Phase II of the transition of our manufacturing operations from Hong Kong to Dongguan, China and has not yet commenced any operations or generated any net profits. Moreover, its registered capital is approximately $33 million, of which approximately $10.6 million has been contributed as of the date of this prospectus, and may be subject to change. The ability of this subsidiary to pay dividends will depend ultimately on the profitability of its business. As a result, we may not have sufficient distributions from our Chinese subsidiary to enable necessary profit distributions to us or any distributions to our shareholders in the future.

Payments by our Chinese subsidiary to us other than as dividends, such as payments of loan principal and interest, may be subject to governmental approval and taxation. Any transfer of funds from ASAT Holdings to our Chinese subsidiary, either as a shareholder loan or as an increase in registered capital, is subject to registration or approval of Chinese governmental authorities, including the relevant administration of foreign exchange or other relevant examining and approval authorities. In addition, it is not permitted under China law for our Chinese subsidiary to directly lend money to our Hong Kong or other subsidiaries. Therefore, it is difficult to change our capital expenditure plans once the relevant funds have been remitted to our Chinese subsidiary. These limitations on the free flow of funds between us and our Chinese subsidiary could restrict our ability to act in response to changing market conditions and reallocate funds from our Chinese subsidiary to our other subsidiaries in a timely manner.

With most of our operations conducted in our facilities in Hong Kong and China, we are vulnerable to natural disasters, and other disruptive regional events, which could cause us to lose revenue and perhaps lose customers.

We currently conduct our assembly operations in our facilities in Hong Kong and China. Significant damage or other impediments to any of these facilities, whether as a result of fire, weather, disease, civil strife, industrial strikes, breakdowns of equipment, difficulties or delays in obtaining imported spare parts and equipment, natural disasters, terrorist incidents, industrial accidents or other causes could temporarily disrupt or even shut down our operations, which would have an adverse effect on our financial condition and operating results. For example, our operations in Hong Kong and Dongguan are both vulnerable to regional typhoons that can bring with them destructive winds and torrential rains, which can in turn cause plant closures and transportation interruptions.

With respect to our facilities in Hong Kong, we maintain insurance, including business interruption insurance, against some, but not all, of these events. With respect to the facility in Dongguan, China, Changshi has procured insurance covering the buildings and public liability insurance and we have procured insurance covering the contents of the buildings and public liability insurance. Because commercial production has only recently started at the Phase I facility in Dongguan, we have procured business interruption insurance with only limited coverage. We cannot assure you that our insurance or the insurance procured by Changshi would be adequate to cover any direct or indirect loss or liability resulting from any of the events described above.

Our new facilities in Dongguan, China have recently become fully operational and any disruptions in available power supply in Dongguan could disrupt our operations, reduce our sales and increase our expenses.

As of the date of this prospectus, we have transferred approximately 275 units of wirebonders, which represents approximately 48% of our existing installed assembly capacity, to Dongguan, China. Our assembly and test operations in China are dependent on a reliable source of electrical power. For economic and continuous manufacturing operations, we are dependent on electrical power supplied by state run power generating facilities. Although we have installed back-up generators in our new China facility and have dedicated power lines and substations, we will remain dependent on state supplied electrical power. China is now experiencing an electrical power shortfall that is expected to increase in the near term as the imbalance between capacity and demand grows. The projected power shortfall is expected to be most acute in southern China, including Dongguan where our factory is located. In Dongguan, demand for power exceeded supply during most of calendar year 2003 and 2004. Should our Phase I facility be subject to rolling blackouts or should the power shortage result in brownouts of increased severity, our operations may suffer temporary shutdowns or be otherwise inconvenienced. We believe that the potential for blackouts and brownouts that could affect our operations at the Phase I facility will be highest during warm weather conditions.

We currently have a dedicated power supply line for supporting the Phase I facility. This line should not be subject to any rolling blackouts. In addition, we currently have back-up generators that support a portion of production at our Dongguan facilities. However, the dedicated power line may not provide us with adequate power during prolonged blackouts. Phase II of our move to China includes the installation of a separate dedicated power supply line from an alternative power source, which we expect to provide independent and continuous back-up power. Nevertheless, these dedicated power lines may not provide us with adequate power during prolonged blackouts. Any interruption in our ability to continue our operations at the Dongguan facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue and increased expenses, any of which would substantially harm our business and results of operations.

In addition to the above, if retail electricity prices rise dramatically in Dongguan, we would expect our expenses to increase and our operating results to be adversely affected.

We may not be able to continue to reduce our cost structure. Even if we do, it may not reduce our operating expenses by as much as we anticipate.

Beginning in 2001, in response to the severe downturn in the semiconductor sector, we began to reduce costs. Since the end of the January 2002 quarter, we have been implementing our corporate restructuring program in order to reduce our overall cost structure and improve profitability. We implemented cost saving measures, including reductions in material, labor, overhead and administrative costs. We continue to reduce our cost structure and installed SAP’s enterprise resource planning solution and Camstar’s manufacturing tracking and execution system to enable us to implement improved business processes. We are also moving our assembly and test facilities from Hong Kong to lower-cost facilities in Dongguan, China. We cannot assure you that these cost saving measures will lead to profitability or that any expected net savings will occur. During the remainder of fiscal year 2006, we anticipate that there will be some additional expenses associated with commencing production in our Dongguan Phase II facility and in completing the move of our manufacturing operations to China. In addition, with respect to our new information systems, there can be no assurances that we will not encounter delays, errors or cost-overruns or other adverse consequences in implementing such systems. As we upgrade our information systems, we may encounter difficulties in integrating such technology into our business and we may find that such new systems may not be appropriate for our business. If our new information systems prove to be inadequate or their implementation severely delayed, our business, financial condition and results of operations may be harmed.

We rely on the development and perfection of ownership interests in a substantial amount of intellectual property in our business. If we are unable to protect this intellectual property, we may lose advantages in innovation over our competitors.

We have patents, confidentiality agreements, and other arrangements intended to protect certain of our proprietary manufacturing processes and product technologies. As of October 31, 2005, we had approximately two dozen issued U.S. patents. In addition, in May 2005, we entered into a multi-year cross-licensing agreement with LSI Logic Corporation (“LSI”) under which LSI will provide us with a license to use its Flip Chip Semiconductor package assembly technology. During the April 2005 quarter, we entered into a multi-year cross licensing agreement with Amkor Technology, Inc. (“Amkor”) under which we will provide Amkor with a license for our TAPP semiconductor package technology and Amkor will provide us with a license for its Flip Chip semiconductor package technology. During the October 2003 quarter, we also entered into a “quad flat pack no lead” chipscale package, or QFN, patent cross-license agreement with Amkor. These protections and any future measures we take might not adequately cover or protect our intellectual property. In particular, our competitors may be able to develop similar or superior products or manufacturing technologies, and many of these competitors invest greater amounts of capital towards such development efforts than we do. As a result, our patent portfolio may not have the breadth or depth of that of some of our competitors. Also, we cannot assure you that the Asian countries in which we manufacture and market our products will protect our intellectual property rights to the same extent as does the United States. In particular, the intellectual property laws of China, where we are moving our assembly and test facilities, do not protect our intellectual property rights to the same extent as does the United States. That could leave us vulnerable to willful patent infringement or to the theft of trade secret information. However, even if we have valid protections in place, we may not have sufficient financial and legal resources to protect or enforce our rights. Furthermore, because many of our products and technologies are not covered by any patents or pending patent applications, they are susceptible to independent duplication and/or reverse engineering by competitors.

We are vulnerable to intellectual property infringement claims by third parties and may need to enforce our intellectual property rights against third parties.

The semiconductor industry is characterized by frequent claims regarding patent infringement. From time to time, third parties may claim that we are infringing on their intellectual property rights. Such claims could have a serious adverse effect on our business and financial condition.

If a third party were to bring a valid legal claim against us for patent infringement, we could be required to:

•	discontinue the use of any of our processes considered infringing;

•	cease the manufacture, use, import and sale of infringing products;

•	pay substantial royalties and/or damages;

•	develop non-infringing technologies; or

•	acquire licenses to the technology that we had allegedly infringed.

We may seek licenses from such parties, but they could either refuse to grant us a license or demand commercially unreasonable terms. We might not have sufficient resources both to pay for the licenses and to remain competitive. Such infringement claims could also cause us to incur substantial liabilities and to have to suspend or permanently cease the use of critical technologies or processes for the production and/or sale of major products. For instance, we recently settled a patent litigation case with Motorola, Inc. in connection with their claim of a breach under a patent cross-license agreement.

We may also need to enforce our patents and other intellectual property rights against infringement by third parties. If we were called to defend against a claim of patent infringement, or were we compelled to litigate to assert our intellectual property rights, we could incur substantial legal and court costs and be required to consume substantial management time and engineering resources in the process.

We could be adversely affected by an adverse outcome in legal proceedings to which we are, or in the future may become, subject.

We have in the past and may in the future become involved in various intellectual property, product liability, commercial, environmental, and tax litigations and claims, government investigations and other legal proceedings that arise from time to time in the ordinary course of our business. Litigation is inherently unpredictable, and we could in the future incur judgment or enter into settlement of claims that could have a material adverse effect on our results of operations. In addition, if we receive a final unsatisfied judgment in any litigation not covered by insurance in excess of $10 million that is not cured within 60 days following such judgment, there will be an event of default under the indenture for the 9.25% senior notes due 2011. Upon an event of default, either the trustee or the holders of at least 25% of the outstanding principal amount of the notes may declare the amounts payable on the notes due and payable. In the event that our obligations on the notes are accelerated at the time when we do not have sufficient funds to repay amount due on the notes, there will be a payment default on the notes and our financial results will be materially adversely affected.

The loss of key executive officers and engineers could negatively impact our business prospects. In addition, our inability to retain key personnel at all levels would limit our ability to develop new and enhanced assembly and test services.

We depend on our ability to attract and retain highly skilled technical, managerial, sales and marketing personnel. Competition for highly skilled technical, managerial, sales and marketing personnel is intense, particularly in Hong Kong and Southern China and the retention of skilled engineering personnel in our industry typically requires competitive compensation packages. In attracting and retaining such personnel, we may be required to incur significantly increased compensation costs. In August 2005, our Board of Directors terminated the employment of our Chief Executive Officer, Harry R. Rozakis and replaced him with Robert J. Gange, previously our Chief Financial Officer. We cannot predict whether we will be successful in attracting and retaining the personnel we need to successfully develop and market new and enhanced assembly and test services in order to grow our business and achieve profitability.

The loss of key suppliers or their failure to deliver sufficient quantities of materials on a timely basis could negatively impact our business prospects. Our inability to qualify second sources for certain suppliers could limit our production capabilities.

The principal materials used in our assembly process are polymer substrates, leadframes, gold wire and plastic molding compounds. In the ordinary course of business, we purchase most of our leadframes from QPL and its affiliates, our largest affiliated shareholder group, and our substrates from several suppliers in Japan, Korea and Hong Kong. To maintain competitive packaging operations, we must obtain from these suppliers, in a timely manner, sufficient quantities of acceptable quality materials and equipment at competitive prices. We purchase all of our materials on a purchase order basis and, have no long-term contracts with any suppliers, other than the inventory management and supply agreement we entered into with QPL Limited and Talent Focus Industries Limited on October 27, 2005. From time to time, particularly during industry upturns, vendors have extended lead times or limited the supply of required materials to us because of vendor capacity constraints and, consequently, we have experienced difficulty in obtaining acceptable materials on a timely basis. In addition, particularly during industry upturns, prices that we pay for materials may increase due to increased industry demand. This increase could negatively impact our operating results especially if we are unable to pass this cost on to our customers. Further, if any of our vendors, particularly QPL, were to cease operations for any reason, we may experience difficulty in obtaining acceptable materials from alternative vendors on a timely, cost-effective basis. For example, in the April 2004 quarter, an upstream vendor to one of our key suppliers announced the discontinuance of the production of metalized tape of a certain composition. This discontinuance forced our suppliers to send “end of life” notices to almost a dozen of its customers, several of whom were highly dependent on products assembled with the discontinued material.

Environmental, health and safety laws could impose material liability on us and our financial condition may be negatively affected if we are required to incur significant costs of compliance.

Our operations in Hong Kong are subject to environmental, health and safety laws. These Hong Kong laws impose controls on our air and water discharges, on the storage, handling, discharge and disposal of chemicals, and on employee exposure to hazardous substances. If these laws were to change, they could require us to incur costs to maintain compliance and could impose liability to remedy the effects of hazardous substance contamination. Stricter enforcement of existing laws, the adoption of new laws or regulations or our failure to comply with these laws or regulations could cause us to incur material liabilities and require us to incur additional expense, curtail our operations and restrict our ability to grow.

In addition, our operations in China will be required to comply with various Chinese environmental laws and regulations administered by the central and local government environmental protection bureaus, including any environmental rules introduced by the local Chinese governments in Dongguan, China. These laws impose controls on our air and water discharges, on the storage, handling, discharge and disposal of chemicals, and on employee exposure to hazardous substances and impose fees for the discharge of waste substances above prescribed levels, require the payment of fines for serious violations and provide that the Chinese national and local governments may at their own discretion close or suspend any facility which fails to comply with orders requiring it to cease or cure operations causing environmental damage. If these laws were to change, they could require us to incur costs to maintain compliance and could impose liability to remedy the effects of hazardous substance contamination. Stricter enforcement of existing laws, the adoption of new laws or regulations or our failure to comply with these laws or regulations could cause us to incur material liabilities and require us to incur additional expense, curtail our operations and restrict our ability to grow.

QPL had provided us with chemical waste disposal services in Hong Kong due to our respective manufacturing operations being located in the same building. QPL, which was previously the landlord of our assembly facility in Tsuen Wan, Hong Kong, has provided these services to us pursuant to a license issued to QPL by the Hong Kong government that was required to be renewed by October 31 every other year. However, in June 2003 QPL relocated all of its manufacturing operations from our shared facility to its new facility in

Dongguan, China. QPL agreed to continue to renew this license for our Tsuen Wan, Hong Kong facility for our benefit and we received a renewal license in November 2003 that expired in October 2005. In November 2005, we submitted an application of renewal license under the name of ASAT Limited. Any failure by us to obtain or to maintain such a license could materially and adversely affect our operations.

We do not anticipate making material environmental capital expenditures in connection with our current operations or the construction of the new facilities in Dongguan, China. However, we cannot predict whether future environmental, health and safety laws in either Hong Kong or China will require additional capital expenditures or impose other process requirements upon us, curtail our operations, or restrict our ability to expand our operations. We could be subject to material liabilities if the governments in Hong Kong or China adopts new environmental, health and safety laws, we fail to comply with new or existing laws, or other issues relating to hazardous substances arise.

Recent changes in environmental laws and regulations applicable to manufacturers of electrical and electronic equipment are causing us to redesign certain products, and may increase our costs and expose us to liability.

The implementation of new environmental regulatory legal requirements, such as lead free initiatives, could impact our product designs and manufacturing processes. The impact of such regulations on our product designs and manufacturing processes could affect the timing of compliant product introductions, the cost of our products as well as their commercial success. For example, a recent directive in the European Union bans the use of lead and other heavy metals in electrical and electronics equipment beginning in 2006. As a result, in advance of this deadline, some of our customers selling products in Europe have begun demanding products from component manufacturers, such as us, that do not contain these banned substances. Because most of our existing assembly processes utilize a tin-lead alloy as a soldering material in the manufacturing process, in order to continue our product designs and manufacturing processes we must redesign some of our assembly processes and products in response to this new legislation. The redesign may result in increased research and development costs and manufacturing and quality control costs. In addition, the products we assemble to comply with the new regulatory standards may not perform as well as our current products. Moreover, if we are unable to successfully and timely redesign existing products and introduce new products that meet the standards set by environmental regulation and our customers, sales of our products could decline, which could materially adversely affect our business, financial condition and results of operations.

Some of our costs are denominated in foreign currencies and the continued depreciation of the U.S. dollar against such foreign currencies, including the Chinese Renminbi, could increase these costs.

While substantially all of our revenues are U.S. dollar denominated, a portion of our costs are denominated in other currencies, primarily Hong Kong dollars, Chinese Renminbi and, to a lesser extent, Japanese yen. The Hong Kong dollar historically has accounted for the largest share of our costs. Because the exchange rate of the Hong Kong dollar to the U.S. dollar has remained close to the current linked rate of HK$7.80 = $1.00 since 1983, we have not experienced significant foreign exchange gains or losses associated with that currency. However, the Hong Kong government could change the linked rate or abandon the link altogether. The Japanese yen has fluctuated significantly against the U.S. dollar in recent years and may continue to fluctuate. The depreciation of the U.S. dollar against the Hong Kong dollar or Japanese yen would generally increase our Hong Kong dollar or Japanese yen expenses, which could have an adverse effect on our financial condition and results of operations.

Additionally, we expect that our exposure to fluctuations in the value of the Chinese Renminbi will significantly increase due to our new manufacturing facilities in Dongguan, China. From 1994 to July 2005, the conversion of Renminbi into foreign currencies, including Hong Kong and U.S. dollars, was based on rates set by the People’s Bank of China, which were set daily based on the previous day’s interbank foreign market exchange rate and current exchange rates on the world financial markets. As a result, the exchange rate of the Renminbi to the U.S. dollar was previously substantially pegged or fixed. On July 21, 2005 the government of China announced that the exchange rate of the Renminbi was being appreciated against the U.S. dollar and that the Renminbi would henceforth have a more flexible exchange rate within a 0.3% band that would float against a basket of unidentified foreign currencies. However, the Chinese government may decide to change or abandon this new policy at its sole discretion at any time in the future. This appreciation of the Renminbi against the U.S. dollar and any further appreciation in the exchange rate of the Renminbi against the U.S. dollar will increase our costs relating to our planned China operations.

Economic, political and legal developments in Hong Kong could affect our business.

Our results of operations, financial position and prospects are subject to a significant degree to the economic, political and legal developments in Hong Kong. On July 1, 1997, Hong Kong became a Special Administrative Region of the People’s Republic of China when the People’s Republic of China resumed the exercise of sovereignty over Hong Kong. The basic policies of the People’s Republic of China regarding Hong Kong are embodied in the Basic Law of Hong Kong, which was adopted by the National People’s Congress of the People’s Republic of China on April 4, 1990 and came into effect on July 1, 1997. The Basic Law provides that Hong Kong will have a high degree of autonomy and enjoy executive, legislative and independent judicial power, including that of final adjudication, in accordance with the provisions of the Basic Law. Under the principle of “one country, two systems,” the socialist system and policies will not be practiced in Hong Kong, and the previous capitalist system and way of life shall remain unchanged for 50 years. There can be no assurance that economic, political and legal developments in Hong Kong will not adversely affect our operations.

Outbreaks of epidemics and communicable diseases in Hong Kong, China and other parts of Asia may disrupt our business operations, causing us to lose customers and revenue.

In early calendar year 2003, China, Hong Kong and certain other countries, largely in Asia, experienced the spread of the Severe Acute Respiratory Syndrome, or SARS, virus. The SARS virus was believed to have first originated in Southern China and then spread to Hong Kong before becoming an international health concern. The World Health Organization and several countries issued travel warnings against international travel to Hong Kong, China and several other Asian nations during the period of the alert. This severely curtailed customer visits to our facilities. In addition, we have been unable to obtain insurance coverage at commercially reasonable rates for business interruptions resulting from the spread of communicable diseases. In that regard, there can be no assurance that the SARS virus and/or a different or even more virulent virus will not make a reappearance in the future. If such an outbreak were to occur in Hong Kong and China, and if the outbreak were to be prolonged, uncontrolled and/or associated with high mortality, our operations could be severely impacted, such as through plant closures and the imposition of other emergency measures, any of which would have material adverse effect on our financial condition and results of operations. Furthermore, any outbreak in any of our premises or manufacturing plants could result in our management and employees being quarantined and our operations being required to be suspended.

We may experience seasonality in the sales of our products, which could cause our operating results to be adversely impacted.

We may experience a decline in business activity during the Lunar New Year, which is a major holiday celebrated in China and many other countries in Asia. Many businesses within China are closed for a period of approximately 10 days around the Lunar New Year, which occurs in January or February of each year. This could lead to decreased sales during the fiscal quarter in which the Lunar New Year falls. Since we only recently commenced operations in China, to date we have not experienced material seasonality. We expect that as we conduct more of our business in China, we will experience seasonality, although it is difficult for us to evaluate the degree to which seasonality may affect our business in future periods.

Our substantial indebtedness could adversely affect our operations.

We have a significant amount of indebtedness that will increase further if we are able to borrow funds upon meeting the specified conditions set forth in the purchase money loan facility from one of our principal shareholder groups. As of October 31, 2005, we had total liabilities of $217.4 million. In addition, on January 25, 2006, we closed the funding of the first $10.0 million tranche under the purchase money loan facility. If new debt is added to our consolidated debt level, the related risks that we now face could intensify.

Covenants in the agreements governing our existing debt, and debt we may incur in the future, may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments, and encumber or dispose of assets. In addition, financial covenants contained in agreements relating to our existing and future debt could lead to a default in the event our results of operations do not meet our plans and we are unable to amend such financial covenants prior to default. A default under one debt instrument may also trigger cross-defaults under our other debt instruments. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us and our capital structure.

Our substantial indebtedness could have important consequences to our ability to operate our company. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

We may not be able to finance future needs because of restrictions placed on us by the indenture governing our 9.25% senior notes due 2011.

The indenture governing our 9.25% senior notes due 2011 contains, and agreements governing our future debt may contain, various covenants that limit our ability to, among other things:

•	pay dividends, redeem capital stock and make certain other restricted payments or investments, including loans, guarantees and advances;

•	incur additional indebtedness, including guarantees, or issue certain equity interests;

•	merge, consolidate or sell all or substantially all of our assets;

•	issue or sell capital stock of some of our subsidiaries;

•	sell or exchange assets or enter into new businesses;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	create liens on assets; and

•	enter into particular types transactions with affiliates or related persons.

The purchase money loan agreement entered into in connection with our shareholder financing contains various restrictive covenants, including those described above and additional restrictions on our ability to incur indebtedness.

Our ability to comply with covenants contained in the indenture for our 9.25% senior notes due 2011, our purchase money loan agreement and other agreements governing indebtedness to which we may become a party may be affected by events beyond our control, including prevailing economic, financial and industry conditions. We operate in an industry that requires large capital expenditures in order to stay competitive, and the indenture, and agreements governing other debt we may incur, may limit our ability to finance these capital expenditures. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in an acceleration of our indebtedness and cross-defaults under the agreements governing other indebtedness to which we may become a party. Any such acceleration or cross-default could require us to repay or repurchase debt, together with accrued interest, prior to the date it otherwise is due, which could adversely affect our financial condition.

Even if we are able to comply with all applicable covenants, the restrictions on our ability to operate our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financing, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

We issued preferred shares and warrants in connection with the preferred shares financing arrangement and warrants in connection with the purchase money loan facility with our two principal shareholder groups, which have a significant dilutive effect upon our shareholders.

As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three Months and Six Months Ended October 31, 2005 and 2004 Operating and Financial Review and Prospects—Liquidity and Capital Resources—Material Financing Arrangements” in our Report on Form 6-K for the Fiscal Quarter ended October 31, 2005, in October 2005 we completed our preferred shares financing arrangement and satisfied the conditions for the effectiveness of our purchase money loan financing commitment with our two principal shareholder groups. We issued warrants in connection with the preferred shares commitment to the two principal shareholder groups and to a member of the JPMP Funds shareholder group in connection with the purchase money loan facility, and will be required to issue warrants to these shareholders if we borrow funds under the purchase money loan facility to the extent such shareholders are lenders and fund the first tranche of loans. The holders can convert their preferred shares into ordinary shares at any time prior to their maturity. The initial conversion price of the preferred shares is $0.09 per ordinary share (equivalent to $0.45 per ADS), but will be reset on October 31, 2006 to 80% of the average trading price per share equivalent of our ordinary shares during the preceding three months if such amount were below the conversion price of $0.09 per ordinary share (equivalent to $0.45 per ADS), subject to a floor of $0.065 per ordinary share (equivalent to $0.325 per ADS) each subject to adjustment under anti-dilution provisions. The conversion price will also be subject to weighted average based anti-dilution protection in the event of issuance of certain equity securities and shall be proportionally adjusted for share splits, dividends, re-combinations and similar events. The warrants are exercisable at a price of $0.01 per ordinary share (equivalent to $0.05 per ADS), subject to adjustment for stock splits and certain other situations specified in the warrants. If holders convert the preferred shares or exercise the warrants, we will issue ordinary shares and such issuances will be dilutive to our holders of ordinary shares and ADSs. In addition, if such shareholders sell substantial amounts of their ADSs in the public market during a short period of time, prices of these securities may decline significantly.

The market price of our American Depositary Shares, or ADSs, may be volatile and you may not be able to resell your ADSs at or above the price you paid, or at all. In addition, the liquidity of the ADSs may also be adversely affected by our recent transfer to the Nasdaq Capital Market or delisting.

Our ADSs have experienced substantial price volatility during the past three years, particularly as a result of variations between our anticipated and actual financial results, the published expectations of analysts, and announcements by our competitors and by us. From time-to-time, this volatility has been exacerbated by the relatively low average daily trading volumes of our ADSs. In addition, the stock market itself has experienced extreme price and volume fluctuations that have negatively affected the market price of the stocks of many technology and manufacturing companies. These factors, as well as general worldwide economic and political conditions, may materially adversely affect the market price of our ADSs in the future.

Our ADSs are currently quoted on the Nasdaq Capital Market under the symbol “ASTT.” Our ADSs were recently transferred to the Nasdaq Capital Market from the Nasdaq National Market. On May 25, 2005, we received a compliance notice from The Nasdaq Stock Market, Inc. stating that, for a period of 30 consecutive trading days, our ADSs had closed below the minimum bid price of $1.00 per share as required under the Nasdaq Marketplace Rule 4450(a)(5) for continued listing on the Nasdaq National Market. In accordance with Nasdaq’s Marketplace Rules, we had until November 21, 2005 to regain compliance with the Nasdaq National Market’s continued listing requirements and, as we failed to meet those requirements, we transferred the listing of our ADSs to the Nasdaq Capital Market effective November 30, 2005.

We cannot assure you that we will be able to meet the continued listing requirements for the Nasdaq Capital Market or that that we will be able to meet the listing requirements of the Nasdaq National Market in the future.

The liquidity and price of our ADSs could be negatively impacted by this transfer to the Nasdaq Capital Market. For example, the demand for our ADSs may be curtailed by certain investment entities that have self-imposed restrictions and/or investment limitations regarding the trading in and holding of securities that are listed on the Nasdaq Capital Market. Any of these entities that hold our ADSs prior to a transfer to the Nasdaq Capital Market would likely sell their ADSs, which would tend to depress the price of our ADSs. In addition, the quotation of our ADSs on the Nasdaq National Market preempts the operation of the laws of the various U.S. states relating to the qualification of securities. Securities listed on the Nasdaq Capital Market do not preempt the operation of these laws and the liquidity of the ADSs may be negatively impacted. If we are unable to meet the listing requirements of the Nasdaq Capital Market, our ADSs may not be traded on any market, and the price and liquidity of your ADSs may decline.

Risks Related to the Rights Offering and Our Securities

The subscription price determined for this offering is not an indication of our value or the value of our ordinary shares and ADSs.

The subscription price was set by our Board of Directors at $50.00 per unit. The Board determined that the subscription price and other terms of the units should match the price and other terms for the Series A Preferred Shares and warrants previously sold in the private financing to the private investors. The price and terms for those units were determined by the Board in July 2005, when we entered into a Securities Purchase Agreement with these investors. Thus, the Board, with the assistance of our financial advisors, determined the price for the Series A Preferred Shares and warrants and the exercise price of the warrants at that time, based on the information available to us at that time. In developing our plan of financing, including the offering price of the securities offered in the private financing to the private investors and in the rights offering and the terms of the warrants forming a part of those offerings, the Board considered a number of factors, including the historic and then current market price of our ordinary shares, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our ordinary shares and ADSs and the level of risk to our investors. The transactions contemplated by the Securities Purchase Agreement have been unanimously approved by the disinterested directors of the Board.

The subscription price does not necessarily bear any relationship to the results of our past operations, cash flows, net income, or financial condition, the book value of our assets or any other established criteria for value, nor does the trading history of our ADSs accurately predict their future market performance. Because of the manner in which we have established the subscription price, and because the units include both Series A Preferred Shares and warrants to purchase ordinary shares (for each of which no market exists), the trading price of the securities, and implicitly for the underlying ordinary shares and our ADSs, may be below the subscription price even at the closing of the rights offering. On March 23, 2006 the last reported sales price for our ADSs on the Nasdaq Capital Market was $0.99 per ADS. You should not consider the subscription price an indication of our value or any assurance of future value.

Once you exercise your subscription rights, you may not revoke the exercise even if you no longer desire to invest in us, even if we decide to extend the expiration date of the subscription period.

Once you exercise your subscription rights, you may not revoke the exercise, except in the limited circumstance where we have significantly changed (other than the extension of the expiration date) the terms of the rights offering. Therefore, even if circumstances arise after you have subscribed in the offering that eliminate your interest in investing in the units, including if the public trading market price of our ADSs declines before the subscription rights expire, you will be required to purchase the units for which you subscribed.

We may, in our discretion, extend the expiration date of the subscription period. If we were to so extend, we do not expect we would extend the time for exercising the subscription rights beyond December 31, 2006. If you exercise your subscription rights and, afterwards, the trading market price of our ordinary shares decreases below the conversion price of the Series A Preferred Shares—including during any potential extension of time—this may result in a loss on your investment upon the exercise of rights to acquire the units.

Your ability to sell Series A Preferred Shares purchased in the rights offering is severely limited by our Restated Articles of Association.

Our Restated Articles of Association, as amended (“Restated Articles of Association”), provide that no holder of Series A Preferred Shares may assign or transfer any Series A Preferred Shares or any rights, interests or obligations thereunder without the prior written approval of a majority of the Series A Preferred Shares then outstanding, subject to certain exceptions. The Restated Articles of Association permit the assignment or transfer of Series A Preferred Shares to a permitted transferee (as defined in the shareholders agreement among our major shareholders, which are generally the general partners and limited partners of a fund which is a shareholder or wholly-owned subsidiaries of QPL) or to a party to the shareholders agreement among our major shareholders or their successors or assigns that agrees to be bound by the terms of such articles. This restriction on transfer places a severe limitation on your ability to transfer your shares of Series A Preferred Shares and effectively results in your having to convert your Series A Preferred Shares to ordinary shares in order to be able to transfer or realize liquidity. Upon the conversion of your Series A Preferred Shares, you would lose the rights afforded to such shares, including dividend rights and liquidation preferences.

You may not be able to sell your Series A Preferred Shares or warrants because no current market for these securities exists, and we do not expect a market to develop.

There is no established trading market for the Series A Preferred Shares or warrants, and we do not currently intend to list either security on any securities exchange or qualify them for quotation on any automated quotation service. No active market for the securities may develop, and in the event a market does develop, it may not be liquid. You may not be able to sell Series A Preferred Shares or warrants at the times or on terms that you wish. In the event you must sell your securities and wish to do so in the form of ADSs, you may be required to convert your Series A Preferred Shares into ordinary shares or exercise your warrants so that you can deposit them with the depositary and the depository can issue you ADSs prior to any sale. By converting into ordinary shares, you will forfeit all rights of a preferred shareholder. In addition, the time required to complete the conversion or exercise your warrants and receive marketable receipts representing our ADSs may take several days or weeks, and the price of our ADSs may decline substantially between the date of conversion and the first day you are able to sell or trade the ADSs. Nevertheless, your election to convert will be irrevocable, and you will no longer be entitled to any rights associated with the Series A Preferred Shares, including the liquidation preference and anti-dilution protections. Loss of physical certificates representing Series A Preferred Shares or warrants will require that the shareholder post a bond to indemnify ASAT Holdings against any liability associated with the loss of the physical certificate.

The private investors will be able to waive anti-dilution adjustments with respect to the Series A Preferred Shares without your consent.

If the rights offering is fully subscribed, the private investors will hold approximately 82% of the outstanding Series A Preferred Shares. Our Restated Articles of Association permit the holders of 66 2/3% of the then outstanding Series A Preferred Shares to limit or waive in its entirety any anti-dilution adjustment to which the holders of Series A Preferred Shares would otherwise be entitled. Your right to anti-dilution adjustments could be adversely affected if the private investors consent to limit or waive any such adjustment.

The price of our ADSs may decline below the effective conversion price of the Series A Preferred Shares before or after the rights offering.

We cannot assure you that the public trading price of our ADSs will not decline below the effective conversion price of our Series A Preferred Shares. The effective conversion price at which the Series A Preferred Shares would convert into ordinary shares is $0.09, or $0.45 per ADS, subject to certain adjustments. If that occurs, the number of ADSs you could ultimately receive upon conversion of the Series A Preferred Shares will be less than the number of ADSs you could purchase for the same investment you previously made in our Series A Preferred Shares.

In addition, since the Series A Preferred Shares and warrants may be immediately converted or exercised, as applicable, to the extent holders convert their Series A Preferred Shares or exercise warrants and seek to sell the ordinary shares received (through our ADS program), the public trading price of our ADSs could decline. A decline in the trading price of our ADSs could adversely affect your investment in the Series A Preferred Shares and warrants.

If you make payment of the subscription price by personal check, your check may not have cleared in sufficient time to enable you to purchase units in this rights offering.

Any personal check used to pay for units to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for units by personal check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the units you attempted to purchase and you will lose the value of your subscription rights.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this offering. In addition, if we cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

If you do not exercise your rights, you will suffer significant dilution.

If you do not exercise your rights, you will suffer significant dilution of your percentage ownership of our equity securities relative to purchasers in the private placement and shareholders who exercise their rights.

Based on 678,437,130 ordinary shares outstanding as of April 30, 2005:

•

assuming (a) the exercise of all warrants issued and potentially issuable pursuant to the private financing and the purchase money loan facility (excluding any adjustments), (b) all Series A Preferred Shares are converted at the floor price of $0.065 per ordinary share, or $0.325 per ADS (excluding any other adjustments, including price-based anti-dilution adjustments, which may be significant), and (c) all existing shareholders eligible to participate in the rights offering exercise such rights, existing shareholders other than the JPMP Funds, Olympus and QPL, would own approximately 17.7% of our ordinary shares outstanding after giving effect to the foregoing, compared to approximately 18.1% of our ordinary shares outstanding as of April 30, 2005; and

•	assuming (a) the exercise of all warrants issued and potentially issuable pursuant to the private financing and the purchase money loan facility (excluding any adjustments), (b) all Series A Preferred Shares are converted at the floor price of $0.065 per ordinary share, or $0.325 per ADS (excluding any other adjustments, including price-based anti-dilution adjustments, which may be significant), and (c) none of the existing shareholders eligible to participate in the rights offering exercise such rights, existing shareholders other than the JPMP Funds, Olympus and QPL, would own approximately 13.0% of our ordinary shares outstanding after giving effect to the foregoing, compared to approximately 18.1% of our ordinary shares outstanding as of April 30, 2005.

Thus, the issuance of additional shares of Series A Preferred Shares in the rights offering will significantly dilute your percentage equity and voting interest in ASAT unless you exercise your rights, in which case you would still suffer a minor dilution in your percentage equity and voting interests. In addition, the Series A Preferred Shares are subject to anti-dilution protections that could under certain circumstances result in an increase in the number of shares of ordinary shares issuable on conversion.

If you wish to purchase units in the rights offering, you must act promptly and carefully follow all subscription instructions. Improperly submitting rights certificates or other subscription documents or subscription proceeds may result in your inability to purchase units in the rights offering.

If you wish to purchase units in the rights offering, you must act promptly to ensure that all required forms are properly completed and received by the subscription agent prior to the expiration date. If you fail to properly complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither ASAT Holdings nor the subscription agent undertakes to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your rights properly and timely follows the correct procedures.

There will be no market for the rights.

We do not intend to list the rights on any securities exchange or qualify them for quotation on any automated quotation system. Further, the persons to whom you may sell your rights are limited to holders of our ordinary shares or ADSs on the record date, excluding the JPMP Funds, QPL (and its affiliates who hold ordinary shares) and Olympus who have agreed, pursuant to the Securities Purchase Agreement entered into the connection with the private financing, that the rights may not be transferred to any of those entities. There will be no market for the rights.

Your voting rights with respect to the ADSs are limited by the terms of the deposit agreement for the ADSs.

Holders may exercise voting rights with respect to the ordinary shares represented by ADSs in accordance with the provisions of the deposit agreement relating to the ADSs. The depositary will mail to you any notice of a shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the ordinary shares represented by the ADSs. If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the ordinary shares represented by those ADSs in accordance with such voting instructions. However, the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. As to ADSs for which no voting instructions have been received, the holder of those ADSs will be deemed to have granted a discretionary proxy to a person designated by us to vote the ordinary shares underlying those ADS subject to exceptions as described under “Description of the American Depositary Shares—Voting Rights” elsewhere in this prospectus.

Our shareholders may face different considerations in protecting their interests because we are incorporated under Cayman Islands law.

Our corporate affairs are governed by our Restated Memorandum and Articles of Association, by the Companies Law (as revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors of ASAT Holdings, actions by minority shareholders and the fiduciary responsibilities of our directors to ASAT Holdings under Cayman Islands law are to a large extent governed by the common law of Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. Cayman Islands law relating to the right of shareholders and the fiduciary duties of our directors may not be as established and may differ from provision under statutes or judicial precedent in existence in jurisdictions in the United States. As a result, our public shareholders may have more difficulty in protecting their interests in actions against the management, directors or our controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. See “Description of Organizational Documents and Share Capital—Differences in Corporate Law” and “Enforceability of Civil Liabilities.”

Judgments against us may be difficult or impossible to enforce in foreign jurisdictions.

We are a Cayman Islands company and a substantial majority of our assets are located outside the U.S., including a substantial portion of assets being moved to Dongguan, China. In addition, a majority of our directors and officers reside outside the U.S. As a result, it may not be possible to effect service of process within the U.S. upon such persons, including with respect to matters arising under U.S. or foreign securities or other applicable laws. There is uncertainty as to whether the courts of the Cayman Islands, Hong Kong or China would recognize or enforce judgments of United States courts obtained against us or such persons based upon the civil liability provisions of the securities laws of the United States, or be competent to hear original actions based upon these laws. In addition, any judgments obtained in the U.S. against us, including judgments predicated on the civil liability provisions of the securities laws of the United States or any state thereof, may be not collectible within the U.S. Moreover, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the U.S., Japan or most western countries. Hong Kong has no arrangement for the reciprocal enforcement of judgments within the U.S. As a result, if you intend to enforce a judgment obtained in the U.S. against our assets located outside the U.S., such judgment may be subject to re-examination of the merits of the action by a foreign court and face additional procedures and other difficulties which would not be required for enforcement of such judgment in the U.S. Enforcing such judgments may be difficult or impossible. See “Enforceability of Civil Liabilities.”

Our management has discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our operating results or the price of our securities.

We anticipate that we will use the net proceeds from this offering for general corporate purposes. Our management will have some discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our operating results or enhance the price of our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements and information that involve risks, uncertainties and assumptions. These statements and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are all statements that concern plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact, including, but not limited to, those that are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” and similar expressions. Risks and uncertainties that could affect us include, without limitation, dependence on the highly cyclical nature of the semiconductor industry, our ability to rapidly develop and successfully bring to market advanced technologies and services, the concentration of our business in the communications sector, the incurrence of significant capital expenditures for manufacturing technology and equipment, the success of moving our assembly and test facilities from Hong Kong to Dongguan, China, operating new assembly and test facilities in China, our high leverage and the restrictive covenants contained in the agreements governing our indebtedness, fluctuating demand and continuous downward pressure on selling prices in the semiconductor industry, low capacity utilization rates, loss of a large customer, weaknesses in global economies, natural disasters, losses of power to our facilities in Dongguan, China, volatility in the market price of our ADSs, environmental regulation, fluctuation in foreign currencies, uncertainty as to demand from our customers over both the long-term and short-term, competitive pricing and declines in average selling prices we experience, the timing and volume of orders relative to our production capacity, complexity in our assembly processes, the availability of financing, competition and the greater operating and financial resources of competitors, ability to successfully complete potential acquisitions and integrate other parties into our business, dependence on raw material and equipment suppliers, ability to transfer funds to and from our Chinese operating subsidiary, seasonality in sales of our products and the enforcement of intellectual property rights by or against us. Should one or more of such risks and uncertainties materialize, or should any underlying assumption prove incorrect, actual outcomes may vary materially from those indicated in the applicable forward-looking statements. Any forward-looking statement or information contained in this document speaks only as of the date the statement was made.

All of our forward-looking statements made herein and elsewhere are qualified in their entirety by the risk factors discussed in the section entitled “Risk Factors.” These risk factors describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement. We do not intend to update or revise any forward-looking statements made herein to reflect actual results or changes in assumptions, future events or otherwise. Accordingly, forward-looking statements should not be relied upon as a prediction of actual result.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated.

	Year Ended April 30,					Six Months Ended October 31, 2005
	2005	2004	2003	2002	2001
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	—	—	—	—	2.16	—

For the purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings is the sum of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount, debt issuance costs and that portion of operating lease rental expense that is representative of the interest factor.

(1)	Due to the Company’s losses for the six months ended October 31, 2005 and in the fiscal years ended April 30, 2005, 2004, 2003 and 2002, the ratio coverage was less than 1:1. The Company would have needed to generate additional earnings of $59,677 thousand, $16,713 thousand, $114,253 thousand, $113,787 thousand, $19,429 thousand for the fiscal years ended April 30, 2005, 2004, 2003 and 2002 and for the six months ended October 31, 2005, respectively, to achieve a coverage of 1:1.

The Company did not incur or pay any preferred stock dividends in the above presented periods.

In addition to the Series A Preferred Shares being offered in the rights offering, prior to the consummation of the rights offering, we issued 300,000 shares of Series A Preferred Shares. All of our Series A Preferred Shares will carry a 13% simple annual dividend commencing March 15, 2006.

USE OF PROCEEDS

The net proceeds of the rights offering will depend on the amount of subscription rights exercised in the rights offering. The following table sets forth our estimated net proceeds at various levels of exercise, after deducting fees and estimated expenses of the offering totaling approximately $470 thousand.

% of Rights Exercised	Net Proceeds to ASAT (in thousands)
25%	$362
50%	$1,194
75%	$2,025
100%	$2,857

We intend to use the net proceeds from this offering for general corporate purposes. Pending the uses described above, we expect to invest the net proceeds in interest-bearing investment-grade securities.

PRICE RANGE OF ADSs

Our ordinary shares trade in the form of ADSs evidenced by American depositary receipts, or ADRs. Our ADSs are quoted on the Nasdaq Capital Market under the symbol “ASTT.” Each ADS represents ownership interests in five of our ordinary shares (or the right to receive five ordinary shares). The Bank of New York acts as the depositary of our ADSs. The table below presents the high and low closing prices for the ADSs traded on the Nasdaq National Market or Nasdaq Capital Market, as applicable, for the periods presented.

	Price per ADS on Nasdaq National Market or Nasdaq Capital Market
	High ($)	Low($)
Annual Highs and Lows
Fiscal Year Ended April 30,
2001	$11.56	$3.44
2002	5.60	1.00
2003	1.97	0.35
2004	4.60	0.42
2005	2.46	0.88
Quarterly High and Lows
Fiscal Year Ended April 30, 2004
First Quarter	$1.18	$0.42
Second Quarter	3.02	0.80
Third Quarter	4.60	2.70
Fourth Quarter	3.66	2.07
Fiscal Year Ended April 30, 2005
First Quarter	$2.46	$1.05
Second Quarter	1.20	0.88
Third Quarter	1.70	1.05
Fourth Quarter	1.30	0.91
Fiscal Year Ended April 30, 2006
First Quarter	$1.08	$0.78
Second Quarter	0.87	0.55
Third Quarter	1.09	0.59
Fourth Quarter (through March 23, 2006)	1.24	0.98
Monthly Highs and Lows (most recent six months)
October	$0.85	$0.70
November	0.73	0.59
December	0.84	0.60
January	1.09	0.77
February	1.24	0.99
March (through March 23, 2006)	1.09	0.98

On March 23, 2006, the closing price of our ADSs as reported on the Nasdaq Capital Market was $0.99 per ADS.

Following the offering of our ADSs in July 2000, our ADSs were quoted on the Nasdaq National Market until June 2003. On June 26, 2003, as we did not meet the listing requirements for the Nasdaq National Market, Nasdaq approved our application to transfer to The Nasdaq Capital Market, where our ADSs were quoted from July 1, 2003 to April 12, 2004. On April 12, 2004, the ADSs once again began being quoted on the Nasdaq National Market. On November 28, 2005, as we again did not meet the listing requirements for the Nasdaq National Market, Nasdaq approved our application to transfer the Nasdaq Capital Market, effective November 30, 2005, where our ADSs are presently quoted.

DIVIDEND POLICY

We have never declared or paid cash dividends on our ordinary shares. We currently intend to retain all earnings for use in our business. Therefore, we do not anticipate declaring or paying any cash dividends on our ordinary shares in the foreseeable future. Furthermore, our ability to pay dividends is restricted by the covenants of the indenture for our 9.25% senior notes due 2011 and the covenants in our purchase money loan agreement.

Holders of our ordinary shares are entitled to receive such dividends as may be recommended by our board of directors and declared by the shareholders at a general meeting. Under Cayman Islands law, dividends may be paid only out of profits, which include net earnings, retained earnings undistributed in prior years and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test.

Holders of ADSs on the relevant record date will be entitled to receive any dividends payable on the ordinary shares underlying the ADSs, subject to the terms of the deposit agreement under which the ADSs are issued. Subject to exceptions provided in the deposit agreement, cash dividends will be converted by the depositary to U.S. dollars and paid by the depositary to holders of ADSs, net of conversion expenses of the depositary, and in accordance with the deposit agreement. The rights of holders of ADSs to any dividends or other distributions on the ordinary shares underlying the ADSs will be governed by the deposit agreement and may be different from the right of holders of ordinary shares.

The Series A Preferred Shares accrue dividends at the rate of 13% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2006. Such dividends are payable, at our option, in either cash, unless payment in cash is prohibited by law or by the terms of our debt instruments, or in additional Series A Preferred Shares or ordinary shares. Each of the indenture for our 9.25% senior notes due 2011 and our purchase money loan agreement currently prohibits payment of the dividends on the Series A Preferred Shares in cash and are likely to do so for the foreseeable future.

EXCHANGE RATE INFORMATION

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). Since 1983, the Hong Kong dollar has effectively been officially pegged to the U.S. dollar at the rate of approximately HK$7.80 = US$1.00. However, the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market. The Hong Kong government, acting through the Hong Kong Monetary Authority, has a number of means by which it may act to maintain exchange rate stability. However, we cannot assure you that the Hong Kong government will maintain the peg at HK$7.80 to US$1.00 or at all. Exchange rates between the Hong Kong dollar and other currencies are influenced by the rate between the U.S. dollar and such other currencies.

Additionally, we expect that our exposure to fluctuations in the value of the Chinese Renminbi will significantly increase due to our new manufacturing facilities in Dongguan, China. From 1994 to July 2005, the conversion of Renminbi into foreign currencies, including Hong Kong and U.S. dollars, was based on rates set by the People’s Bank of China, which were set daily based on the previous day’s interbank foreign market exchange rate and current exchange rates on the world financial markets. As a result, the exchange rate of the Renminbi to the U.S. dollar was previously substantially pegged or fixed. On July 21, 2005 the government of China announced that the exchange rate of the Renminbi was being appreciated against the U.S. dollar and that the Renminbi would henceforth have a more flexible exchange rate within a 0.3% band that would float against a basket of unidentified foreign currencies. However, the Chinese government may decide to change or abandon this new policy at its sole discretion at any time in the future. This appreciation of the Renminbi against the U.S. dollar and any further appreciation in the exchange rate of the Renminbi against the U.S. dollar will increase our costs relating to our planned China operations.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth unaudited debt and shareholders’ deficit of ASAT Holdings on a consolidated basis as of October 31, 2005:

•	on an actual basis; and

•	as adjusted basis to give effect to the rights offering (assuming various levels of participation), after deducting estimated offering expenses payable by us.

You should read the capitalization data set forth in the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the notes thereto, incorporated by reference in this prospectus.

	As Adjusted(4)	Actual	Assuming 25% Participation	Assuming 50% Participation	Assuming 75% Participation	Assuming 100% Participation
	(in thousands)
Debt:
Long-term debt (1)	$155,985	$150,000	$150,000	$150,000	$150,000	$150,000

Series A Redeemable Convertible Preferred Shares ($0.01 par value, 1,000,000 shares authorized, 300,000 shares issued and outstanding, actual; 366,543 shares issued and outstanding, as adjusted for 100% participation)	$2,896	$2,896	$3,064	$3,233	$3,401	$3,569

Shareholders’ deficit:
Ordinary Shares ($0.01 par value, 2,999,000,000 ordinary shares authorized; 686,032,315 ordinary shares issued, 678,979,315 ordinary shares outstanding, actual; ordinary shares issued, ordinary shares outstanding, as adjusted) (2)	$6,860	$6,860	$6,860	$6,860	$6,860	$6,860
Less: Repurchase of shares at par	(71)	(71)	(71)	(71)	(71)	(71)
Additional paid-in capital	247,792	244,627	245,291	245,954	246,617	247,281
Deferred stock-based compensation	(177)	(177)	(177)	(177)	(177)	(177)
Accumulated other comprehensive loss	(254)	(254)	(254)	(254)	(254)	(254)
Accumulated deficit	(283,160)	(283,160)	(283,160)	(283,160)	(283,160)	(283,160)

Total shareholders’ deficit	(29,010)	(32,175)	(31,511)	(30,848)	(30,185)	(29,521)

Total capitalization (3)	126,975	117,825	118,489	119,152	119,815	120,479

(1)	At October 31, 2005, long-term debt consisted of 9.25% senior notes due 2011 issued on January 26, 2004 by New ASAT (Finance) Limited, which notes are unsecured and guaranteed by ASAT Holdings and certain of its subsidiaries. For the as adjusted column, long-term debt also included the first $10.0 million tranche of funding under the purchase money loan facility which closed on January 25, 2006.
(2)	The number of ordinary shares outstanding as of October 31, 2005 excludes (i) 39,082,695 ordinary shares (equivalent to 7,816,539 ADSs) issuable upon exercise of options to purchase ordinary shares outstanding as of October 31, 2005, with a weighted average exercise price of $0.36 per ordinary share (equivalent to $1.80 per ADS) (on August 29, 2003, options for 32,948,550 ordinary shares (equivalent to 6,589,710 ADSs) were granted under the Employee Stock Option Exchange Program at an exercise price of $1.44 per ADS to those participants who were still employed by us on that date (all newly granted options have the same vesting schedules as the cancelled options)); and (ii) 53,636,950 ordinary shares (equivalent to 10,727,390 ADSs) issuable upon exercise of warrants outstanding as of October 31, 2005, with a weighted average exercise price of $0.17 per ordinary share (equivalent to $0.85 per ADS).
(3)	Total capitalization equals total long-term debt plus total shareholders’ deficit.
(4)	The as adjusted column reflects material changes in the capitalization and indebtedness of ASAT Holdings from October 31, 2005 through January 31, 2006. Specifically, on January 25, 2006, we borrowed the first $10.0 million tranche of funding under the purchase money loan facility and issued five-year warrants for a total of 15,668,170 ordinary shares exercisable at a price of $0.01 per share, as well as paid a commitment fee of $850,000, on a pro rata basis to the lenders that fund the first tranche. We estimate the fair value of these warrants to be approximately $3.2 million. The fair value of the warrants and commitment fees have been deducted from the gross proceeds of $10 million purchase money loan.

DILUTION

The net tangible book value of ASAT Holdings as of October 31, 2005 was approximately $(37.3) million, the equivalent of $(0.27) per ADS. Net tangible book value per ADS is determined by dividing the net tangible book value (total tangible assets less total liabilities) as of October 31, 2005 by the number of outstanding ADS equivalents at that date. In this section, we refer to our shareholders participating in this offering as “new investors.”

After giving effect to the issuance by us of all of the 66,543 Series A Preferred Shares and the ordinary shares underlying the warrants (assuming the warrants are fully exercised), in each case as may be purchased as part of the units offered pursuant to the distribution of our subscription rights in this offering at a subscription price of $50.00 per unit, and after deducting estimated offering expenses payable by us, the net tangible book value of ASAT Holdings as of October 31, 2005, as adjusted, would have been $(0.24) per ADS. This represents an immediate increase in net tangible book value of $0.03 per ADS equivalent to our existing shareholders and an immediate dilution in net tangible book value of $0.65 per ADS equivalent to new investors. The following table illustrates this per dilution:

Weighted average public offering price per ADS		$0.41
Net tangible book value per ADS equivalent as of October 31, 2005	$(0.27)
Increase in net tangible book value per ADS equivalent attributable to new investors	0.03

Net tangible book value per ADS after this offering		$(0.24)

Dilution in net tangible book value, as adjusted, per ADS equivalent to new investors		$0.65

The number of ordinary shares to be outstanding immediately following the rights offering is 678,979,315, based on 686,032,315 ordinary shares issued or issuable as of October 31, 2005 and excludes the following as-converted shares:

•	outstanding warrants to purchase 53,636,950 ordinary shares, equivalent to 10,727,390 ADSs, at an exercise price of $0.17 per ordinary share, equivalent to $0.85 per ADS.

•	outstanding stock options for 39,082,695 ordinary shares, equivalent to 7,816,539 ADSs, with a weighted average exercise price of $0.36 per ordinary share, equivalent to $1.80 per ADS.

•	approximately 110,000,000 ordinary shares, equivalent to 22,000,000 ADSs, reserved for issuance under our stock option plan which we adopted on July 6, 2000.

Existing shareholders who do not exercise their rights to purchase units in this rights offering will experience immediate dilution of their ownership interests. For example, assuming all of the units are purchased in the offering, a holder of our ordinary shares who held 6,789,793 ordinary shares, or one percent of our capital stock before this rights offering, will be reduced to holding 0.73 percent of our capital stock upon completion of the rights offering.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the terms of our 9.25% senior notes due 2011, referred to below as the senior notes.

Guarantees. The senior notes have been irrevocably and unconditionally, jointly and severally, guaranteed on a senior unsecured basis by ASAT Holdings and all of its existing and future subsidiaries, subject to limited exceptions more fully described in the indenture. As of the date of this prospectus, ASAT Holdings, ASAT HK, Timerson and ASAT US are guarantors of the senior notes. If New ASAT (Finance) cannot make payments on the senior notes when they are due, the guarantors must make them instead. The guarantees will not be discharged with respect to any senior notes except by (1) payment in full of the principal of the senior notes, premium, interest and liquidated damages and additional amounts, if any, and all other amounts payable on the senior notes and (2) in limited circumstances in accordance with the guarantor release provisions described in the indenture.

Redemption and Repurchase. We may redeem all or a portion of the senior notes at any time after February 1, 2008. We may also redeem up to $52.5 million of the senior notes using the proceeds of equity offerings completed before February 1, 2007. If we experience a change of control, we must offer to purchase all of the senior notes.

Covenants. The senior notes contain covenants restricting the ability of New ASAT (Finance), the guarantors and the restricted subsidiaries of ASAT Holdings to act in a number of ways more fully described in the indenture, including:

•	Debt: incurring any debt or guarantees, except

(1)	debt incurred and guarantees given in connection with the senior notes,

(2)	intercompany debt,

(3)	specified types of debt in connection with ordinary course of business,

(4)	foreign exchange and interest rate hedging,

(5)	limited refinancing indebtedness,

(6)	amounts incurred in connection with standby letters of credit or performance bonds or pursuant to self-insurance obligations,

(7)	limited amounts so long as no event of default occurs and ASAT’s consolidated EBITDA to fixed charges ratio, calculated in accordance with the indenture on a pro forma basis for the prior four quarters, would be at least 2.5 to 1.0, and

(8)	limited amounts of specific categories of debt more fully described in the indenture, including secured credit facility debt in an amount equal to the greater of (1) $20 million and (2) the sum of 80% of the accounts receivable plus 50% of inventory of ASAT Holdings and its consolidated subsidiaries.

•	Payments: making restricted payments more fully described in the indenture, including dividends to equity holders, unless

(1)	ASAT Holdings meets the financial ratio described in clause (7) under “Debt” above,

(2)	a default or event of default has not occurred, and

(3)	the aggregate amount of all restricted payments made by ASAT Holdings and its subsidiaries on or after the issue date would not exceed a specified threshold amount based on our net income and equity sale proceeds.

•	Restrictions on subsidiaries: restricting the ability of any subsidiary to pay dividends or make other distributions or transfer assets or property or make loans or advances to, or on behalf of, ASAT Holdings or any of its subsidiaries, except

(1)	restrictions imposed by the senior notes or by other indebtedness ranked equally with the senior notes or the guarantees so long as such restrictions are no more restrictive than those of the senior notes and indenture,

(2)	restrictions imposed by applicable law,

(3)	restrictions existing on the date of the indenture,

(4)	restrictions imposed by indebtedness incurred in compliance with the indenture,

(5)	restrictions imposed in connection with the sale of a subsidiary,

(6)	restrictions relating to the disposition of assets imposed by joint venture, partnership stock sale, asset sale and similar agreements entered into in the ordinary course of business, and

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

•	Liens: creating, incurring, assuming or suffering to exist liens, except for certain liens permitted on assets, income or profits more fully described in the indenture, unless ASAT Holdings and its restricted subsidiaries provide the senior notes and the guarantees with equal and ratable security or, in the case of subordinated indebtedness, senior security.

•	Asset sales: selling, transferring, leasing or otherwise disposing of any assets including equity interests of subsidiaries, unless

(1)	ASAT Holdings or its restricted subsidiary receives fair market value for the property subject to the asset sale, and

(2)	At least 75% of such consideration consists of cash, cash equivalents or specified assets related to the business of ASAT Holdings and other conditions more fully described in the indenture governing the senior notes are met; however, ASAT Holdings and its restricted subsidiaries may

i.	in the ordinary course of business, sell, transfer, assign or otherwise dispose of assets,

ii.	dispose of assets under the merger, sale or consolidation provisions of the indenture,

iii.	sell or dispose of obsolete personal property in the ordinary cause of business,

iv.	dispose of assets to ASAT Holdings or any other restricted subsidiary,

v.	in the ordinary course of business, dispose of assets with an aggregate fair market value during the term of the indenture of less than $1.0 million,

vi.	be issued equity by any subsidiary of ASAT Holdings in connection with transactions in accordance with the indenture,

vii.	license intellectual property or know-how so long as cash received from exclusive license arrangements is applied in the manner further described in the indenture,

viii.	grant liens permitted under the indenture,

ix.	surrender, waive or settle litigation claims,

x.	sell or transfer cash or cash equivalents in a manner not contravening other provisions of the indenture,

xi.	make investments or payments permitted by other provisions of the indenture,

xii.	sell or transfer an equity interest in a restricted subsidiary in exchange for a minority equity interest in an entity engaged in a related business, so long as the sale or transfer would comply with other provisions of the indenture, and

xiii.	sell or convey specified real property in Hong Kong.

•	Related-party transactions: entering into or suffering to exist any contract, agreement, arrangement or transaction with any affiliate,

•	unless the terms of such transaction are fair and reasonable,

•	if involving consideration to either party in excess of $2.0 million, unless such transaction has been approved by a majority of the board of directors of ASAT Holding that are disinterested in such transaction, and

•	if involving consideration in excess of $10.0 million, unless ASAT Holdings obtains a fairness opinion as to the transaction from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States.

•	Business combinations: in the case of ASAT Holdings, ASAT HK and New ASAT (Finance), consolidating with or merging with or into another person or selling, leasing, conveying or transferring all or substantially all of its assets to another person, unless

(1)	either (a) ASAT Holdings, ASAT HK and New ASAT (Finance) is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the Cayman Islands, British Virgin Islands, Hong Kong or the United States and expressly assumes all of ASAT Holdings’, ASAT HK’s or New ASAT (Finance)’s obligations in connection with the indenture, the senior notes and the guarantees,

(2)	no default or event of default exists or would occur immediately after such transaction,

(3)	immediately after such transaction, the consolidated, surviving or transferee entity would be able to satisfy financial ratios more fully described in the indenture,

(4)	in the case of a transaction involving New ASAT (Finance), each guarantor shall have confirmed that its guarantee shall apply to the surviving entity,

(5)	the surviving entity shall have delivered, prior to the consummation of the transaction, to the trustee an opinion of counsel that the holders will not suffer adverse tax consequences as more fully described in the indenture, and

(6)	New ASAT (Finance) shall have delivered a certificate and an opinion of counsel to the trustee stating that the transaction complies with the indenture.

•	Other business combinations: in the case of the guarantors (other than in transactions involving ASAT Holdings or ASAT HK to which the covenant on limitations on merger, sale or consolidation described above applies), consolidating or merging with or into another person, unless

•	the guarantor is the continuing entity, or such person formed by or surviving any such consolidation or merger assumes all the obligations of such guarantor,

•	no default or event of default occurs, and

•	New ASAT (Finance) shall have delivered a certificate and an opinion of counsel to the trustee stating that the transaction complies with the indenture.

•	Change of business: engaging in any lines of business other than that which is a related business.

Events of Default. The senior notes contain customary events of default, including non-payment of principal, interest and other amounts due under the terms of the senior notes, violation of covenants, bankruptcy, cross default, material judgments and unenforceability of the guarantees. These events of default are subject to customary grace periods and materiality thresholds.

DESCRIPTION OF ORGANIZATIONAL DOCUMENTS AND SHARE CAPITAL

Memorandum and Restated Articles of Association

We were incorporated on October 20, 1999 in the Cayman Islands as an exempted company with limited liability, and our affairs are governed by our Restated Memorandum and Restated Articles of Association and the Companies Law (as revised) of the Cayman Islands and the common law of the Cayman Islands. The following is a summary of the Restated Memorandum and Restated Articles of Association, including rights and privileges pertaining to our ordinary shares.

Objects and Purpose

Our Restated Memorandum of Association provides that the objects for which we are established are unrestricted.

Directors

The Restated Articles of Association provide that any contract or arrangement in which a director of ours is interested shall be approved by a majority of the disinterested directors or by the shareholders in a general meeting prior to entry into the contract or arrangement. No director (except for the independent directors) shall be entitled to any remuneration for serving as a director. Our board of directors may exercise all the powers to borrow money without restriction. There is no mandatory age limit by which directors much retire. There is no shareholding qualification for directors.

Share Capital

We have a total authorized share capital of $30,000,000, divided into 2,999,000,000 ordinary shares of par value $0.01, 678,979,315 ordinary shares which were outstanding as of October 31, 2005 and 1,000,000 Series A Preferred Shares, par value $0.01 per share, 300,000 of which were outstanding as of October 31, 2005. All of the ordinary shares and Series A Preferred Shares issued and outstanding are registered shares and not bearer shares, and are fully paid, duly authorized and validly issued.

Cayman Islands laws provides that share capital may be increased in such manner as is provided for in the articles of association of the relevant company. Our Restated Articles of Association provide that our share capital may be increased by ordinary resolution of the shareholders. The Restated Articles of Association are permissive of a repurchase or a reduction in share capital subject to approval by special resolution and such additional approvals as are required under the Companies Law of the Cayman Islands (in the case of reduction of capital, this would required approval of the Grand Court of the Cayman Islands).

Series A Preferred Shares. For a description of our Series A Preferred Shares, see the section entitled “Description of Securities to be Registered—Capital Stock—Series A Preferred Shares” below.

Ordinary Shares. There are no limitations in our Restated Articles of Association or under Cayman Islands law on the right to own securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights although no shares in an exempted company may be offered to the public in the Cayman Islands.

Voting Rights. The holders of ordinary shares are entitled on a show of hands to one vote per holder and on a poll to one vote per share on all matters to be voted on by our shareholders.

Dividend Rights. Holders of the ordinary shares are entitled to share equally, share for share, if dividends are declared on our ordinary shares, whether such dividends are payable in cash, property or securities. Any dividend unclaimed after a period of six years from the date when it was declared shall be forfeited and shall revert to us.

Liquidation Rights, Other Rights. In the event of a voluntary or an involuntary liquidation, dissolution or winding up, the holders of our ordinary shares are entitled to share equally, share for share, in the assets available for distribution and shall be entitled to receive all assets and funds remaining and available for distribution, divided on a pro rata basis according to the number of ordinary shares owned. Except as set forth above, holders of our ordinary shares have no conversion or redemption rights. Our Restated Articles of Association contain provisions dealing with the manner in which capital calls can be made on shareholders but these only apply to situations in which the ordinary shares are issued partly paid and are subject to the specific terms of issue of such partly paid shares.

Warrants. In a private placement transaction in October 1999, we issued 155,000 units consisting of 155,000 warrants to purchase ordinary share of ASAT holdings and $155,000,000 aggregate principal amount of 12.5% senior notes due 2006 of ASAT (Finance) LLC, all of which notes were redeemed on February 25, 2004 and are no longer outstanding. Each warrant entitles the holder, subject to specific conditions, to subscribe for 114.19 of our ordinary shares at an exercise price of $0.39 per share, subject to adjustment under specified circumstances. As a result of a share dividend of 47 ordinary shares for each outstanding share undertaken contemporaneously with the completion of our offering of ADSs on July 14, 2000, the total number of our ordinary shares issuable upon exercise of the warrants was adjusted from 371,132 shares to 17,699,450 shares, and the exercise price for the warrants was adjusted from $18.60 per ordinary share to $0.39 per ordinary share (equivalent to $1.95 per ADS). The warrants are exercisable at any time on or after November 1, 2001 and will expire on November 1, 2006.

In July 2005 we entered into a settlement agreement with Freescale Semiconductor, Inc. In connection with the settlement agreement, we issued to Freescale Semiconductor, Inc. a five-year warrant to purchase 10,937,500 of our ordinary shares, which is the equivalent of 2,187,500 ADSs, at an exercise price of $0.16 per share (equivalent to $0.80 per ADS).

In connection with the closing of the private financing, we issued five-year warrants to purchase an aggregate of 20,000,000 ordinary shares exercisable at the price of $0.01 per share, of which warrants to purchase a total of 5,000,000 ordinary shares were issued as an arrangement fee. In connection with the closing of the purchase money loan agreement, we issued five-year warrants to purchase an aggregate of 5,000,000 ordinary shares exercisable at a price of $0.01 per share as an arrangement fee. On January 25, 2006, we issued five-year warrants to purchase an aggregate of 15,668,170 ordinary shares exercisable at a price of $0.01 per share in connection with our borrowing of the first tranche of funding under the purchase money loan agreement.

Share Option Plans. We adopted the 2000 Stock Option Plan, or the plan, on July 6, 2000. We have authorized 110,000,000 ordinary shares for issuance under the plan. This is equivalent to 22,000,000 ADSs. The plan is a non-qualified, discretionary option grant program under which eligible individuals may be granted options to purchase ordinary shares. Under the plan, the board of directors and, when so delegated, the compensation committee of the board of directors, will determine which individuals will be granted options, the number of ordinary shares subject to the option, the exercise price for the ordinary shares, the vesting periods and any other terms as the board of directors deems appropriate and consistent with the plan. The individuals eligible to participate in the plan includes officers, employees, consultants and non-employee directors of the ASAT group companies. The plan is designed to attract employees and important individuals to the ASAT group companies and to provide recipients with a proprietary interest in the financial success of ASAT Holdings.

On January 24, 2003, we announced an employee stock exchange program, a voluntary stock option exchange program for our employees, employee director and non-employee directors. We offered eligible stock option holders with exercise prices above the current bid price of our ADSs the option of voluntarily canceling their outstanding options. In exchange, participants were to be granted new stock options at the fair value of our ADSs no sooner than six months and one day after the cancellation of the options, which cancellation occurred on February 24, 2003. Under the terms of the stock option exchange program, 60,822,235 options for ordinary shares (equivalent to 12,164,447 options to purchase ADSs) were surrendered for cancellation.

On August 29, 2003, options for 32,948,550 ordinary shares (equivalent to 6,589,710 ADSs) were granted under the employee stock option exchange program at an exercise price of $0.288 per ordinary share (equivalent to $1.44 per ADS) to those participants who were still employed by us on that date. All newly granted options have the same date vesting schedules as the cancelled options.

ADS Repurchase Program. During the fiscal years ended April 30, 2001 and 2002, we repurchased 6,273,000 and 780,000 ordinary shares at total costs of approximately $5.3 million and $541 thousand, respectively, under our ADS repurchases program announced in January 2001.

Changing Shareholder Rights

A special resolution of shareholders (that is a resolution passed by a two thirds majority of ordinary shareholders present at a properly convened and constituted shareholder meeting or unanimously in writing by all shareholders) is required to change the rights attaching to the ordinary shares.

Transfer of Shares

Under our Restated Articles of Association, ordinary shares are freely transferable by way of an instrument of transfer as prescribed by the board of directors.

Ordinary shares held by the private investors or their permitted transferees are subject to a shareholders agreement between those parties. Under that agreement, the parties are not allowed to transfer any ordinary shares unless to permitted transferees, in registered public offerings, on Nasdaq or an internationally recognized stock exchange on which the ordinary shares are listed, or in accordance with the right of first offer, tag along and drag along requirements in the agreement, subject to applicable law, including United States securities law. Any ordinary share owned by a private investor or their permitted transferees will be released from these contractual transfer restrictions once the ordinary share is sold in a registered public offering, or on Nasdaq or an internationally recognized stock exchange on which the ordinary shares are listed. The ADSs sold in the offering of our ADSs completed on July 14, 2000 by the selling shareholders, and the ordinary shares represented by the ADSs have not been subject to these transfer restrictions since completion of the offering of our ADSs.

Differences in Corporate Law

The Companies Law of the Cayman Islands is modeled after that of England but does not follow recent United Kingdom statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. Mergers in the United States generally require the approval of a majority of the outstanding common stock of both entities involved in the proposed merger. In the Cayman Islands, however, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority of the shareholders or of each class of shareholders, as the case may be, and creditors with whom the arrangement is to be made and who must represent a majority in number representing three-fourths in value of the shareholders or of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under a different provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

In addition, Cayman Islands law does not specifically require shareholder approval for a disposition of all or substantially all of an entity’s assets, which in the United States would typically require approval by at least a majority of the holders of the outstanding common stock of the entity proposing to dispose of its assets.

Shareholders’ Suits. Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Reported derivative actions have been brought but have not succeeded for technical reasons. In principle, a derivative action may not be brought by a minority shareholder. Instead, we would be the proper plaintiff. However, based on English authorities, which are of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected only if authorized by more than a simple majority vote (which has not be obtained); or

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Restated Articles of Association permit us to indemnify officers and directors for losses, damages, cost and expenses incurred in their capacities as such if they acted in good faith and in a manner they reasonably believed to be in our best interests, and in any criminal action, if they had no reasonable cause to believe their conduct was unlawful. If the director or officer is found liable by the court, we may indemnify him only if the court determines that the director or officer is fairly and reasonably entitled to indemnity. In addition, on October 13, 2005, our Board of Directors approved a form of indemnification agreement which we may enter into with our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Annual General Meeting

As a matter of Cayman Islands law, we are not required to hold an annual general meeting of shareholders. If we do hold an annual general meeting then we are required to call such meeting on not less than 21 days’ notice. Directors may call a meeting of shareholders at any other time. Where a special resolution (as defined above) is to be proposed at the meeting, such meeting shall be called by not less than 21 days’ notice in writing to all shareholders. Any other general meeting is required to be called by not less than 14 days’ notice in writing to all shareholders.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

THE RIGHTS OFFERING

Background of the Rights Offering

On July 31, 2005, we entered into agreements for a private financing of $30 million with the JPMP Funds and QPL, two of our principal shareholder groups, in the form of a $15 million preferred share financing and a $15 million purchase money loan facility. The preferred share financing, to which Olympus subsequently became a party, closed on October 27, 2005 and we sold 300,000 Series A Preferred Shares for a total purchase price of $15 million. The Series A Preferred Shares have the rights, preferences and privileges described in “Description of Securities to be Registered—Capital Stock—Series A Preferred Shares” below. In addition, at the closing of the financing, we issued five-year warrants for a total of 20 million ordinary shares exercisable at a price of $0.01 per share, of which a total of 5 million ordinary shares were an arrangement fee.

Pursuant to the Securities Purchase Agreement entered into in connection with such financing, we agreed to undertake a rights offering of Series A Preferred Shares and warrants for the benefit of existing shareholders, excluding the purchasers party to such agreement and affiliates of such purchasers who have waived their right to participate. Our primary purpose for this rights offering is to allow the holders of our ordinary shares an opportunity to further invest in ASAT Holdings and restore a portion, although not all, of their proportionate interest in our capital stock at the same price per share of Series A Preferred Shares and the same exercise price per ordinary share with respect to the warrants that was established under the private financing with the JPMP Funds, QPL and Olympus.

The Subscription Rights

We will distribute to certain holders of record of our ordinary shares on the record date, at no charge, one subscription right for every 1,850 ordinary shares held by a holder. The subscription right will be transferable to specified transferees. The record date for this rights offering is 5:00 p.m., New York City time, on                     , 2005. The subscription rights will be evidenced by rights certificates. Each subscription right will allow you to purchase one unit at a subscription price of $50.00 per unit. Each unit will consist of one Series A Preferred Share and one five-year warrant to purchase 50 ordinary shares at an exercise price of $0.01 per ordinary share. The JPMP Funds, QPL and Olympus and their affiliates, who collectively own approximately 81.85% of our outstanding ordinary shares, agreed in connection with the private financing that they will not receive any subscription rights. All of our remaining ordinary shareholders will receive the subscription rights. As such, the total number of subscription rights that may be exercised in this offering is 66,543 and the total number of units that may be purchased in this offering is 66,543.

If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading—“Instructions to Beneficial Owners.”

If you are a holder of ADSs representing your ordinary shares, please see the information included below under the heading—“Holders of ADSs.”

No Fractional Units

We will not issue fractional units or cash in lieu of fractional units. If the number of ordinary shares you hold of record on the record date would result in your receipt of fractional subscription rights, the number of subscription rights issued to you will be rounded down to the nearest whole number of rights.

You may request that the subscription agent divide your subscription rights certificate into transferable parts, for instance, if you are the record holder for a number of beneficial holders of our ordinary shares. However, the subscription agent will not divide your subscription rights certificate so that you would receive any fractional subscription rights or any fractional units upon exercise of your rights. The subscription agent will only facilitate subdivisions or transfers of subscription rights certificates until 5:00 p.m., New York City time, on                     , 2006, three business days prior to the expiration date.

Expiration of the Rights Offering, Extensions and Amendments

You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on                     , 2006, the expiration date for this rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights. If we were to so extend, we do not expect we would extend the time for exercising the subscription rights beyond December 31, 2006. We will issue a press release promptly after the termination of the rights offering announcing the results of the rights offering.

We will extend the duration of the rights offering as required by applicable law, and we may choose to extend it if we decide to give our shareholders more time to exercise their subscription rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of, or terminate, this rights offering. If we make an amendment that we consider significant, we will mail notice of the amendment to all shareholders of record as of the record date and extend the expiration date by at least ten days. You may revoke the exercise of your subscription privilege in the case of such significant amendment (other than the extension of the expiration date). The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes. If we terminate the rights offering, we will issue a press release announcing such termination. In such event, payments received for exercised subscription rights will be returned to holders in approximately 10 business days.

If you do not exercise your subscription rights before the expiration date of this rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

Subscription Rights

With your subscription right, you may purchase one unit per subscription right, upon delivery of the required documents and payment of the subscription price of $50.00 per unit, before the expiration of the rights offering. You are not required to exercise any or all of your subscription rights. We will deliver the certificates representing our Series A Preferred Shares and warrants purchased with the subscription privilege as soon as practicable after this rights offering has expired. If you hold your ordinary shares (including as ADSs) in global form, this distribution initially will be in the form of global securities deposited with The Depository Trust Company. If you hold your ordinary shares in physical form (i.e. you hold share certificates yourself), this distribution initially will be as physical certificates for the securities.

Conditions to this Rights Offering

We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our Board of Directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive this condition and choose to proceed with this rights offering even if these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. While we may cancel this rights offering, there is an affirmative covenant in the Securities Purchase Agreement related to the private financing that we will undertake this rights offering. If we decided to cancel this rights offering, we would be in violation of that covenant. Unless the conditions were waived by the requisite lenders, we are not permitted to draw under our purchase money loan agreement if we are not in compliance with our obligations under the Securities Purchase Agreement. See also “—Cancellation Rights.”

Method of Subscription—Exercise Of Rights

You may exercise your subscription rights by delivering the following to the subscription agent, at or prior to 5:00 p.m., New York City time, on                     , 2006, the expiration date of this rights offering:

•	your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full subscription price payment for each unit subscribed for under your subscription privileges.

If you are a beneficial owner of our ordinary shares that are registered in the name of a broker, custodian bank or other nominee and you desire to exercise your subscription rights, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m. New York City time, on                     , 2006, the expiration date of this rights offering.

If you are a holder of ordinary shares held by the depositary in the form of ADSs and you desire to exercise your subscription rights, you should instruct the depositary to exercise your rights and deliver all documents and payments on your behalf prior to 5:00 p.m., New York City time, on                     , 2006, the expiration date of this rights offering.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian, nominee or the depositary, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., New York City time, on                     , 2006, the expiration date of this rights offering.

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of units for which you are subscribing by either:

•	check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at U.S. Bank National Association, ABA No. 091000022, Account No. 180121167365, Reference: ASAT Holdings Ltd, Attention Joyce Terry 651-495-3512.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified check;

•	receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

•	receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that uncertified checks may take at least five business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the expiration date of the rights offering. If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration date.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

By mail, hand delivery or overnight courier to:

U.S. Bank National Association

West Side Flats Operations Center

60 Livingston Avenue

Mail Station—EP-MN-WS2N

St. Paul, MN 55107

Attn: Joyce Terry

You may call the subscription agent at (615) 495-3512.

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Errors in Exercise; Incorrect Subscription Payment Amount

If you do not indicate the number of subscription rights being exercised, if you do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, or if your aggregate subscription price payment is greater than the amount you owe for your subscription, the subscription agent will attempt to contact you to correct the discrepancy. However, if the subscription agent is unable to contact you, or you do not provide the requested information, you will be deemed not to have exercised your subscription privilege. Neither the subscription agent nor ASAT Holdings will be liable for failure to contact you.

Your Funds Will Be Held by the Subscription Agent Until the Series A Preferred Shares and Warrants Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other holders who exercised subscription rights until we issue Series A Preferred Shares and warrants to purchase our ordinary shares to you upon consummation of the rights offering.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Instructions to Nominee Holders

If you are a broker, a trustee or a depositary for securities who holds ordinary shares for the account of others on                     , 2006, the record date for this rights offering, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold our ordinary shares for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our ordinary shares on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we are providing to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Instructions to Beneficial Owners

If you are a beneficial owner of our ordinary shares or will receive your subscription rights through a broker, custodian bank or other nominee, we are asking your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise or sell your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our ordinary shares directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond. If you are outside the United States, see “—Non-U.S. Holders.”

Instructions to Holders of ADSs

If you are a beneficial owner of the ADSs and will receive your subscription rights through the depositary, we are asking the depositary to notify you of this rights offering. If you wish to exercise or sell your subscription rights, you will need to have the depositary act for you. To indicate your decision with respect to your subscription rights, you should complete and return to the depositary the form entitled “Beneficial Owners Election Form.” You should receive this form from the depositary with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the depositary as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact the depositary if you do not receive this form but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from the depositary or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check, money order or wire transfer of funds.

Determinations Regarding the Exercise of your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

The subscription agent will attempt to notify you of any or irregularity in connection with your submission of subscription rights certificates; however neither the subscription agent nor ASAT Holdings will be liable for failure to so notify you. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of our Series A Preferred Shares and/or warrants to you could be deemed unlawful under applicable law.

Regulatory Limitation

We will not be required to issue units to you pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such units (including our Series A Preferred Shares or warrants to purchase our ordinary shares comprising such units) if, at the time this rights offering expires, you have not obtained such clearance or approval.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent on or before the time this rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the subscription agent on or prior to the expiration date for this rights offering your subscription price payment in full for each unit you subscribed for under your subscription privileges in the manner set forth above in—“Method of Payment”;

•	deliver to the subscription agent on or prior to the expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of ASAT Holdings Limited Rights Certificates” distributed with your subscription rights certificates; and

•	deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three Nasdaq trading days following the date of your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of ASAT Holdings Limited Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery, you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificates and the number of units for which you are subscribing under your subscription privilege; and

•	your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under “—Delivery of Subscription Materials and Payment.” Alternatively, you may transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission (telecopy no.: (651) 495-8158). To confirm facsimile deliveries, you may call (651) 495-3512.

The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call (651) 495-3512 to request any copies of the form of Notice of Guaranteed Delivery.

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of ASAT Holdings Limited Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the subscription agent at the address and telephone number set forth above.

Subscription Agent; No Underwriter

We have appointed U.S. Bank National Association to act as subscription agent for this rights offering. We will pay all fees and expenses of the subscription agent related to this rights offering and have also agreed to indemnify the subscription agent from liabilities that it may incur in connection with this rights offering.

We have not engaged an underwriter in connection with this rights offering.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise, even if we extend the expiration date. However, you may revoke your exercise of subscription privileges in the limited circumstances where we have made a significant amendment (other than an extension of the expiration date) to the terms of the rights offering. Subscription rights not exercised prior to the expiration date of this rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your subscription privilege may be made through the facilities of the Depository Trust Company, or DTC, if your ordinary shares (including as ADSs) are held through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of units you are subscribing for under your subscription privilege, and your subscription price payment for each unit that you subscribed for pursuant to your subscription privilege.

Subscription Price

The subscription price is $50.00 per unit. For more information with respect to how the subscription price was determined, see “Questions and Answers About the Rights Offering” included elsewhere in this prospectus.

Non-U.S. Holders

We will not mail rights certificates to you if you are a holder of ordinary shares or ADSs as of the record date whose address is outside the United States because your ability to exercise rights may be prohibited by the laws of the country in which you live. We are not making the rights offering to any person in any jurisdiction in which it is unlawful to do so, nor are we accepting any offers to purchase any units from any person in any jurisdiction in which it is unlawful to do so. If you are outside the United States, no offer or invitation to exercise rights and purchase shares is being made to you, and you must not attempt to exercise any rights. Holders who provide evidence that is satisfactory to us (in our sole discretion), such as a legal opinion from local counsel, that it is otherwise lawful for the holder to receive and exercise rights without any requirement being imposed on us to be registered or licensed will be permitted to participate in the rights offering. If a holder can provide us with this evidence, the subscription agent will mail a rights certificate to the holder.

If a holder holds our ordinary shares or ADSs through a broker, bank or nominee within the United States and who is outside the United States, neither the holder nor its broker, bank or nominee may attempt to exercise any rights unless the holder has provided evidence satisfactory to us (in our sole discretion) that it is not unlawful for the holder to receive and exercise rights without any requirement being imposed on us to be registered or licensed.

Methods for Transferring and Selling Subscription Rights

You may sell your subscription rights by contacting your broker or the institution through which you hold your securities. However, we will not take any steps to facilitate trading, and do not expect a market to develop in the trading of the subscription rights. Furthermore, we do not expect any transfers of subscription rights to be quoted on any inter-dealer quotation system or other national securities exchange. There has been no prior public market for the subscription rights, and we cannot assure you that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period. You should consult your own counsel if you intend to sell or transfer your subscription rights.

You may transfer your subscription rights only to a person who was a holder of ordinary shares or ADSs on the record date for the rights offering. As the JPMP Funds, QPL, Olympus and their affiliates have agreed pursuant to the Securities Purchase Agreement entered into in connection with the private financing that the subscription rights shall not be transferred to any of those entities, you may not transfer your subscription rights to the JPMP Funds, QPL, Olympus or such affiliates.

If you do not exercise or sell your subscription rights, you will lose any value inherent in the subscription rights. See “—General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights” below.

Transfer of Subscription Rights

You may transfer subscription rights in whole by endorsing the subscription rights certificate for transfer. As the JPMP Funds, QPL, Olympus and their affiliates have agreed pursuant to the Securities Purchase Agreement entered into in connection with the private financing that the subscription rights shall not be transferred to any of those entities, you may not transfer your subscription rights to JPMP Funds, QPL, Olympus or such affiliates. Please follow the instructions for transfer included in the information sent to you with your subscription rights certificate. If you wish to transfer only a portion of the subscription rights, you should deliver your properly endorsed subscription rights certificate to the subscription agent. With your subscription rights certificate, you should include instructions to register such portion of the subscription rights evidenced thereby in the name of the transferee (and to issue a new subscription rights certificate to the transferee evidencing such transferred subscription rights). You may only transfer whole subscription rights and not fractions of a subscription right. If there is a sufficient time before the expiration of this rights offering, the subscription agent will send you a new subscription rights certificate evidencing the balance of your subscription rights that you did not transfer to the transferee. You may also instruct the subscription agent to send the subscription rights certificate to one or more additional transferees. If you wish to sell your remaining subscription rights, you may request that the subscription agent send you certificates representing your remaining (whole) subscription rights so that you may sell them through your broker or dealer.

If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to the time the subscription rights expire for the subscription agent to:

•	receive and process your transfer instructions; and

•	issue and transmit a new subscription rights certificate to your transferee or transferees with respect to transferred subscription rights, and to you with respect to any subscription rights you retained.

If you wish to transfer your subscription rights to any person other than a bank or broker, the signatures on your subscription rights certificate must be guaranteed by an eligible institution.

General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights

The amount of time needed by your transferee to exercise or sell its subscription rights depends upon the method by which you, as the transferor, deliver the subscription rights certificates, the method of payment made by your transferee and the number of transactions that the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the subscription rights that you transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

You will receive a new subscription rights certificate upon a partial exercise, transfer or sale of subscription rights only if the subscription agent receives your properly endorsed subscription rights certificate no later than 5:00 p.m., New York City time, three business days before the expiration date. The subscription agent will not issue a new subscription rights certificate if your subscription rights certificate is received after that time and date. If your instructions and subscription rights certificates are received by the subscription agent after that time and date, you will not receive a new subscription rights certificate and therefore will not be able to sell or exercise your remaining subscription rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your subscription rights, except that we will pay any fees of the subscription agent associated with this rights offering. Any amounts you owe will be deducted from your account.

If you do not exercise or sell your subscription rights before the expiration date, your subscription rights will expire without value and will no longer be exercisable.

Cancellation Rights

Our Board of Directors may cancel this rights offering, in whole or in part, in its sole discretion at any time prior to the time this rights offering expires for any reason. If we cancel this rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction. While we may cancel this rights offering, there is an affirmative covenant in the Securities Purchase Agreement related to the private financing that we will undertake this rights offering. If we decided to cancel this rights offering, we would be in violation of that covenant. Unless the conditions were waived by the requisite lenders, we are not permitted to draw under our purchase money loan agreement if we are not in compliance with our obligations under the Securities Purchase Agreement.

No Board Recommendation

An investment in units must be made according to each shareholder’s evaluation of its own best interests and after considering all of the information in and incorporated by reference in this prospectus, including the “Risk Factors” section of this prospectus. Neither we nor our Board of Directors makes any recommendation to subscription rights holders regarding whether they should exercise or sell their rights.

Shares of Series A Preferred Shares, Ordinary Shares and Warrants Outstanding after the Rights Offering

As of October 31, 2005, there were 678,979,315 of our ordinary shares outstanding. In addition, on October 31, 2005, there were warrants to purchase 53,636,950 of our ordinary shares outstanding. If all of the rights being issued are exercised, we will issue a total of 366,543 shares of Series A Preferred Shares and 28,327,150 warrants to purchase ordinary shares, including the Series A Preferred Shares and warrants issued in connection with the private financing and the purchase money loan facility (excluding warrants issuable if we draw on the purchase money loan facility). Accordingly, assuming the rights offering is fully subscribed, there will be 366,543 shares of Series A Preferred Shares and 56,964,100 warrants to purchase ordinary shares outstanding immediately after the rights offering. In the event that all of the Series A Preferred Shares issued in the private financing and the rights offering are converted into ordinary shares, and all of the warrants issued in connection with the private financing, the purchase money loan facility and the rights offering are exercised, there would be an additional 231,962,150 ordinary shares outstanding after such conversions and exercises. This number is subject to any increases that may occur after the date of this prospectus as a result of adjustments to the conversion or exercise price, the issuance of additional Series A Preferred Shares or ordinary shares in payment of dividends on the Series A Preferred Shares and the issuance of additional warrants if we draw upon the purchase money loan agreement.

Book-Entry, delivery and form of Series A Preferred Shares

The Series A Preferred Shares will be issued only in registered form and will be evidenced by one or more global certificates. Legal title to the Series A Preferred Shares will be constituted by registration in ASAT Holdings’ register of members (which includes a register of holders of Series A Preferred Shares). The global certificate will be deposited with the transfer agent as custodian for DTC and the Series A Preferred Shares will be registered in the name of a nominee of DTC or will remain in the custody of the transfer agent pursuant to the FAST Balance Certificate Agreement between DTC and the transfer agent. Except as set forth below, the global certificate may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the Series A Preferred Shares evidenced by global certificates directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Series A Preferred Shares in definitive certificate form (called “certificated securities”) will be issued in the circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in the accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global certificate with DTC, DTC will credit, on its book-entry registration and transfer system, the number of Series A Preferred Shares represented by such global certificate to the accounts of participants. The accounts to be credited shall be designated by the subscription agent. Ownership of beneficial interests in the Series A Preferred Shares evidenced by the global certificate will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Series A Preferred Shares evidenced by the global certificate will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global certificate.

Owners of beneficial interests in the Series A Preferred Shares evidenced by global certificates who desire to convert their interests into ordinary shares should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversions.

So long as DTC, or its nominee, is the registered owner or holder of global certificates, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Series A Preferred Shares represented by the global certificates for all purposes. In addition, no owner of a beneficial interest in the Series A Preferred Shares evidenced by global certificates will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in Series A Preferred Shares evidenced by global certificates, you will not be entitled to have the Series A Preferred Shares represented by the global certificates registered in your name, will not have your beneficial interest in the Series A Preferred Shares noted in the register of members of ASAT Holdings, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any Series A Preferred Shares under the global certificates. We understand that under existing industry practice, if an owner of a beneficial interest in the Series A Preferred Shares evidenced by global certificates desires to take any action that DTC, as the holder of the global certificates, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of dividends on the Series A Preferred Shares represented by the global certificates in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global certificates evidencing Series A Preferred Shares. Neither we nor the transfer agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends on the Series A Preferred Shares evidenced by global certificate, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the number of Series A Preferred Shares represented by the global certificates as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global certificates held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global certificate evidencing for any Series A Preferred Shares or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Series A Preferred Shares evidenced by the global certificate owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of Series A Preferred Shares only at the direction of one or more participants to whose account the DTC interests in the Series A

Preferred Shares evidenced by the global certificate is credited and only in respect of such portion of the aggregate number of Series A Preferred Shares as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global certificate or ceases to be a clearing agency, DTC will exchange the global certificate for certificated securities which it will distribute to its participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of beneficial interests in the Series A Preferred Shares evidenced by the global certificate among participants in DTC, it is under no obligations to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Book-Entry, delivery and form of warrants

The warrants will be represented by one or more warrants in global form (the “global warrants”), deposited with U.S. Bank National Association, as warrant agent, as custodian for DTC. See “—Book-entry, delivery and form of Series A Preferred Shares” above for further information on DTC. We will not issue certificated securities to you for your interest in the global warrants, except in the limited circumstances described below. The global warrants will be deposited with the warrant agent as custodian for DTC, which will keep a computerized record of its participants whose clients have purchased the global warrants. Each participant will then keep a record of its clients. Transfers of the global warrants will be limited to transfers in whole, to us, DTC or their respective successor and respective nominees. DTC, its nominees and their successors may, however, transfer a global warrant as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the warrant agent.

Beneficial interests in the global warrant will be shown on, and transfers of beneficial interests in the global warrant will be made only through, records maintained by DTC and its participants.

When you purchase an interest in the global warrants through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for your interest in the global warrants on DTC’s records. When you actually purchase an interest in the global warrants, you will become the beneficial owner of an interest in the global warrants. Your ownership interest will be recorded only on the direct or indirect participants records. DTC will have no knowledge of your individual ownership of an interest in the global warrants. DTC’s records will show only the identity of the direct participants and the amount of the global warrants held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. We and the warrant agent will treat DTC’s nominee as the owner of each global warrant for all purposes. Any notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of global warrants, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, or the warrant agent.

Warrants represented by one or more global warrants which will be exchangeable for certificated warrants with the same terms in authorized denominations only if DTC has notified us that it is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and we do not appoint a successor within 90 days.

If the global warrants are exchanged for certificated warrants, the warrant agent will keep the registration books for the global warrants at its corporate office and follow customary practices and procedures regarding those certificated warrants.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Units

Each unit purchased in the rights offering will consist of one Series A Preferred Share and one warrant to purchase 50 ordinary shares at an exercise price of $0.01 per ordinary share. See “—Capital Stock—Series A Preferred Shares” and “—Warrants” below.

Capital Stock

Series A Preferred Shares

Issue Price

The effective issue price of each Series A Preferred Share is $50.00.

Conversion Price

Each Series A Preferred Share will be convertible at your option into ordinary shares at a conversion price equal to $0.09 per ordinary share (equivalent to $0.45 per ADS). The conversion price is subject to adjustment as follows:

•	the conversion price is subject to customary adjustments for share splits, dividends, re-combinations and similar transactions;

•	subject to certain exceptions specified in our Restated Articles of Association, the conversion price will be adjusted on a weighted-average basis in the event of any future issuance of ordinary shares or securities convertible, exchangeable or exercisable into ordinary shares, subject to certain exceptions, for no consideration or for consideration per share less than either the then-effective conversion price of the ordinary shares, as determined based on the average closing prices of our ADSs for a thirty day trading period ending three days prior to the date of determination; and

•	the conversion price is subject to a potential reset on October 31, 2006 to 80% of the average trading price of our ADSs during the preceding three months if such amount were below the conversion price of $0.09 per ordinary share (equivalent to $0.45 per ADS), subject to a floor of $0.065 per ordinary share ($0.325 per ADS).

With respect to the second bullet point above, the exceptions include:

(1)	ordinary shares issued upon conversion of the Series A Preferred Shares and the exercise of any warrants issued pursuant to the Securities Purchase Agreement or the purchase money loan agreement;

(2)	ordinary shares or other equity securities (as defined in our Restated Articles of Association) issued or issuable to our employees, consultants or directors directly or pursuant to a stock option plan or restricted stock plan approved by our Board of Directors;

(3)	ordinary shares or warrants with an exercise price that is equal to or greater than the fair market value (as defined in our Restated Articles of Association) on the date of issuance issued to financial institutions or lessors in connection with commercial credit arrangements or equipment financings;

(4)	ordinary shares or other equity securities issuable upon exercise of equity securities outstanding as of the closing date of the Securities Purchase Agreement; and

(5)	ordinary shares or warrants issued for non-cash consideration in connection with any arm’s length agreement with a commercial or trade entity in connection with the delivery or purchase of goods and services in the ordinary course of business approved by our Board of Directors.

No adjustment to the conversion price shall be required unless the adjustment would require an increase or decrease of at least 1.0% in the conversion price. However, any adjustments not required to be made as a result of the preceding sentence will be carried forward and taken into account in any subsequent adjustment. If the holders of at least 66 2/3% of the then outstanding Series A Preferred Shares consent in writing to limit, or waive in its entirety, any anti-dilution adjustment to which the holder of the Series A Preferred Shares would otherwise be entitled to under our Restated Articles of Association, we will not be required to make any adjustment with respect to the Series A Preferred Shares in excess of such limit or at all, as the terms of such consent dictate.

Voting; Transferability

The Series A Preferred Shares have no voting rights except as mandatorily required by applicable law. No holder of Series A Preferred Shares may assign or transfer any Series A Preferred Shares or any rights, interests or obligations thereunder without the prior written approval of a majority of the Series A Preferred Shares then outstanding, subject to certain exceptions. The Restated Articles of Association permit the assignment or transfer of Series A Preferred Shares to a permitted transferee (as defined in the shareholders agreement among our major shareholders, which are generally the general partners and limited partners of a fund which is a shareholder or wholly-owned subsidiaries of QPL) or to a party to the shareholders agreement among our major shareholders or their successors or assigns that agrees to be bound by the terms of such articles.

Dividends

The Series A Preferred Shares will accrue dividends at the rate of 13% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2006. Such dividends will be payable, at our option, either in cash, unless payment in cash is prohibited by law or by the terms of our debt instruments, or in additional Series A Preferred Shares or ordinary shares. Each of the Indenture, dated as of January 26, 2004, by and among New ASAT (Finance) Limited, us and certain of our subsidiaries as guarantors, and The Bank of New York, as trustee, and our purchase money loan agreement currently prohibits payment of the dividends on the Series A Preferred Shares in cash and are likely to do so for the foreseeable future.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of us, the holders of Series A Preferred Shares will be entitled to receive, prior to and in preference to the distribution of any of our assets to holders of ordinary shares, an amount equal to 100% of the issue price of the Series A Preferred Shares, plus all accrued and unpaid dividends. Upon the completion of the distribution to the holders of Series A Preferred Shares, our remaining assets available for distribution to our shareholders will be distributed among the holders of the Series A Preferred Shares and our ordinary shares pro rata based on the number of ordinary shares held by each on an as-converted basis. Mergers, acquisitions and certain similar transactions will be deemed to be a liquidation, dissolution or winding up of us for these purposes.

Redemption

The Series A Preferred Shares are redeemable, in whole or in part, at the option of the holders on or after May 4, 2011. In such event, the redemption price for the Series A Preferred Shares will equal the issue price of the Series A Preferred Shares plus accrued and unpaid dividends to, but excluding, the redemption date. However, we will be under no obligation to redeem any Series A Preferred Shares unless the redemption is permitted by the terms of indenture for our 9.25% senior notes due 2011, our purchase money loan agreement and our facilities with Standard Chartered Bank.

The Series A Preferred Shares are also redeemable at our option, in whole or in part, at any time at a redemption price equal to the higher of (i) the issue price of the Series A Preferred Shares plus accrued and unpaid dividends thereon to, but excluding, the redemption date, and (ii) the aggregate fair market value of the ordinary shares into which the Series A Preferred Shares are then convertible.

In calculating the redemption price, fair market value will be determined as follows:

•	if traded on the Nasdaq National Market, the Nasdaq Small Cap Market or over the counter, the fair market value shall be deemed to be the average closing prices of our ADS over the thirty (30) day trading period ending three trading days prior to the determination date and dividing such average by the number of ordinary shares represented by each ADS; and

•	if there is no public market for the ADSs, transfer market value shall be determined in good faith by our board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for the Series A Preferred Shares is U.S. Bank National Association.

Ordinary Shares

Voting rights

The holders of ordinary shares are entitled on a show of hands to one vote per holder and on a poll to one vote per share on all matters to be voted on by our shareholders.

Dividend Rights

Holders of our ordinary shares are entitled to share equally, share for share, if dividends are declared on our ordinary shares, whether such dividends are payable in cash, property or securities of ASAT Holdings.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our ordinary shares are entitled to share equally, share for share, in the assets available for distribution and shall be entitled to receive all of our assets and funds remaining and available for distribution, divided on a pro rata basis according to the number of ordinary shares owned. Except as set forth above, holders of our ordinary shares have no conversion or redemption rights.

For a more detailed description of our ordinary shares, see “Description of Organizational Documents and Share Capital.”

ADSs

For a description of our ADSs, please see the section entitled “Description of American Depository Shares.”

Warrants

The units to be issued in the rights offering will include warrants to purchase an aggregate of up to 3,327,150 of our ordinary shares. We will issue the warrants under a warrant agreement, to be dated the date of the closing of the rights offering, between us and U.S. Bank National Association, as warrant agent. You should review the warrant agreement and the form of warrant certificate in respect of the warrants to be issued pursuant to the rights offering, which has been filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions of the warrants.

Each warrant gives the holder thereof the right to purchase 50 ordinary shares, subject to adjustment as set forth below, at an exercise price of $0.01 per ordinary share within five years of the date of its issuance. The exercise price may be paid only in cash by certified or bank check or by wire transfer. The warrants do not permit net share exercise.

Warrants may be exercised by surrendering the warrant certificate at the principal office of the warrant agent. In order to ensure timely exercise of a warrant, beneficial owners of warrants held in book-entry form should consult their brokers or other intermediaries as to applicable cut-off times they may have for accepting and implementing exercise instructions from their customers and other exercise mechanics. A registered warrantholder may exercise the full number of warrants represented by a warrant certificate or any number of whole warrants thereof. No fractional shares will be issued upon exercise of the warrants, but we will pay the cash value of any fractional shares otherwise issuable.

We may purchase or otherwise acquire the warrants at any time, in any manner, and for any consideration that we deem appropriate. We will cancel any warrants so acquired.

We have authorized and reserved for issuance, and will at all times reserve and keep available out of our authorized but unissued ordinary shares (or out of ordinary shares held in our treasury) solely for the purpose of issuance upon the exercise of the warrants, the maximum number of ordinary shares issuable upon the exercise of the warrants. All ordinary shares that may be issued upon the exercise of the rights represented by the warrants will, upon issuance, be validly issued, fully paid and non-assessable, and free from all taxes, liens, preemptive rights and charges with respect to the issue thereof.

The exercise price and the number of ordinary shares purchasable upon exercise of each warrant will be subject to adjustment in certain circumstances, but subject to certain exceptions, including:

•	in the case of any reclassification or change of securities of the class issuable upon exercise of the warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in the case of any merger of us with or into another corporation (other than a merger with another corporation in which we are the acquiring and surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of the warrant), or in the case of a sale of all or substantially all of our assets, we shall make appropriate provision so that the holder of the warrant shall have the right to receive upon exercise of the warrant, at an aggregate exercise price not to exceed that payable upon the exercise of the unexercised portion of the warrant and in lieu of the shares issuable upon exercise thereof, the kind and amount of shares, other securities, money and property receivable upon such reclassification, change, merger or sale by a holder of the number of ordinary shares then exercisable under the warrant;

•	if we subdivide or combine our outstanding shares into which the warrant is exercisable, the number of shares issuable upon exercise of the warrant shall be proportionately increased in the case of subdivision or decreased in the case of a combination;

•	if we (a) pay a dividend with respect to our shares issuable under the warrant payable in the same class or series of capital shares or (b) make any other distribution of such capital shares with respect to our capital shares issuable under the warrant (except as set forth in the first and second bullet points above), then the number of shares issuable upon exercise of the warrant will be increased in proportion to such increase in outstanding capital shares; however no adjustment will be made under this provision with respect to dividends in the form of capital shares paid with respect to the Series A Preferred Shares or any other issuance of capital shares contemplated by the securities purchase agreement or purchase money loan agreement;

•	if we shall, by dividend or otherwise, distribute to all holders of the capital stock issuable upon exercise of the warrants evidences of our indebtedness, property or assets (including securities, but excluding (a) any dividend or distribution paid in cash out of our consolidated retained earnings and (b) any dividend or distribution referred to in the first, second and third bullet points above), the holder of the warrant shall thereafter be entitled to receive, in addition to the ordinary shares otherwise receivable upon exercise thereof, the fair market value of such indebtedness, property or assets (as determined in good faith by our Board of Directors) which would have been received had the warrant been exercised immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

Upon each adjustment of the number of shares issuable upon exercise of the warrant, the exercise price shall also be adjusted, to the nearest cent, to the product obtained by multiplying the applicable exercise price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of shares issuable upon exercise of the warrant immediately prior to such adjustment and the denominator of which shall be the number of shares issuable upon exercise of the warrant immediately thereafter. In no event will the exercise price of the warrant be less than the par value of the ordinary shares. We will notify the warrant agent of the details of any adjustment promptly after such adjustment is made. A copy of such notice will be sent to each warrant holder listed in the warrant register.

No adjustments will be made under the warrant in connection with the offer, sale or issuance by us of ordinary shares or securities convertible into or exchangeable for ordinary shares or rights or options to purchase or subscribe for ordinary shares pursuant to any employee stock option plan, employee stock purchase plan, employee benefit plan, employment contract or any similar benefit or incentive program or agreement that has been approved by our Board of Directors.

Except as stated above, the exercise price payable and the number of ordinary shares issuable upon exercise of a warrant will not be adjusted for the issuance of our ordinary shares or any securities convertible into or exchangeable for our ordinary shares or carrying the right to purchase any of the foregoing.

The warrants will not entitle the holder to any of the rights of a holder of ordinary shares of ASAT Holdings, including without limitation any preemption rights, voting rights or rights to dividends, except upon exercise in accordance with the terms thereof.

The warrants are governed by the laws of the State of New York.

The warrant agent and registrar for the warrants is U.S. Bank National Association.

TAX CONSIDERATIONS

United States Federal Income Taxation

The following is a summary of the material United States federal income tax consequences relating to the purchase, ownership, and disposition of the Series A Preferred Shares, warrants to purchase ordinary shares, and ordinary shares or ADSs into which the Series A Preferred Shares may be converted or for which the warrants may be exercised. The information provided below is based on the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations, published rulings of the Internal Revenue Service, or the IRS, and court decisions, all as of the date hereof. These authorities may change, possibly on a retroactive basis, or the IRS might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of Series A Preferred Shares, warrants, ordinary shares or ADSs could differ from those described below. We do not intend to obtain a ruling from the IRS with respect to the tax consequences of acquiring or holding the Series A Preferred Shares, warrants, ordinary shares or ADSs.

This description is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s particular circumstances, or to certain types of investors subject to special treatment under U.S. federal income tax laws, such as:

•	banks or financial institutions;

•	life insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	shareholders that actually or constructively hold 10% or more of the total combined voting power of all of the classes of our stock entitled to vote;

•	persons holding ordinary shares or ADSs as part of a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax provisions of the Code; and

•	persons that have a “functional currency” other than the U.S. dollar.

This description generally applies to purchasers of the Series A Preferred Shares and warrants to purchase ordinary shares as capital assets. This description does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular investors.

Investors considering the purchase of Series A Preferred Shares and warrants to purchase ordinary shares should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of Series A Preferred Shares, warrants, ordinary shares or ADSs that is:

•	a citizen or resident of the U.S. for U.S. federal income tax purposes;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes organized in or under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or if (a) a court within the U.S. can exercise primary supervision over its administration and (b) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

If a partnership (including any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the Series A Preferred Shares, warrants, ordinary shares or ADSs, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of Series A Preferred Shares, warrants, ordinary shares or ADSs that is a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the Series A Preferred Shares, warrants, ordinary shares or ADSs.

For U.S. federal income tax purposes, U.S. Holders of ADSs will be treated as the beneficial owners of the underlying shares represented by the ADSs. Accordingly, no gain or loss will be recognized upon the exchange of ADSs for the holder’s proportionate interest in the shares, a holder’s tax basis in the withdrawn shares will be the same as its tax basis in the ADSs surrendered in exchange therefor, and the holding period in the withdrawn shares will include the period during which the holder held the surrendered ADSs.

If you are not a U.S. Holder, the following subsection does not apply to you and you should refer to “Non-U.S. Holders” below.

Allocation of Unit Purchase Price Between the Series A Preferred Share and Warrant Comprising Each Unit

Because the Series A Preferred Shares and warrants to purchase ordinary shares are being issued as part of a unit, the total purchase price of $50.00 for each unit must be allocated for U.S. federal income tax purposes between the Series A Preferred Share and the warrants comprising the unit based on their fair market values. This allocation will establish each holder’s tax basis in the Series A Preferred Share and warrant for U.S. federal income tax purposes. Any value allocable to the warrant will result in the issue price of the Series A Preferred Share being less than the total purchase of $50.00 for each unit.

Further, because the exercise price of the warrants is significantly discounted from the current trading price of the underlying ordinary shares, the warrants likely would be treated as the underlying ordinary shares from the issue date (in advance of exercise of the warrants).

Treatment of the Series A Preferred Shares as Other than Preferred Stock for U.S. Federal Income Tax Purposes

For U.S. federal income tax purposes, shares of stock are considered preferred stock if in relation to other classes of stock outstanding, such stock enjoys certain limited rights and privileges (generally associated with specified dividend and liquidation priorities) but does not participate in corporate growth to any significant extent. We believe that the Series A Preferred Shares should be considered to participate in corporate growth to a significant extent and, therefore, should not be considered preferred stock for U.S. federal income tax purposes, based primarily on its entitlement in the event of our liquidation, dissolution or winding up to receive (i) prior to and in preference to the distribution of any of our assets to holders of ordinary shares, an amount equal to 100% of the issue price of the Series A Preferred Shares, plus all accrued and unpaid dividends and (ii) upon the completion of the distribution to the holders of Series A Preferred Shares, a pro rata share based on the number of ordinary shares held by each on an as-converted basis of our remaining assets available for distribution. Mergers, acquisitions and certain similar transactions will be deemed to be a liquidation, dissolution or winding up of us for these purposes. We have not obtained and do not intend to obtain a ruling from the IRS with respect to whether the Series A Preferred Shares would be considered preferred stock for U.S. federal income tax purposes, and our belief that it should not be is not free from doubt.

Taxation of Conversion of the Series A Preferred Shares to Ordinary Shares

A U.S. Holder generally will not recognize any income, gain or loss on the conversion of a Series A Preferred Share into ordinary shares, except with respect to cash received in lieu of a fractional ordinary share, which would be treated as if the fractional share were received and then immediately redeemed for cash. The U.S. Holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the U.S. Holder’s basis in the Series A Preferred Shares attributable to the fractional ordinary share. In addition, if the Series A Preferred Shares are treated as preferred stock for U.S. federal income tax purposes, a portion of the ordinary shares received upon conversion may be treated as a distribution if there are accrued dividends that have not yet been taken into account at the time of the conversion. In that case, the lesser of (i) the amount by which the fair market value of the ordinary shares received on conversion exceeds the issue price of the Series A Preferred Shares and (ii) the amount of the dividends in arrears, would be treated as a distribution taxable as described below under the heading “—Taxation of Dividends and Other Distributions on Series A Preferred Shares, Ordinary Shares or ADSs.” The U.S. Holder’s adjusted tax basis in the ordinary shares (including any fractional share for which cash is paid, but excluding shares treated as a distribution as described above) will equal the U.S. Holder’s adjusted tax basis in the Series A Preferred Shares. The basis in any ordinary shares treated as a distribution will equal the fair market value of such shares when received. The U.S. Holder’s holding period in the ordinary shares (other than shares treated as a distribution as described above) will include the holding period in the Series A Preferred Shares. The holding period in any ordinary shares treated as a distribution will begin the day after the date of conversion.

Taxation of Exercise of the Warrants to Purchase Ordinary Shares

A U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant to purchase ordinary shares. The U.S. Holder’s tax basis in the ordinary shares will include its adjusted tax basis in the warrant plus any amount paid upon exercise of the warrant. Unless the warrants are treated as the underlying ordinary shares from the issue date (in advance of exercise of the warrants) because of their discounted exercise price, the U.S. Holder’s holding period in the ordinary shares will not include the holding period in the warrant, but instead will begin on the day after the date of exercise of the warrant.

Taxation of Dividends and Other Distributions on Series A Preferred Shares, Ordinary Shares or ADSs

Subject to the passive foreign investment company rules discussed below, distributions to a U.S. Holder with respect to the U.S. Holder’s Series A Preferred Shares, ordinary shares or ADSs generally will be includible in the U.S. Holder’s gross income as dividend income when received, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits. For this purpose, earnings and profits will be computed under U.S. federal income tax principles. The dividends will not be eligible for the dividends-received deduction allowed to corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the U.S. Holder’s Series A Preferred Shares, ordinary shares or ADSs with respect to which the distribution was made, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis in the Series A Preferred Shares, ordinary shares or ADSs with respect to which the distribution was made, the excess will be taxed as capital gain.

If you are an individual U.S. Holder, dividends paid to you in taxable years beginning before January 1, 2009, from a “qualified foreign corporation” will be taxable to you at a maximum federal income tax rate of 15% provided that you meet certain holding period and other requirements. A non-United States corporation (other than a passive foreign investment company) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program or (ii) with respect to any dividend it pays on ordinary shares (or ADSs backed by such ordinary shares) which is readily tradable on an established securities market in the United States. There is currently no tax treaty in effect between the United States and the Cayman Islands. The ADSs are listed and readily tradable on the Nasdaq Capital Market, which is part of the Nasdaq Stock Market. The Internal Revenue Service considers the Nasdaq Stock Market to be an established securities market in the United States. The Series A Preferred Shares, however, are not so listed. Therefore, dividends on the Series A Preferred Shares will not be eligible for the 15% tax rate, and instead will be taxable at ordinary income rates.

Dividends paid with respect to our ordinary shares could cease to be qualified dividend income if our ADSs are delisted from the Nasdaq Capital Market and our ordinary shares or ADSs do not subsequently become regularly traded on a qualified exchange or market or if we are treated as a passive foreign investment company.

Dividends paid in a currency other than the U.S. dollar will be included in each U.S. Holder’s income as a U.S. dollar amount based on the spot rate in effect on the date that the U.S. Holder (or, in the case of a U.S. Holder of ADSs, the Depositary) receives the dividend, regardless of whether the payment is converted into U.S. dollars. If the U.S. Holder (or the Depositary) does not receive U.S. dollars on the date the dividend is distributed, the U.S. Holder will be required to include either gain or loss in income when the U.S. Holder (or the Depositary) later exchanges the foreign currency for U.S. dollars. The gain or loss will be equal to the difference between the U.S. dollar value of the amount that the U.S. Holder includes in income when the dividend is received and the amount that the U.S. Holder receives on the exchange of the foreign currency for U.S. dollars. The gain or loss generally will be ordinary income or loss from United States sources. If we distribute non-cash property as a dividend, the U.S. Holder will generally include in income an amount equal to the fair market value, in U.S. dollars, of the property on the date that it is distributed.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. The rules relating to the foreign tax credit are complex and U.S. Holders should consult their tax advisors to determine the foreign tax credit implications of owning the Series A Preferred Shares, ordinary shares or ADSs.

A distribution of additional shares of our stock to U.S. holders that is pro rata to all of our stockholders generally will not be subject to U.S. federal income tax. In addition, distributions on the Series A Preferred Shares that are paid in additional Series A Preferred Shares or ordinary shares may not be subject to U.S. federal income tax, provided that the Series A Preferred Shares are not treated as preferred stock for U.S. federal income tax purposes and no other shareholder or holder of our convertible notes (if any) receives a distribution of property (including, without limitation, cash dividends or interest payments on our convertible notes (if any)) within 36 months of any distribution on the Series A Preferred Shares or pursuant to a plan including such distribution.

Constructive Dividends on Series A Preferred Shares

The terms of the Series A Preferred Shares allow for changes in the conversion price under certain circumstances. A change in conversion price that allows holders of Series A Preferred Shares to receive more ordinary shares on conversion may increase the holders’ proportionate interests in our earnings and profits or assets. In that case, the holders would be treated as though they received a distribution in the form of our stock. Such a constructive stock distribution could be taxable to the holders of Series A Preferred Shares, although they would not actually receive any cash or other property. A taxable constructive stock distribution could result, for example, if the conversion price is reset on October 31, 2006, as described above under the heading “Description of Securities to be Registered—Capital Stock—Series A Preferred Shares—Conversion Price.” Not all changes in the conversion rate that allow holders of Series A Preferred Shares to receive more stock on conversion, however, increase the Series A Preferred Shares holders’ proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the interests of the holders of Series A Preferred Shares and the conversion rate is not adjusted, the resulting increase in the proportionate interests of other shareholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion price would be treated like distributions paid in cash or other property, as described above under the heading “—Taxation of Dividends and Other Distributions on Series A Preferred Shares, Ordinary Shares or ADSs.”

In addition, if the Series A Preferred Shares are considered preferred stock for U.S. federal income tax purposes, they may be subject to certain redemption premium rules that would require the difference between the issue price of the Series A Preferred Shares and the redemption price to be included in income currently on a constant yield to maturity basis over the period between the issue date of the Series A Preferred Shares and the first redemption date on May 4, 2011. As described above, for U.S. federal income tax purposes, the issue price of the Series A Preferred Shares will be less than the total purchase price of $50.00 for each unit, because a portion of such purchase price is allocable to the warrant. If the amount of the difference between the issue price and the redemption price results in a discount of more than 0.0025 multiplied by the number of complete years to the redemption date, and the Series A Preferred Shares are considered preferred stock for U.S. federal income tax purposes, the redemption premium rules will apply, regardless of whether any actual distribution is received. The amounts required to be taken into income under the redemption premium rules are in addition to any other amounts treated as distributions pursuant to the rules described above.

Taxation of Disposition of Series A Preferred Shares, Warrants, Ordinary Shares or ADSs

Subject to the passive foreign investment company rules discussed below, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of the Series A Preferred Shares, warrants, ordinary shares or ADSs equal to the difference between the amount realized (in U.S. dollars) for the Series A Preferred Shares, warrants, ordinary shares or ADSs and the U.S. Holder’s tax basis (in U.S. dollars) in the Series A Preferred Shares, warrants, ordinary shares or ADSs. The gain or loss recognized generally will be capital gain or loss. Capital gain of an individual U.S. Holder that is recognized before January 1, 2009, generally is taxed at a maximum tax rate of 15% if the property giving rise to the capital gain is held for more than one year. The deductibility of capital loss is subject to limitations.

Any gain or loss that a U.S. Holder recognizes will generally be treated as United States source income or loss for purposes of foreign tax credit limitations, unless it is attributable to an office or other fixed place of business outside the U.S. and certain other conditions are met.

Passive Foreign Investment Company

A company is considered a passive foreign investment company, or PFIC, for any taxable year if either:

•	at least 75% of its gross income is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For the purpose of applying the income and asset tests described above, we will be treated as owning our proportionate share of the assets and our proportionate share of the income of any other corporation if we own, directly or indirectly, 25% or more (by value) of the stock of such corporation.

We believe we should not be classified as a PFIC, for U.S. federal income tax purposes, for the current year and do not anticipate becoming classified as a PFIC in future years. The determination of whether or not we are classified as a PFIC is a factual determination that is made annually on the basis of facts and circumstances that may be beyond our control, such as the categories and amounts of income that we earn and the categories and valuation of our assets (including goodwill), all of which are subject to change. Moreover, in calculating goodwill, the valuation of our assets may be based on our anticipated total market value, determined with reference to the market price of our ordinary shares or ADSs. If our total market value is less than anticipated or subsequently declines, we may be or become classified as a PFIC. Further, approximately 18% of our total ordinary shares and ADSs are traded. We believe a valuation approach based on this trading should be reasonable. However, the IRS may challenge the valuation of our assets, including goodwill. In addition, the composition of our assets will be affected by how we spend our existing cash and the cash raised in this offering. Thus, it is possible that we may be or become classified as a PFIC in our current and in any future taxable year.

If we were to be classified as a PFIC in any taxable year, you would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of United States federal income tax that a U.S. Holder could derive from investing in a non-United States company that does not distribute all of its earnings on a current basis. In such event, you may be subject to tax at ordinary income tax rates on (i) any gain recognized on the sale of the Series A Preferred Shares, warrants, ordinary shares or ADSs and (ii) any “excess distribution” paid on Series A Preferred Shares, ordinary shares or ADSs (generally, a distribution in excess of 125% of the average annual distributions paid by us in the three preceding taxable years). In addition, you may be subject to an interest charge on such gain or excess distribution. Finally, the 15% maximum rate would not apply to any dividends on our ordinary shares if we are or become a PFIC. You are urged to consult your tax advisor regarding the potential tax consequences to you if we are or become a PFIC, as well as certain elections that may be available to you to mitigate such consequences, such as mark-to-market election or a qualified electing fund election. However, we will not issue the annual statement required in order for U.S. Holders to make a qualified electing fund election.

Controlled Foreign Corporation

We believe that we are not subject to treatment as a controlled foreign corporation, referred to as a CFC. We would be a CFC if U.S. persons that own 10% or more of the voting power of our equity, referred to as “U.S. 10% Shareholders,” in the aggregate own more than 50% of the voting power or the value of our equity. Complex attribution rules apply in determining whether a person is treated as a 10% U.S. Shareholder and whether 10% U.S. Shareholders in the aggregate own more than 50% of the voting power or the value of our equity. Although we do not believe we are a CFC, the principles for applying these tests are not entirely clear and this determination is based on factors beyond our control such as the identity of our shareholders, and in the case of shareholders treated as flow-through entities for U.S. federal income tax purposes, the identities of the owners of such entities. Accordingly, we cannot assure you that we are not or will not become a CFC. If we are a CFC, U.S. 10% Shareholders would be required to include in income their pro rata share of our Subpart F income, which generally is income of a passive nature such as dividends and interest as well as certain income from related-party sales and services, whether or not we actually make a distribution, and would be subject to special rules on disposition of Preferred Shares, ordinary shares or ADSs that may treat all or a portion of any gain as ordinary dividend income. You are urged to consult your tax advisor regarding the potential tax consequences to you if we are or become a CFC.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on dividends paid by us with respect to our Series A Preferred Shares, ordinary shares or ADSs unless the income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. In such cases, you generally will be taxed in the same manner as a U.S. Holder.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our Series A Preferred Shares, warrants, ordinary shares or ADSs unless such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States or the Non-U.S. Holder is a natural person who is present in the United States for 183 days or more and certain other conditions exist. In the first case, the Non-U.S. Holder will be taxed in the same manner as a U.S. Holder. In the second case, the Non-U.S. Holder will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which such Non-U.S. Holder’s U.S.-source capital gains exceed such U.S.-source capital loss.

Dividends and gains that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States generally will be subject to tax in the same manner as they would be if the Non-U.S. Holder were a U.S. Holder, except that the passive foreign investment company rules will not apply. Effectively connected dividends and gains received by a corporate Non-U.S. Holder may also be subject to an additional branch profits tax at a 30% rate or a lower tax treaty rate.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends in respect of our Series A Preferred Shares, ordinary shares or ADSs or the proceeds received on the sale, exchange or redemption of our Series A

Preferred Shares, warrants, ordinary shares or ADSs paid within the United States (and, in certain cases, outside the United States) to U.S. Holders other than certain exempt recipients, such as corporations, and backup withholding tax may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (or otherwise establishes, in the manner provided by law, an exemption from backup withholding) or to report interest and dividends required to be shown on the U.S. Holder’s U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as credit against the U.S. Holder’s U.S. federal income tax liability provided that the appropriate returns are filed.

A Non-U.S. Holder generally may avoid backup withholding by providing certification of its foreign status to the payor, under penalties of perjury, on IRS Form W-8BEN.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Hong Kong Taxation

The following is a description of certain Hong Kong tax matters relating to the purchase, ownership and disposition of the Series A Preferred Shares, warrants to purchase ordinary shares and ordinary shares or ADSs into which the Series A Preferred Shares may be converted or for which the warrants may be exercised.

Under current Hong Kong law, no income tax is charged on dividends or other distributions received by any person in respect of investments in securities in Hong Kong. There is also no tax in Hong Kong on capital gains realized from the disposal of such securities. However, income received and gains realized by any person that are derived from a trade, profession or business carried on in Hong Kong may be subject to Hong Kong profits tax. Liability for Hong Kong profits tax would therefore arise in respect of income received from, or trading gains from the sale of, Series A Preferred Shares, warrants, ordinary shares or ADSs realized by persons in the course of carrying on a business of trading or dealing in securities in Hong Kong. Currently, the charging rate for profits tax is 17.5% for corporations and 16% for unincorporated businesses.

No Hong Kong withholding tax is payable in respect of dividends received or gains realized in Hong Kong.

Any person who effects any sale or purchase of Hong Kong stock, whether as principal or agent, is required to execute a contract note evidencing such sale or purchase and to have the note stamped. Hong Kong stock means stock the transfer of which is required to be registered in Hong Kong. Contract notes incur stamp duty at the rate of HK$1.00 per HK$1,000 or part thereof (i.e., 0.10%) each for the sold note and for the bought note by reference to the value of the consideration paid or payable, or if greater, the value of the Hong Kong stock transferred.

No estate duty will be payable under the Estate Duty Ordinance (Chapter 111) of the Laws of Hong Kong in respect of property situated outside Hong Kong.

The above discussion is a general summary. It does not cover all tax matters that may be of importance to a particular investor. Investors considering the purchase of Series A Preferred Shares and warrants or the purchase of ordinary shares should consult their own tax or other professional advisors about the tax consequences of the acquisition.

PLAN OF DISTRIBUTION

Except as described in the next sentence, we intend to distribute rights certificates and copies of this prospectus to those persons who were holders of our ordinary shares on                     , 2006, the record date for this offering, promptly following the effective date of the registration statement of which this prospectus forms a part. JPMP Funds, QPL and Olympus, each of which participated in our private financing in July 2005, and their affiliates and who collectively own approximately 81.85% of our outstanding ordinary shares, agreed in connection with the private financing that they will not receive any subscription rights. We have not agreed to enter into any standby or other arrangements to purchase any rights or any Series A Preferred Shares or ordinary shares. In addition, we have not entered into any agreements regarding stabilization activities with respect to our securities.

The principal shareholder groups that participated in our private financing in July 2005, who collectively own approximately 81.85% of our outstanding ordinary shares, agreed in connection with the private financing that they will not receive any subscription rights and that the subscription rights are not transferable to them.

We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $20 thousand. We estimate that our total expenses in connection with the rights offering will be approximately $670 thousand.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York, as depositary, issues our American Depositary Shares, or ADSs, evidenced by American Depositary Receipts, or ADRs. Each ADS represents ownership interests in 5 ordinary shares, or the right to receive 5 ordinary shares. The ordinary shares are deposited by us with the Hong Kong office of The Hong Kong and Shanghai Banking Corporation Limited, as the custodian, and such shares are registered in its name in the register of members. Each ADS also represents securities, cash or other property deposited with The Bank of New York or the custodian but not distributed to ADS holders. The Bank of New York’s corporate trust office is located at 101 Barclay Street, New York, New York 10286, United States. The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286, United States. The custodian’s office is currently located at One Queen’s Road, Central, Hong Kong.

You may hold ADSs either directly or indirectly through your broker or other financial institution. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the custodian will actually hold the ordinary shares, you must rely on it to exercise the rights of a shareholder. The obligations of the depositary are set out in a deposit agreement among us, the depositary and you, as an ADS holder. The deposit agreement and the ADRs are governed by New York law.

The following is a summary of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the ADR, forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. In addition, copies of the deposit agreement and the ADR will be available for inspection at the Corporate Trust Office of the depositary. See “Where You Can Find More Information.”

Share Dividends and Other Distributions. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting taxes, its fees and expenses. You will receive the following distributions in proportion to the number of ordinary shares your ADSs represent:

•	Cash. The depositary, as promptly as practicable, will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if the depositary can do so on a reasonable basis and can transfer the U.S. dollars to the United States. Before making a distribution any withholding taxes that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If we pay any cash dividends or other cash distributions in a currency other than U.S. dollars and the relevant exchange rates fluctuate during a time when the depositary cannot convert the relevant foreign currency, you may lose some or all of the value of the distribution.

•	Ordinary Shares. The depositary may, with our approval, and shall, at our request distribute additional ADRs to evidence ADSs, representing any ordinary shares we distribute as a dividend or distribution. The depositary will only distribute ADRs evidencing whole ADSs. It will sell ordinary shares which would require it to issue an ADR evidencing a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADRs, each ADS will also represent, in addition to the existing shares, the new shares.

•	Rights to Receive Additional Shares. If we offer any rights to subscribe for additional ordinary shares or any other rights, the depositary, after consulting with us, will have discretion as to the procedure to be followed in either making these rights available to you or in disposing of such rights and making the net proceeds available to you. If the depositary decides it is not legal or feasible to make these rights or proceeds available to you, the depositary may allow the rights to lapse. In that case, you will receive no value for them.

After consultation with us, if the depositary makes rights available to you, the depositary will exercise the rights and purchase the securities to which the rights relate on your behalf upon your instruction. If the securities issuable upon exercise of the rights are ordinary shares, the depositary will then deposit the ordinary shares and issue ADSs (as evidenced by ADRs) to you, subject to compliance with U.S. securities laws. The depositary will exercise rights if you pay it the exercise price and any other charges that arise from the exercise of the rights. U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of the ADSs issued after exercise of rights. For example, you may not be able to trade the ADSs freely in the United States. The depositary will not offer you rights unless those rights and the securities to which the rights relate are either exempt from registration or have been registered under the Securities Act with respect to a distribution to you. We will have no obligation to register under the Securities Act those rights or the securities to which they relate.

•	Other Distributions. The depositary will, after consultation with us, send to you on a proportionate basis any other securities or property we distribute by any means it thinks is equitable and practical. If it cannot make the distribution in that way, the depositary may, after consultation with us, decide to sell, by public or private sale, such securities or property and distribute the net proceeds, in the same way as it does with cash. In the event that such securities or property are not distributed to you, each ADS thereafter shall also represent such securities or property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. A distribution to ADS holders may be unlawful if, for example, (a) in cash, where any applicable foreign currency then in effect would prohibit it, and (b) in shares or rights, if the underlying securities were not registered or exempt from registration. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. A distribution to ADS holders may be impractical if we did not give timely or sufficient notice to the depositary of the distribution or if the costs of the distribution are far greater than the value the ADS holders stand to get from the distribution. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

•	Conversion of Foreign Currency. When the depositary or the custodian receives foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, the depositary shall, subject to certain conditions, convert the foreign currency to U.S. dollars and distribute the U.S. dollars promptly to you. If such conversion or distribution cannot be effected due to restrictions of any government or agency or if it is not practical, the depositary may distribute the foreign currency or hold such foreign currency uninvested and without liability for accrued interest to you.

Deposit, Withdrawal and Cancellation. The depositary will issue ADSs (as evidenced by ADRs) if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, and upon receipt of proper instructions, the depositary will register the appropriate number of ADSs in the names you request and will deliver ADRs representing such ADSs, as promptly as practicable, at its corporate trust office to the persons you request.

You may surrender your ADRs at the corporate trust office of The Bank of New York. Upon payment of its fees and expenses and of any taxes or governmental charges, the depositary will direct the custodian to deliver the ordinary shares represented by the relevant number of ADSs.

Voting Rights. You may instruct the depositary to vote the ordinary shares underlying your ADSs. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares.

Upon our request in writing, the depositary will notify you of an upcoming shareholders’ meeting and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and

(2) explain how you, if you are a holder on the specified record date, may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Hong Kong and Cayman Islands law and the provisions of our Restated Memorandum of Association and Restated Articles of Association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. If the depositary does not receive instructions from you by the date specified, the depositary will deem you to have instructed it to give a discretionary proxy to the person designated by us and the depositary shall grant such discretionary proxy to us. However, no instruction shall be given by the depositary to us with respect to any matter if we inform the depositary that (1) we do not want the proxy given, (2) substantial opposition exists or (3) the matter materially and adversely affects the rights of holders of ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be no remedy available if your ordinary shares are not voted as you requested.

Fees and Expenses.

ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs	• The execution & delivery of ADRs • The surrender of ADRs
$0.02 (or less) per ADS	• Any cash payment
Registration or transfer fees	• Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares
Expenses of the depositary	• Conversion of foreign currency to U.S. dollars • Cable, telex and facsimile transmission expenses (if expressly provided in the deposit agreement)
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or ordinary share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding	• As necessary
Expenses of the depositary or its agents	• Servicing of ordinary shares or ADSs

Payment of Taxes. You will be responsible for any taxes or other governmental charges payable on your ADRs, ADSs or any ordinary shares underlying your ADSs. The depositary may refuse to transfer your ADRs or allow you to withdraw the ordinary shares underlying your ADSs, and the depositary may withhold any dividends or other distributions, until such taxes or other charges are paid. The depositary may apply such dividends or other distributions or the proceeds of any sale in payment of such tax or other governmental charges. You will remain liable if the proceeds of the sale are not sufficient to pay the taxes. If the depositary sells ordinary shares underlying your ADSs, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid applicable taxes or other governmental charges.

Reclassifications, Recapitalizations and Mergers. If we:

•	change the nominal or par value of our ordinary shares;

•	reclassify, split up or consolidate any of the ordinary shares; or

•	recapitalize, reorganize, merge, consolidate or sell assets affecting us,

then any securities received by the depositary in exchange for or in conversion of ordinary shares currently underlying ADSs will become new deposited securities. Each ADS will automatically represent its share of the new deposited securities in addition to the existing ordinary shares it represents. In such cases, the depositary may issue new ADRs in the case of a dividend of ordinary shares, or ask you to surrender your outstanding ADRs in exchange for new ADRs, specifically identifying the new deposited securities.

Amendment and Termination. We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices a substantial existing right of ADR holders, such amendment will only become effective upon 30-day notice by the depositary. At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADRs and the agreements as amended.

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if it has told us and you that it would like to resign and we have not appointed a new depositary within 90 days. In both cases, the depositary must notify you at least 90 days before termination.

After termination, the depositary and its agents will be required to do only the following under the deposit agreement:

•	collect dividends and other distributions on ordinary shares;

•	sell rights and other property as provided in the deposit agreement; and

•	deliver deposited securities together with any related dividends or other distributions received and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the depositary.

One year after termination, the depositary may sell any remaining deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash and with respect to indemnification. Our only obligations after termination will be with respect to indemnification and to pay any unpaid fees and expenses to the depositary.

Limitations on Obligations and Liability to ADS Holders. The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the agreement;

•	are not liable if either of us exercises discretion permitted under the agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party which would involve expense or liability unless satisfactory indemnity is provided; and

•	may rely upon any documents or advice or information by any person we believe in good faith to be competent to give such advice or information.

We and the depositary agreed to indemnify each other under circumstances described in the deposit agreement.

Requirements for Depositary Actions. Before the depositary will issue or register transfer of an ADS, make a distribution on an ADS or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with laws or governmental regulations relating to ADSs or the withdrawal of deposited securities and any such reasonable regulations, if any, the depositary may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

The depositary may refuse to deliver, transfer, or register transfers of ADSs generally when our books or the depositary’s books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs. You have the right to surrender your ADSs and withdraw the underlying ordinary shares at any time except:

•	when temporary delays arise because we or the depositary have closed our transfer books or the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	when you or other ADR holders seeking to withdraw ordinary shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs. Subject to the provisions of the deposit agreement, the depositary may issue ADRs before deposit of the underlying ordinary shares. This is called a pre-release of ADRs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADRs even if the ADRs are cancelled before the pre-release transaction has been terminated. A pre-release is terminated as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADRs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer, as the case may be:

b.	owns the ordinary shares or ADRs to be remitted;

c.	assigns all beneficial rights, title and interest in the ordinary shares or the ADRs to the depository in its capacity as such and for the benefit of the holders of the ADSs; and

d.	will not take any action with respect to the ordinary shares or ADRs that is inconsistent with the transfer of beneficial ownership including, without the consent of the depositary, disposing of the ordinary shares or ADRs, other than in satisfaction of the pre-release.

•	the pre-release must be fully collateralized with cash, U.S. government securities or such other collateral that the depositary determines, in good faith, will provide substantially similar liquidity and security;

•	the depositary must be able to terminate the pre-release on not more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

In addition, the depositary will limit the number of ordinary shares not deposited but represented by ADSs that may be outstanding at any time as a result of pre-release. However, the depositary may disregard the limit from time to time as it deems reasonably appropriate.

LEGAL MATTERS

The validity of the Series A Preferred Shares and ordinary shares offered by this prospectus will be passed upon for us by Maples and Calder. The validity of the warrants and certain other matters as to United States law will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended April 30, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the estimated costs and expenses in connection with the issuance and distribution of the securities being registered. All amounts indicated are estimates (other than the U.S. Securities and Exchange Commission registration fee):

U.S. Securities and Exchange Commission registration fee	$712
Nasdaq listing fee	—
Blue Sky fees	6,500
Depositary fees	50,000
Legal fees and expenses of the registrant	200,000
Accounting fees and expenses	100,000
Printing fees	100,000
Other fees and expenses	20,000
Total	$477,212

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F and current reports on Form 6-K, with the U.S. Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the proxy rules under Section 14 or the short-swing insider profit disclosure rules under Section 16 of the Exchange Act. You may read and copy any of our filings with the SEC at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may also obtain copies of this information at prescribed rates by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, you can review copies of some of our filings and the registration statement through the SEC’s “EDGAR” (Electronic Data Gathering, Analysis and Retrieval) System, available on the SEC’s website (http://www.sec.gov).

The Securities and Exchange Commission allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Securities and Exchange Commission prior to the date of this prospectus. The following documents filed with the Securities and Exchange Commission are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 20-F for the fiscal year ended April 30, 2005;

2.	Our Report on Form 6-K for the fiscal quarter ended July 31, 2005;

3.	Our Report on Form 6-K for the fiscal quarter ended October 31, 2005;

4.	Our Report on Form 6-K filed on August 26, 2005; and

5.	Our Report on Form 6-K filed on November 1, 2005.

We have filed with the SEC a registration statement on Form F-1, of which this prospectus is a part, under the Securities Act with respect to the subscription rights offered hereby and the Series A Preferred Shares, warrants and ordinary shares issuable in connection therewith. This prospectus does not contain all of the information included in the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We will furnish the depositary with all notices of shareholders’ meetings and other reports and communications in English that we make generally available to our shareholders. The depositary will make available for inspection by holders of record of our ADRs any notices, reports or communications that it has received from us as the holder of our ordinary shares deposited with it and which have been made generally available to our shareholders and will upon our request mail to all holders of record of our ADRs copies of such notices, reports and communication.

You may request a free copy of any and all of the information that we file with the SEC by written or oral request at ASAT, Inc., 6701 Koll Center Parkway, Suite 200, Pleasanton, California, 94566, Attention: Investor Relations, telephone (925) 398-0400.

You may also access our reports and documents via the world wide web at http://www.asat.com/investor/sec.php.

ENFORCEABILITY OF CIVIL LIABILITIES

We are duly incorporated as a limited liability company under the laws of the Cayman Islands. A majority of our directors and officers reside outside the United States. All or a substantial portion of our assets and the assets of our directors and officers are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or such persons or to enforce, in the United States courts, judgment against us or such persons or judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our Cayman Islands counsel, Maples and Calder, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matters and was not obtained in a manner, and is not a kind of judgment, the enforcement of which is contrary to the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will (1) recognize or enforced judgment of the United States courts predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) in original actions brought in the Cayman Islands, impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, on the grounds that such provisions are penal in nature.

A Cayman Islands court may stay proceedings if concurrent proceedings are being sought elsewhere.

ASAT HK is incorporated in Hong Kong under the Companies Ordinance, Chapter 32 of the Laws of Hong Kong. All of ASAT HK’s directors and its executive officers reside in Hong Kong. All or a substantial portion of the assets of such persons and ASAT HK are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or ASAT HK or to enforce against them in U.S. court judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, judgments of courts in the United States, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States, are not enforceable in Hong Kong as of right and enforceability is subject to the discretion of the Hong Kong courts. Moreover, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States, the United Kingdom, Japan or most western countries.

ASAT HOLDINGS LIMITED

66,543 Rights to Purchase 66,543 Units

Each Unit Consisting of One Share of

Series A Preferred Shares and One Warrant to

Purchase 50 Ordinary Shares

PROSPECTUS

            , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Article 129 of the Restated Articles of Association of ASAT Holdings Limited permits us to indemnify officers and directors for losses, damages, costs and expenses incurred in their capacities as such if they acted in good faith and in a manner they reasonably believed to be in our best interests, and in any criminal action, if they had no reasonable cause to believe their conduct was unlawful. If the director or officer is found liable by the court, we may indemnify him only if the court determines that the director or officer is fairly and reasonably entitled to indemnity. In addition, on October 13, 2005 the Board of Directors of ASAT Holdings Limited approved a form of indemnification agreement which the company may enter into with its officers and directors.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the fiscal quarter ended January 31, 2004, ASAT Holdings Limited’s wholly-owned finance subsidiary, New ASAT (Finance) Limited, issued $150 million aggregate principal amount of 9.25% senior notes due in February 2011, which notes accrue semi-annual interest payable on February 1 and August 1 of each year beginning on August 1, 2004. We sold $150 million aggregate principal amount of our 9.25% senior notes to the initial purchaser, Citigroup Global Markets Limited, at a price of 97.5% of the principal amount thereof, for resale to certain institutional investors pursuant to Rule 144A under the Securities Act of 1933, as amended, or Securities Act, and to non-U.S. persons in transactions outside the United States in reliance on Regulation S of the Securities Act.

The 9.25% senior notes are unsecured and guaranteed on a senior unsecured basis by ASAT Holdings Limited and certain of its subsidiaries which are “restricted subsidiaries” as defined in the indenture for the 9.25% senior notes. The indenture for the 9.25% senior notes contains certain covenants that will, among other things, restrict the ability of ASAT Holdings Limited and its restricted subsidiaries to borrow money, pay dividends on or repurchase capital stock and make certain other restricted payments or investments, sell assets or enter into mergers or consolidations and create liens on assets. The 9.25% senior notes are redeemable prior to February 1, 2008, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages and additional amounts, if any, plus a make-whole amount and on or after February 1, 2008 at the various redemption prices set out in the indenture for the 9.25% senior notes.

We have filed a registration statement on Forms F-4 and S-4 with the SEC to register the exchange of the original senior notes for identical senior notes which are registered under the Securities Act in order to satisfy our obligations under a registration rights agreement that we entered into in connection with the sale of the original senior notes. In March, 2005, we completed the exchange offer of the original senior notes for the registered senior notes.

In July 2005 we entered into a settlement agreement with Freescale Semiconductor, Inc. In connection with the settlement agreement, we issued to Freescale Semiconductor, Inc. a 5-year warrant to purchase 10,937,500 of our ordinary shares, which is the equivalent of 2,187,500 ADSs, in reliance on Section 4(2) of the Securities Act.

On July 31, 2005, we entered into a Securities Purchase Agreement with QPL Limited and J.P. Morgan Partners affiliated funds providing for the issuance and sale of 300,000 of our Series A Preferred Shares for a total price of $15 million and the issuance of five-year warrants for a total of 20 million ordinary shares exercisable at a price of $0.01 per share, of which a total of 5 million ordinary shares were an arrangement fee. Olympus-ASAT II, L.L.C. subsequently became a party to the Securities Purchase Agreement. This financing closed on October 27, 2005. The Series A Preferred Shares and warrants were issued in reliance on Section 4(2) of the Securities Act.

On July 31, 2005 we entered into a purchase money loan facility with J.P. Morgan Partners affiliated funds providing for up to $15 million of loans. In connection with the closing of the purchase money loan agreement on October 27, 2005, we issued five-year warrants for a total of 5 million ordinary shares exercisable at a price of $0.01 per share as an arrangement fee. On January 25, 2006, we borrowed the first $10.0 million tranche of loans under the purchase money loan agreement. In connection with that borrowing, we issued five-year warrants for total of 15,668,170 ordinary shares exercisable of an exercise price of $0.01 per share. The warrants were issued in reliance on Section 4(2) of the Securities Act.

ITEM 8. EXHIBITS.

The following is a list of all exhibits filed as a part of this registration statement on Forms F-1, including those incorporated by reference:

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
3.1	Restated Memorandum of Association of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

3.2	Restated Articles of Association of ASAT Holdings Limited, as amended	Registrant’s Report on Form 6-K filed on January 11, 2006

4.1	Form of Deposit Agreement between ASAT Holdings Limited and The Bank of New York	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

4.2	Form of ADR	Included in Exhibit 4.1

4.3	Form of specimen certificate representing ordinary shares of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

4.4	Indenture dated as of January 26, 2004 between New ASAT (Finance) Limited, ASAT Holdings Limited and its subsidiaries and The Bank of New York, as trustee.	Registrant’s Annual Report on Form 20-F filed on July 9, 2004

4.5	Form of 9.25% Senior Note due 2011	Included in Exhibit 4.4

4.6	Form of specimen certificate representing preferred shares of ASAT Holdings Limited	Filed previously

4.7	Form of Subscription Rights Certificate	Filed previously

4.8	Warrant Agreement	Filed previously

4.9	Form of Warrant	Included in Exhibit 4.8

5.1	Opinion of Maples and Calder	To be filed by amendment

5.2	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation	To be filed by amendment

10.1	ASAT Holding Limited Stock Option Plan	Registrant’s Registration Statement on Form S-8 filed on February 13, 2001 (Registration No. 333-55464)

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC

10.2	Form of ASAT Holdings Non-Qualified Stock Option Agreement	Registrant’s Registration Statement on Form S-8 filed on February 13, 2001 (Registration No. 333-55464)

10.3	Supply Agreement dated March 8, 2001 entered into among ASAT Limited, Talent Focus Limited and QPL Limited	Registrant’s Annual Report on Form 20-F filed on June 28, 2002

10.4	Amended and Restated Shareholders Agreement, dated as of November 10, 2005, by and among ASAT Holdings Limited and the shareholders party thereto.	Registrant’s Report on Form 6-K filed on January 11, 2006

10.5	Lease Agreement dated as of August 8, 2002 between Dongguan Changan County Changshi Development Company and Timerson Limited	Registrant’s Annual Report on Form 20-F filed on July 28, 2003

10.6	Supply Agreement dated as of May 1, 2004 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited.	Registrant’s Annual Report on Form 20-F filed on August 2, 2005

10.7	Lease Agreement dated as of May 7, 2004 among Dongguan Changan County Changshi Development Company, Dongguan Changan Leyiwen Semi-Conductor Testing Factory (Dongguan Changan ASAT Semiconductor Assembly and Test Factory) and Timerson Limited	Registrant’s Annual Report on Form 20-F filed on July 9, 2004

10.8	Amended and Restated Supply Agreement dated as of October 27, 2005 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited.	Registrant’s Report on Form 6-K filed on January 11, 2006

10.9	Purchase Money Loan Agreement dated as of July 31, 2005 among ASAT Holdings Limited, the Lenders named therein and J.P. Morgan Partners Asia LDC	Registrant’s Annual Report on Form 20-F filed on August 2, 2005

10.10	Amended and Restated Securities Purchase Agreement dated as of October 27, 2005 among ASAT Holdings Limited and the purchasers party thereto	Registrant’s Report on Form 6-K filed on January 11, 2006

10.11	Severance Agreement and Mutual Release, dated as of October 26, 2005, by and between Harry R. Rozakis and ASAT Holdings Limited	Registrant’s Report on Form 6-K filed on January 11, 2006

12.1	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	Filed previously

21.1	Subsidiaries of the Company	Filed previously

23.1	Consent of Arthur Andersen & Co	Omitted pursuant to Rule 437a

23.2	Consent of PricewaterhouseCoopers	Contained herein

23.3	Consent of Maples and Calder	Included in Exhibit 5.1

23.4	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation	Included in Exhibit 5.2

24.1	Power of Attorney	Filed previously

99.1	Instruction for Use of Subscription Rights Certificate	Filed previously

99.2	Notice of Guaranteed Delivery	Filed previously

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC

99.3	Letter to Record Holders	Filed previously

99.4	Letter to Brokers	Filed previously

99.5	Letter to Beneficial Owners for Brokers	Filed previously

99.6	Form of Nominee Holder Certification	Filed previously

(b) Financial Statement Schedules: All schedules have been omitted because they are not applicable or not required.

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1993:

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8-A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the charter provision, by law, contract, arrangements, statute or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, on March 24 , 2006.

ASAT HOLDINGS LIMITED

By:	/s/ ROBERT J. GANGE
Name:	Robert J. Gange
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ROBERT J. GANGE Robert J. Gange	President and Chief Executive Officer (Principal Executive Officer)	March 24, 2006

* Arthur Tsui	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 24, 2006

* Bella Peck Lim Chhoa	Director	March 24, 2006

* Kei W. Chua	Director	March 24, 2006

* Tung Lok Li	Director	March 24, 2006

* Andrew Liu	Director	March 24, 2006

* Joseph A. Martin	Director	March 24, 2006

* Henry C. Montgomery	Director and Chairman of the Board	March 24, 2006

* Stephen M. Shaw	Director	March 24, 2006

* Eugene Suh	Director	March 24, 2006

Signature	Title	Date

* Glen G. Possley	Director	March 24, 2006

*By:	/S/ ROBERT J. GANGE
Robert J. Gange Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the undersigned on the 24 day of March, 2006.

Name

/s/ FE G. MALIWAT
Fe G. Maliwat

ASAT HOLDINGS LIMITED

REGISTRATION STATEMENT ON FORM F-1

INDEX TO EXHIBITS

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
3.1	Restated Memorandum of Association of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

3.2	Restated Articles of Association of ASAT Holdings Limited, as amended	Registrant’s Report on Form 6-K filed on January 11, 2006

4.1	Form of Deposit Agreement between ASAT Holdings Limited and The Bank of New York	Registrant’s Registration Statement on Form F 1 filed on July 7, 2000 (Registration No. 333-12124)

4.2	Form of ADR	Included in Exhibit 4.1

4.3	Form of specimen certificate representing ordinary shares of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

4.4	Indenture dated as of January 26, 2004 between New ASAT (Finance) Limited, ASAT Holdings Limited and its subsidiaries and The Bank of New York, as trustee.	Registrant’s Annual Report on Form 20-F filed on July 9, 2004

4.5	Form of 9.25% Senior Note due 2011	Included in Exhibit 4.4

4.6	Form of specimen certificate representing preferred shares of ASAT Holdings Limited	Filed previously

4.7	Form of Subscription Rights Certificate	Filed previously

4.8	Warrant Agreement	Filed previously

4.9	Form of Warrant	Included in Exhibit 4.8

5.1	Opinion of Maples and Calder	To be filed by amendment

5.2	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation	To be filed by amendment

10.1	ASAT Holding Limited Stock Option Plan	Registrant’s Registration Statement on Form S-8 filed on February 13, 2001 (Registration No. 333-55464)

10.2	Form of ASAT Holdings Non-Qualified Stock Option Agreement	Registrant’s Registration Statement on Form S-8 filed on February 13, 2001 (Registration No. 333-55464)

10.3	Supply Agreement dated March 8, 2001 entered into among ASAT Limited, Talent Focus Limited and QPL Limited	Registrant’s Annual Report on Form 20-F filed on June 28, 2002

10.4	Amended and Restated Shareholders Agreement, dated as of November 10, 2005, by and among ASAT Holdings Limited and the shareholders party thereto.	Registrant’s Report on Form 6-K filed on January 11, 2006

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
10.5	Lease Agreement dated as of August 8, 2002 between Dongguan Changan County Changshi Development Company and Timerson Limited	Registrant’s Annual Report on Form 20-F filed on July 28, 2003

10.6	Supply Agreement dated as of May 1, 2004 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited.	Registrant’s Annual Report on Form 20-F filed on August 2, 2005

10.7	Lease Agreement dated as of May 7, 2004 among Dongguan Changan County Changshi Development Company, Dongguan Changan Leyiwen Semi-Conductor Testing Factory (Dongguan Changan ASAT Semiconductor Assembly and Test Factory) and Timerson Limited	Registrant’s Annual Report on Form 20-F filed on July 9, 2004

10.8	Amended and Restated Supply Agreement dated as of October 27, 2005 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited.	Registrant’s Report on Form 6-K filed on January 11, 2006

10.9	Purchase Money Loan Agreement dated as of July 31, 2005 among ASAT Holdings Limited, the Lenders named therein and J.P. Morgan Partners Asia LDC	Registrant’s Annual Report on Form 20-F filed on August 2, 2005

10.10	Amended and Restated Securities Purchase Agreement dated as of October 27, 2005 among ASAT Holdings Limited and the purchasers party thereto	Registrant’s Report on Form 6-K filed on January 11, 2006

10.11	Severance Agreement and Mutual Release, dated as of October 26, 2005, by and between Harry R. Rozakis and ASAT Holdings Limited	Registrant’s Report on Form 6-K filed on January 11, 2006

12.1	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	Filed previously

21.1	Subsidiaries of the Company	Filed previously

23.1	Consent of Arthur Andersen & Co	Omitted pursuant to Rule 437a

23.2	Consent of PricewaterhouseCoopers	Contained herein

23.3	Consent of Maples and Calder	Included in Exhibit 5.1

23.4	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation	Included in Exhibit 5.2

24.1	Power of Attorney	Filed previously

99.1	Instruction for Use of Subscription Rights Certificate	Filed previously

99.2	Notice of Guaranteed Delivery	Filed previously

99.3	Letter to Record Holders	Filed previously

99.4	Letter to Brokers	Filed previously

99.5	Letter to Beneficial Owners for Brokers	Filed previously

99.6	Form of Nominee Holder Certification	Filed previously